Exhibit 10.1

EXECUTION VERSION

Deal CUSIP No. 48562MAM2

Revolver CUSIP No. 48562MAN0

Term Loan A-1 CUSIP No. 48562MAP5

Term Loan A-2 CUSIP No. 48562MAQ3

SECOND AMENDED AND RESTATED

CREDIT AGREEMENT

Dated as of June 1, 2015

among

KAPSTONE KRAFT PAPER CORPORATION,

as the Borrower,

KAPSTONE PAPER AND PACKAGING CORPORATION,

as the Parent,

THE SUBSIDIARIES OF THE BORROWER IDENTIFIED HEREIN,

as Guarantors,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and L/C Issuer,

and

THE OTHER LENDERS PARTY HERETO

BARCLAYS BANK PLC

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as co-Syndication Agents

and

COMPASS BANK,

FIFTH THIRD BANK,

TD BANK, N.A.

and

SUMITOMO MITSUI BANKING CORPORATION

as co-Documentation Agents

Arranged By:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

BARCLAYS BANK PLC,

and

WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers and Joint Bookrunners

i

5.07	Ownership of Properties; Liens	81
5.08	Equity Ownership; Subsidiaries	81
5.09	ERISA Compliance	82
5.10	Investment Company Act	82
5.11	Regulation U	82
5.12	Taxes	82
5.13	Solvency, etc.	82
5.14	Environmental Matters	83
5.15	Insurance	83
5.16	Real Property	83
5.17	Information	83
5.18	Intellectual Property	84
5.19	Labor Matters	84
5.20	No Default	84
5.21	Related Agreements, etc.	84
5.22	Casualty, Etc.	85
5.23	Collateral Documents	85
5.24	[Reserved]	85
5.25	OFAC	85
5.26	Anti-Corruption Laws	85
ARTICLE VI AFFIRMATIVE COVENANTS		85
6.01	Reports, Certificates and Other Information	85
6.02	Certificates; Other Information	86
6.03	Books, Records and Inspections	88
6.04	Maintenance of Property; Insurance	88
6.05	Compliance with Laws; Payment of Taxes and Liabilities	89
6.06	Maintenance of Existence, etc.	90
6.07	Use of Proceeds	90
6.08	ERISA Compliance	90
6.09	Environmental Matters	90
6.10	Further Assurances	90
6.11	Deposit Accounts	91
6.12	Compliance with Terms of Leaseholds	91
6.13	[Reserved]	91
6.14	Post-Closing Obligations	91
ARTICLE VII NEGATIVE COVENANTS		91
7.01	Debt	92
7.02	Liens	93
7.03	Operating Leases	94
7.04	Restricted Payments	95
7.05	Mergers, Consolidations, Acquisitions, Sales	95
7.06	Modification of Organization Documents	96
7.07	Transactions with Affiliates	96
7.08	Reserved	96
7.09	Inconsistent Agreements	96
7.10	Business Activities; Issuance of Equity	97

7.11	Investments	97
7.12	Restriction of Amendments to Certain Documents	98
7.13	Accounting Changes; Fiscal Year	98
7.14	Financial Covenants	98
7.15	Prepayments, Etc. of Debt	99
7.16	Amendment, Etc. of Debt	99
7.17	Use of Proceeds	99
7.18	Holding Company	99
7.19	Sanctions	100
7.20	Anti-Corruption Laws	100
ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		100
8.01	Events of Default	100
8.02	Remedies Upon Event of Default	102
8.03	Application of Funds	102
ARTICLE IX ADMINISTRATIVE AGENT		103
9.01	Appointment and Authority	103
9.02	Rights as a Lender	104
9.03	Exculpatory Provisions	104
9.04	Reliance by Administrative Agent	105
9.05	Delegation of Duties	105
9.06	Resignation of Administrative Agent	105
9.07	Non-Reliance on Administrative Agent and Other Lenders	107
9.08	No Other Duties, Etc.	107
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding	107
9.10	Collateral and Guaranty Matters	108
9.11	Secured Cash Management Agreements and Secured Hedge Agreements	109
9.12	Lenders’ Enforcement Rights	109
ARTICLE X GUARANTY		110
10.01	The Guaranty	110
10.02	Obligations Unconditional	110
10.03	Reinstatement	111
10.04	Certain Additional Waivers	111
10.05	Remedies	111
10.06	Rights of Contribution	112
10.07	Guarantee of Payment; Continuing Guarantee	113
10.08	Keepwell	113
ARTICLE XI MISCELLANEOUS		113
11.01	Amendments, Etc.	113
11.02	Notices; Effectiveness; Electronic Communications	116
11.03	No Waiver; Cumulative Remedies	118
11.04	Expenses; Indemnity; Damage Waiver	118
11.05	Payments Set Aside	120
11.06	Successors and Assigns	120
11.07	Treatment of Certain Information; Confidentiality	126
11.08	Right of Setoff	127
11.09	Interest Rate Limitation	127

11.10	Counterparts; Integration; Effectiveness	127
11.11	Survival of Representations and Warranties	128
11.12	Severability	128
11.13	Replacement of Lenders	128
11.14	Governing Law; Jurisdiction; Etc.	129
11.15	Waiver of Jury Trial	130
11.16	No Advisory or Fiduciary Responsibility	130
11.17	Electronic Execution of Assignments and Certain Other Documents	131
11.18	USA PATRIOT Act Notice	131
11.19	Amendment and Restatement	131
11.20	New Lenders	132
11.21	Collateral Releases and Recapture	132

SIGNATURES		S-1

SCHEDULES

1.01	Existing Letters of Credit
2.01	Commitments and Applicable Percentages
5.08	Ownership of Loan Parties and Subsidiaries
5.12	Taxes
5.14	Environmental Matters
5.16	Real Property
5.19	Labor Matters
5.22	Casualty, Etc.
6.14	Post-Closing Obligations
7.01	Existing Debt
7.02	Existing Liens
7.11	Investments
7.18	Holding Company Contracts
11.02	Administrative Agent’s Office, Certain Addresses for Notices
11.06(g)	Voting Participants

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term A-1 Note
C-2	Term A-2 Note
C-3	Incremental Term Note
C-4	Revolving Credit Note
C-5	Swing Line Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F	Security Agreement
G	Secured Party Designation Notice
H 1-4	U.S. Tax Compliance Certificates
I	Permitted Loan Purchase and Assignment

v

SECOND AMENDED AND RESTATED

CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of June 1, 2015 among KAPSTONE KRAFT PAPER CORPORATION, a Delaware corporation (the “Borrower”), KAPSTONE PAPER AND PACKAGING CORPORATION, a Delaware corporation (the “Parent”), certain subsidiaries of the Borrower identified on the signature pages hereto as Guarantors and such other subsidiaries of the Borrower as may from time to time become party hereto, as Guarantors, the lenders from time to time party hereto (the “Lenders”) and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

PRELIMINARY STATEMENTS:

WHEREAS, the Borrower, the Guarantors party thereto, the Lenders party thereto and Bank of America, N.A., as administrative agent, have entered into that certain Amended and Restated Credit Agreement dated as of July 18, 2013 (as amended or modified from time to time prior to the date hereof, the “Existing Credit Agreement”); and

WHEREAS, the parties hereto wish to amend and restate the Existing Credit Agreement to (a) make available to the Borrower increased and extended term loans and Revolving Credit Commitments and (b) make certain other amendments and modifications, all as more fully set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01                        Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Account Debtor” has the meaning set forth in the Security Agreement.

“Account or Accounts” has the meaning set forth in the UCC.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Securities of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

“Additional Credit Extension Amendment” means an amendment to this Agreement (which may be in the form of an amendment and restatement), including an Incremental Term Loan Lender Joinder Agreement, in form reasonably satisfactory to the Administrative Agent providing for Incremental Term

Loans, Extended Term Loans or Extended Revolving Credit Commitments in accordance with the terms of this Agreement.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent Fee Letter” means, collectively, (a) the fee letter, dated as of June 10, 2013 among the Borrower, the Administrative Agent and MLPFS, as amended and (b) the fee letter, dated as of May 4, 2015, among the Borrower, the Administrative Agent and MLPFS, as amended.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means with respect to any Lender at any time (a) with respect to such Lender’s portion of the outstanding Term Loans of any Class at any time, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of the Term Loans of such Class held by such Lender at such time and (b) with respect to the Revolving Credit Facility, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.15.  If the commitment of each Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender in respect of the Revolving Credit Facility, the Term Loan A-1 and the Term Loan A-2 is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, (a) with respect to the Term Loans of any Class other than the Term Loan A-1 or the Term Loan A-2, any percentage(s) per annum set forth in the related Additional Credit Extension Amendment, and (b) with respect to the Term Loan A-1, the Term Loan A-2 and the Revolving Credit Facility, the applicable percentage per annum set forth below determined by reference to the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate

		Revolving Credit Facility and Term Loan A-1				Term Loan A-2
Pricing Level	Total Leverage Ratio	Base Rate Loans	Eurodollar Rate Loans	Unused Fee	Letter of Credit Fee	Base Rate Loans	Eurodollar Rate Loans
I	> 3.00x	0.75%	1.75%	0.30%	1.75%	0.875%	1.875%
II	> 2.50x but < 3.00x	0.50%	1.50%	0.275%	1.50%	0.625%	1.625%
III	>2.00 x but < 2.50x	0.25%	1.25%	0.25%	1.25%	0.375%	1.375%
IV	> 1.50x but < 2.00x	0.125%	1.125%	0.225%	1.125%	0.25%	1.25%
V	<1.50x	0%	1.00%	0.20%	1.00%	0.125%	1.125%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that (a) if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level I shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the first Business Day immediately following the date such Compliance Certificate is delivered and (b) the Applicable Rate in effect from the Closing Date to the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a) for the fiscal quarter ending September 30, 2015 shall be determined based upon Pricing Level I.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Revolving Credit Percentage” means with respect to any Lender at any time, such Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means MLPFS, Barclays and Wells Fargo Securities, each in its capacity as joint lead arranger and joint bookrunner.

“Asset Disposition” means the sale, lease, assignment or other transfer for value by any Loan Party to any Person (other than a Loan Party) of any asset or right of such Loan Party (including, the loss, destruction or damage of any portion thereof or any actual condemnation, confiscation, requisition, seizure or taking thereof) other than dispositions permitted pursuant to clauses (i) — (iii), (v) and (vi) of Section 7.05(b).

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of (a) the Parent and its Subsidiaries for the Fiscal Years ended December 31, 2012, December 31, 2013 and December 31,

2014 and (b) Target and its Subsidiaries for the Fiscal Years ended December 31, 2012, December 31, 2013 and December 31, 2014, in each case along with the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Years, including the notes thereto.

“Availability” means the amount by which the Revolving Credit Facility exceeds the sum of (x) the Outstanding Amount of Revolving Credit Loans plus (y) the Outstanding Amount of Swing Line Loans plus (z) the Outstanding Amount of L/C Obligations.

“Availability Period” means, in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Available Cash” means, as of any date, unrestricted available cash and Cash Equivalent Investments of the Parent, the Borrower and the Guarantors on a consolidated basis that as of such date are not otherwise required to be applied to, or held as Cash Collateral for, any Obligations pursuant to this Agreement or any other Loan Document.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Rate plus 1.00%; provided that, in no event shall the “Base Rate” be less than 0%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Barclays” means Barclays Bank PLC.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Borrower, including expenditures in respect of Capital Leases, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations, warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests) or any other equivalent of such ownership interest.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalent Investment” means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by S&P or P-l by Moody’s, (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by any Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c) ) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder and (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by the Administrative Agent.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, credit card processing, purchase card, ACH transactions, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that (a) at the time it enters into a Cash Management Agreement (or, if later, on the Closing Date), is a Lender or an Affiliate of a Lender (even if such Person or its Affiliate thereafter ceases to be a Lender) and (b) has delivered a Secured Party Designation Notice to the Administrative Agent on or before the date on which such determination is being made.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Change of Control” means the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 35% of the Capital Securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully diluted basis; provided that the acquisition by any one or more Exempt Persons (as defined below) (acting singly or in concert) of the “beneficial ownership” of 35% or more of the Capital Securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully diluted basis shall not be a Change of Control; or (b) Parent shall cease to own and control 100% of each class of the outstanding Capital Securities of the Borrower. For purposes of the foregoing, “Exempt Person” means each member of the class consisting of:  (i) Roger Stone, (ii) Matthew Kaplan and (iii) so long as voting control is retained by such Person, any spouse, lineal descendant, parent or sibling of such Person, or any trust or similar estate planning entity controlled by such Person or whose beneficiaries or owners are solely comprised of such Person’s spouse, lineal descendant, parent or sibling.

“Charleston IDR Bonds” means (a) that certain Industrial Development Revenue Bond, Series 1998 (Westvaco Corporation Project) in favor of KapStone Charleston Kraft LLC evidencing $420,000,000 owing by Charleston County, South Carolina, dated as of October 30, 1998 and (b) that certain Industrial Development Revenue Bond, Series 1998 (Cogen South L.L.C. Project) in favor of KapStone Charleston Kraft LLC (pursuant to assignment from Cogen South L.L.C.) evidencing $160,000,000 owing by Charleston County, South Carolina, dated as of December 15, 1998.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Lenders under the Revolving Credit Facility or Lenders holding a portion of a Class of Term Loans, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments or Commitments with respect to a particular Class of Term Loans and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans, the Term Loan A-1, the Term Loan A-2, Extended Term Loans (with the same economic terms and amortization schedule) or Incremental Term Loans (with the same economic terms and amortization schedule).

“Chip Mill Outsourcings” means, collectively, the South Carolina Chip Mill Outsourcing and the Roanoke Rapids Chip Mill Outsourcing.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Closing Date Material Adverse Effect” means any fact, occurrence, condition, circumstance, change or effect that, when taken together with all other changes or effects, has had or would reasonably be expected to have a material adverse effect on the assets, results of operations or financial condition of the Acquired Companies taken as a whole, other than any change or effect arising out of, resulting from or attributable to: (i) economic conditions or the Acquired Companies’ industry or industry sector, including changes in commodity prices, (ii) political conditions generally of the United States or any other jurisdictions in which the Acquired Companies operate, (iii) the securities markets, credit markets, currency markets or other financial markets (including changes in interest rates and the availability of financing), (iv) changes in Requirements of Laws or GAAP, (v) any acts of God, (vi) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, (vii) the entry into and announcement of the Purchase Agreement and the consummation of the transactions contemplated thereby (except with respect to the matters described in Section 5.2(b) thereof), or (viii) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, that any change or effect referred to in clauses (i) through (vi) above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent such change or effect has a disproportionate effect on the Acquired Companies, taken as a whole, compared to other participants in the industries in which the Acquired Companies operate.  Capitalized terms used herein, but not defined herein, shall have the meanings given in the Victory Purchase Agreement. Notwithstanding anything to the contrary herein, the interpretation of the definition of “Closing Date Material Adverse Effect” (and whether or not a “Closing Date Material Adverse Effect” has occurred) shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, except for any such laws that would require the application of the laws of any other jurisdiction

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the holders of the Obligations.

“Collateral Documents” means, collectively, the Security Agreement; any Deposit Account Control Agreement; each other collateral assignment, security agreement, pledge agreement or other similar agreement delivered to the Administrative Agent pursuant to Section 6.10; and each other agreement, instrument or document that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the holders of the Obligations.

“Collateral Reinstatement Date” has the meaning assigned to the term in Section 11.21.

“Collateral Reinstatement Event” has the meaning assigned to the term in Section 11.21.

“Collateral Suspension Date” has the meaning assigned to the term in Section 11.21.

“Collateral Suspension Period” means the period of time commencing on the Collateral Suspension Date and ending upon the occurrence of a Collateral Reinstatement Date.

“Collateral Suspension Ratings Level” means the condition deemed to occur at any time at which Parent has achieved (x) a corporate family credit rating of at least Baa3 by Moody’s or (y) a corporate credit rating of at least BBB- by S&P; provided that, if the Parent has only achieved one such corporate credit/family rating described in clause (x) or (y), the Parent must be rated no more than one level below such corporate credit/family rating at the other applicable rating agency.

“Commitment” means, as to each Lender, the Revolving Credit Commitment of such Lender, the Term Loan A-1 Commitment of such Lender, the Term Loan A-2 Commitment of such Lender and/or the Incremental Term Loan Commitment of such Lender.

“Committed Loan Notice” means a notice of (a) a Borrowing of (i) Revolving Credit Loans or (ii) a Term Loan, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Income” means, with respect to the Parent and its Subsidiaries for any period, the net income (or loss) of the Parent and its Subsidiaries for such period, excluding any gains or losses from discontinued operations.

“Contingent Liability” means, with respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor or (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) induces the issuance of any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability which is in the form of a guaranty of Debt shall (subject to the limitation set forth below and any other limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.  The amount of any Contingent Liability which is not in the form of a guaranty of Debt shall be equal to the reasonably anticipated maximum amount of such Contingent Liability as determined by such Person in good faith.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business, but including earn-outs, to the extent such obligations are no longer contingent), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), (f) net obligations under all Hedging Obligations of such Person, (g) all Contingent Liabilities of such Person (excluding, for the avoidance of doubt, Contingent Liabilities with respect to the obligation of the Target to become subject to the Escrowed Lease Agreements (as defined under the Victory Purchase Agreement), upon effectiveness thereof), (h) all Debt of any partnership of which such Person is a general partner, (i) the principal portion of all obligations of such Person under Synthetic Lease Obligations and other Off-Balance Sheet Liabilities (excluding Operating Leases to the extent they would otherwise be included) and (j) any Capital Securities or other equity instrument, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to financial accounting standards board issuance No. 150 or otherwise.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate with respect to the applicable Facility plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Securities in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Deposit Account Control Agreement” shall mean an agreement, among a Loan Party, a depository institution, and the Administrative Agent, which agreement is in a form acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the Uniform Commercial Code) over the deposit account(s) described therein, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Discretionary L/C Issuer” has the meaning specified in Section 2.03(b)(v).

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“EBITDA” means, for any period, Consolidated Net Income for such period plus, to the extent deducted (or added) in determining such Consolidated Net Income for such period (without duplication), (a) Interest Expense, (b) income tax expense, (c) depreciation and amortization, (d) extraordinary or unusual losses (or less gains), net of related tax effects, (e) non-cash stock-based employee compensation costs, (f) other non-cash charges or losses (or less gains or income); provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, (g)(i) expenses and fees incurred prior to the one-year anniversary of the Closing Date in connection with the consummation of the transactions contemplated by the Loan Documents (including, without limitation, the Related Transactions) in an aggregate amount not exceeding $15,500,000, including, without limitation, professional, financing and accounting fees, costs and expenses and transfer taxes, (ii) earnouts to management of the Target expensed in connection with the Victory Acquisition, in an aggregate amount not exceeding $20,000,000, (iii) earnouts to former equity holders of the Target in connection with the Victory Acquisition, in an aggregate amount not exceeding $25,000,000, (iv) expenses arising due to the mark-up of the value of inventory of the Target on the Closing Date, in an aggregate amount not exceeding $5,000,000 and (v) bonus payments by the Target to employees in connection with the Victory Acquisition on or prior to the Closing Date from the proceeds of the Victory Acquisition, (h) “cold mill” maintenance outage costs in an aggregate amount of up to $8,000,000 for the term of this Agreement (it being understood that such add-back shall only be permitted in connection with one such outage during the term of this Agreement), but only to the extent that the aggregate amount of such costs for such period is equal to or exceeds the actual expense allocable to such outage during such period, with the net add-back amount not to be less than $0, (i) losses (or less gains) from Asset Dispositions, (j) severance payments to employees who are terminated in connection with the Chip Mill Outsourcings in an aggregate amount not exceeding $3,000,000, (k) the amount of any restructuring, severance or similar charges in connection with mill cost saving initiatives in an aggregate amount not to exceed $10,000,000 and (l) with respect to the periods ending on or prior to March 31, 2016, cost-savings and synergies projected by the Borrower in good faith to result from the Victory Acquisition, in an aggregate amount not to exceed $16,300,000 for the period of four (4) Fiscal Quarters ending June 30, 2015, $14,600,000 for the period of four (4) Fiscal Quarters ending September 30, 2015, $11,000,000 for the period of four (4) Fiscal Quarters ending December 31, 2015 and $5,500,000 for the period of four (4) Fiscal Quarters ending March 31, 2016.  For purposes of calculating the Total Leverage Ratio and the Interest Coverage Ratio, EBITDA shall be deemed to be: $148,136,000 for the Fiscal Quarter ending September 30, 2014, $116,569,000, for the Fiscal Quarter ending December 31, 2014 and $92,446,000 for the Fiscal Quarter ending March 31, 2015.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental Claims” means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws” means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the release or threatened release of any Hazardous Substances into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Section 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Multiple Employer Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was treated as a substantial employer under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan to which the Borrower or any ERISA Affiliate is making contributions is in reorganization; (d) receipt by the Borrower of notification that a Multiemployer Plan to which the Borrower or any ERISA Affiliate is making contributions is in reorganization; (e) the filing of a notice of intent to terminate a Pension Plan; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or receipt by the Borrower of notification that a Multiemployer Plan to which the Borrower or any ERISA Affiliate is making contributions is in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA, as applicable; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate, but, in each case, only if such event or circumstance is reasonably expected to have a Material Adverse Effect.

“Eurodollar Rate” (a)                            for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement; and

(b)                                 for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty by such Guarantor hereunder of, or the grant under a

Loan Document by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee in respect thereof) is or becomes illegal or unlawful under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.08 and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the guaranty by such Guarantor hereunder, or grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply to only the portion of such Swap Obligations that is attributable to Swap Contracts for which such guaranty or security interest becomes illegal or unlawful.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning provided in the Preliminary Statements hereto.

“Existing Letters of Credit” means each of the letters of credit described by issuer, amount, beneficiary and the date of expiry on Schedule 1.01 hereto, which letters of credit were issued for the account of the Borrower or the Target, as indicated on such Schedule 1.01.

“Existing Mortgages” means the deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages or leasehold deeds of trust (as applicable) that were granted in connection with the Existing Credit Agreement, together with the Assignments of Leases and Rents referred to therein, as amended.

“Extended Term Loans” has the meaning specified in Section 2.16(a).

“Extended Revolving Credit Commitments” means revolving credit commitments established pursuant to Section 2.16(c) that are substantially identical to the Revolving Credit Commitments except that such Extended Revolving Credit Commitments may have a later maturity date and different provisions with respect to interest rates and fees than those applicable to the Revolving Credit Commitments.

“Extending Lender” has the meaning specified in Section 2.16(a).

“Extension” has the meaning specified in Section 2.16(a).

“Extension Offer” has the meaning specified in Section 2.16(a).

“Facility” means (a) any Class of the Term Loans, (b) the Revolving Credit Facility or (c) after the Closing Date, any Refinancing Facility, as the context may require; and “Facilities” means all of them.

“Farm Credit Lender” means a lending institution organized and existing pursuant to the provisions of the Farm Credit Act of 1971 and under the regulation of the Farm Credit Administration.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with)  any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any intergovernmental agreement entered into by the United States in connection with the implementation of such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means the Administrative Agent Fee Letter and the Joint Fee Letter.

“FILOT Lease” means, collectively, (i) the amended and restated lease agreement dated as of July 1, 2008 between Charleston County, South Carolina and KapStone Charleston Kraft LLC and (ii) the amended and restated lease agreement dated as of July 1, 2008 between Charleston County, South Carolina and KapStone Charleston Kraft LLC (successor by assignment from Cogen South LLC).

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of the Parent and its Subsidiaries and/or the fiscal year of the Target and its Subsidiaries, as applicable, which period shall be the 12-month period ending on December 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2015”) refer to the Fiscal Year ending on December 31 of such calendar year.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer).  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the

Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means, as to any Person, all Debt of such Person, other than (a) Hedging Obligations that are not yet due and payable and (b) Debt in respect of insurance premium financings in the ordinary course of business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guaranty” means the Guaranty made by the Guarantors under Article X in favor of the holders of the Obligations, together with each joinder agreement delivered pursuant to Section 6.10.

“Guarantors” means (a) the Parent, (b) each Person identified on the signature pages hereto as a “Guarantor”, (c) each other Person that becomes a Guarantor pursuant to the terms hereof, and (d) the Borrower, for purposes of obligations of any other Loan Party or any Subsidiary thereof under Secured Hedge Agreements and Secured Cash Management Agreements and any Swap Obligations of a Specified Loan Party (determined before giving effect to Sections 10.01 and 10.08 hereof) under the guaranty hereunder, and in each such case, together with their successors and permitted assigns.

“Hazardous Substances” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas, mold, oil and pesticides; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any Governmental Authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

“Hedge Bank” means any Person that (a) at the time it enters into a Secured Hedge Agreement (or, if later, on the Closing Date), is a Lender or an Affiliate of a Lender (even if such Person or its

Affiliate thereafter ceases to be a Lender) and (b) has delivered a Secured Party Designation Notice to the Administrative Agent on or before the date on which such determination is being made.

“Hedging Obligation” means, with respect to any Person, any liability of such Person under any Swap Contract.

“Incremental Term Loan” shall have the meaning provided in Section 2.01(d).

“Incremental Term Loan Commitment” means, as to each Incremental Term Loan Lender, the commitment of such Incremental Term Loan Lender to make Incremental Term Loans hereunder pursuant to any Incremental Term Loan Lender Joinder Agreement.

“Incremental Term Loan Lender” means each of the Persons identified as an “Incremental Term Loan Lender” in an Incremental Term Loan Lender Joinder Agreement, together with their respective successors and assigns.

“Incremental Term Loan Lender Joinder Agreement” means a joinder agreement, in form and substance acceptable to the Administrative Agent, executed and delivered in accordance with the provisions of Section 2.02(f)(ii).

“Incremental Term Loan Maturity Date” shall be as set forth in the Incremental Term Loan Lender Joinder Agreement.

“Incremental Term Note” means a promissory note made by the Borrower in favor of a Lender evidencing Incremental Term Loans made by such Lender, substantially in the form of Exhibit C-3.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Intercompany Subordinated Debt” means unsecured Debt of the Borrower to Parent in respect of the loan made by Parent to the Borrower pursuant to the Intercompany Subordinated Loan Agreement.

“Intercompany Subordinated Loan Agreement” means that certain Intercompany Loan Agreement, dated as of January 2, 2007, by and between the Borrower, as Borrower, and the Parent, as Lender, as amended in accordance with the Intercompany Subordination Agreement.

“Intercompany Subordination Agreement” means that certain Second Amended and Restated Intercompany Subordination Agreement, dated as of the date hereof, by and among Parent, Borrower and the Administrative Agent, as amended, restated or otherwise modified from time to time pursuant to the terms thereof.

“Interest Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) EBITDA for the period of four consecutive Fiscal Quarters ending on such day to (b) Interest Expense paid in cash for the period of four consecutive Fiscal Quarters ending on such day; provided, with respect to clause (b) above, for any Fiscal Quarter ending prior to the end of the third full Fiscal Quarter following the Closing Date, the relevant amount shall be determined not by taking the actual amount for such four consecutive Fiscal Quarter period then ended but instead by dividing (x) the actual amount of such item from the Closing Date to such Fiscal Quarter end by (y) the number of days from (and including) the Closing Date to (and including) such Fiscal Quarter end and multiplying the quotient by 365.

“Interest Expense” means for any period the consolidated interest expense (net of interest income) of the Parent and its Subsidiaries for such period (including all imputed interest on Capital Leases).

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each calendar quarter and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(a)                                 any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)                                 any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)                                  no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Interim Financial Statements” means the unaudited consolidated balance sheet of (a) the Parent and its Subsidiaries for each Fiscal Quarter ending at least 45 days prior to the Closing Date beginning with the Fiscal Quarter ended March 31, 2015, and the related consolidated statements of income or operations and cash flows of the Parent and its Subsidiaries for such Fiscal Quarter periods, including the notes thereto and (b) to the extent received by the Borrower (after making commercially reasonable requests to obtain such statements) the Target for each Fiscal Quarter ending at least 45 days prior to the Closing Date beginning with the Fiscal Quarter ended March 31, 2015, and the related consolidated statements of income or operations and cash flows of the Target and its Subsidiaries for such Fiscal Quarter periods, including the notes thereto.

“Inventory” is defined in the Security Agreement.

“Investment” means, with respect to any Person, any investment in another Person, whether by acquisition of any Debt or Capital Security, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business) or by making an Acquisition.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joint Fee Letter” means the fee letter, dated May 4, 2015, among the Borrower, the Administrative Agent, MLPFS, Barclays, Wells Fargo Bank and Wells Fargo Securities, as amended.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Credit Loans.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) with respect to any Letters of Credit (other than the Existing Letters of Credit), Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder, (b) with respect to each Existing Letter of Credit, the Lender identified on Schedule 1.01 as the issuer of such Existing Letter of Credit and (c) any Discretionary L/C Issuer.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto, and includes each Class of Lenders and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to $75,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“LIBOR” shall have the meaning provided in the definition of “Eurodollar Rate”.

“Lien” means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of any Class of Term Loans, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Fee Letters, (c) the Notes, (d) the Collateral Documents (other than during a Collateral Suspension Period), (e) each Issuer Document, (f) each Additional Credit Extension Amendment, (g) the Intercompany Subordination Agreement, (h) each Refinancing Amendment, (i) each Incremental Term Loan Lender Joinder Agreement, and (j) all other related agreements, in each case, as amended.

“Loan Parties” means, collectively the Borrower, the Parent and each other Guarantor; provided that, the Target and its Subsidiaries shall be considered Loan Parties for purposes hereof only upon consummation of the Victory Acquisition.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Margin Stock” means any “margin stock” as defined in Regulation U.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Parent and its Subsidiaries in excess of $250,000,000.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets or business of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of its respective Obligations under any Loan Document, (c) a material adverse effect upon any substantial portion of the collateral under the Collateral Documents (other than during a Collateral Suspension Period) or upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document or (d) a material adverse effect upon the rights and remedies of the Administrative Agent and the Lenders under any Loan Document or their ability to enforce or otherwise enjoy such rights and remedies.

“Material Foreign Subsidiary” means as of any date of determination, any Foreign Subsidiary (a) whose total revenues (determined in accordance with GAAP) are greater than 7.5% of the total revenues of the Parent and its Subsidiaries on a consolidated basis or (b) whose total assets (determined in accordance with GAAP) are greater than 7.5% of the total assets of the Parent and its Subsidiaries on a consolidated basis, in each case based on the financial statements most recently delivered pursuant to Section 6.01.

“Maturity Date” means (a) with respect to the Revolving Credit Facility and the Term Loan A-1, June 1, 2020, (b) with respect to the Term Loan A-2, June 1, 2022 and (c) with respect to any other Class of Term Loans, the date specified as the “Maturity Date” therefor in the applicable Additional Credit Extension Amendment.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Monthly Financial Statements” means the unaudited monthly summary financial information for (a) the Parent and its Subsidiaries for each month ending at least 30 days prior to the Closing Date beginning with the month ended March 31, 2015 and (b) to the extent received by the Borrower (after making commercially reasonable requests to obtain such statements) the Target for each month ending at least 30 days prior to the Closing Date beginning with the month ended March 31, 2015.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a plan subject to Title IV of ERISA which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means:

(a)                                 with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Asset Disposition net of (i) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Borrower to be payable as a result thereof (after taking into account any available tax credit or deduction and any tax sharing arrangements), (iii) amounts required to be applied to the repayment of the principal amount, premium or penalty, if any, interest and other amounts with respect to any Debt secured by a Lien on the asset subject to such Asset Disposition (other than the Obligations) and (iv) any reserve established in accordance with GAAP for adjustments in respect of (x) the sale price thereof and (y) any liabilities associated therewith and retained by any Loan Party after such Asset Disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (iv);  and

(b)                                 with respect to any issuance of Debt, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of (i) taxes paid or reasonably estimated by the Borrower to be payable as a result thereof (after taking into account any available tax credit or deduction and any tax sharing arrangements) and (ii) the direct costs of such issuance (including up-front, underwriters’ and placement fees).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a Term A-1 Note, Term A-2 Note, a Revolving Credit Note, a Swing Line Note or an Incremental Term Note, as the context may require.

“Obligations” means, with respect to each Loan Party, without duplication, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) all obligations under any Secured Hedge Agreement and (c) all obligations under any Secured Cash Management Agreement; provided, however, that the “Obligations” of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“OFAC” has the meaning specified in Section 6.05.

“Off-Balance Sheet Liabilities” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization or similar transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); or (b) the monetary obligations under any financing lease transaction (excluding any Operating Lease) or Synthetic Lease Obligation which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness; or (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Subsidiaries; or (d) any other monetary obligation arising with respect to any other transaction which (i) upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries (for purposes of this clause (d), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).

“Operating Lease” means any lease of (or other agreement conveying the right to use) any real or personal property by any Loan Party, as lessee, other than any Capital Lease and obligations in respect of the FILOT Lease to the extent the Charleston IDR Bonds are held by a Loan Party.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to any Class of Term Loans, Revolving Credit Loans and/or Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Term Loans, Revolving Credit Loans and/or Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Parent” has the meaning specified in the introductory paragraph hereto.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Act” means the Pension Protection Act of 2006, as amended.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (other than a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means any Proposed Acquisition which is either (a) approved in writing by the Required Lenders or (b) which satisfies each of the following conditions:

(i)                                     Other than Debt permitted under Section 7.01, none of the Loan Parties shall incur or assume any Debt in connection with such Proposed Acquisition;

(ii)                                  Before and after giving effect to such Proposed Acquisition, no Default or Event of Default shall have occurred and be continuing;

(iii)                               After giving effect to such Proposed Acquisition on a Pro Forma Basis, the Borrower shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 7.14 (in the case of Section 7.14(a), without giving effect to any increase in the Total Leverage Ratio required to be maintained after a Material Acquisition), recomputed for the most recent Fiscal Quarter for which financial statements have been delivered;

(iv)                              Upon consummation of such Proposed Acquisition, the Loan Parties shall have taken all actions required to be taken with respect to such Permitted Acquisition pursuant to Section 6.10 (in the case of a Proposed Acquisition where the total consideration (including all transaction costs and all Debt, liabilities and Contingent Liabilities incurred or assumed in connection therewith) exceeds $100,000,000, without giving effect to any post-acquisition grace periods thereunder except with respect to Deposit Account Control Agreements, in each case to the extent such matters cannot be completed by such consummation using commercially reasonable efforts);

(v)                                 If the total consideration (including all transaction costs and all Debt, liabilities and Contingent Liabilities incurred or assumed in connection therewith) for such Proposed Acquisition exceeds $100,000,000, not less than ten (10) Business Days prior to consummating such Proposed Acquisition, the Borrower shall deliver to the Administrative Agent an acquisition summary with respect to such Proposed Acquisition, such summary to include (A) a reasonably detailed description of the business to be acquired (including financial information) and operating results (including financial statements in form and substance reasonably satisfactory to the Administrative Agent), (B) the terms and conditions, including economic terms, of the Proposed Acquisition, and (C) pro forma financial projections for the Loan Parties for the four Fiscal Quarters following the date of such Proposed Acquisition, together with a calculation of the Borrower’s compliance on a Pro Forma Basis with the financial covenants set forth in Section 7.14 for such period, in each case in form and substance reasonably satisfactory to the Administrative Agent;

(vi)                              If the total consideration (including all transaction costs and all Debt, liabilities and Contingent Liabilities incurred or assumed in connection therewith) for such Proposed

Acquisition exceeds $100,000,000, the Administrative Agent shall have been furnished with copies of the Borrower’s business, legal and environmental due diligence reasonably requested by the Administrative Agent with respect to the proposed business and assets to be acquired, with results reasonably satisfactory to the Administrative Agent;

(vii)                           The Proposed Acquisition Target shall be engaged in the same or similar line of business as the Loan Parties and their Subsidiaries or businesses reasonably related or ancillary thereto; and

(viii)                        Prior to consummating such Proposed Acquisition, the Borrower shall provide the Administrative Agent with all acquisition documents relating thereto and such other information (including officer’s certificates and opinions of counsel) as the Administrative Agent shall reasonably request in order to confirm that the conditions set forth herein have been satisfied.

“Permitted Lien” means a Lien expressly permitted hereunder pursuant to Section 7.02.

“Permitted Loan Purchases” has the meaning assigned to such term in Section 11.06(i).

“Permitted Loan Purchase Assignment and Acceptance” means an assignment and acceptance entered into by a Lender as an Assignor and the Parent, the Borrower and/or any other subsidiary of the Parent, as an Assignee, and accepted by the Administrative Agent, in the form of Exhibit I or such other form as shall be approved by the Administrative Agent and the Borrower (such approval not to be unreasonably withheld or delayed).

“Permitted Parent Dividends” means, collectively:

(a)                                 dividends paid by the Borrower to the Parent in an unlimited amount so long as, before and after giving effect to such dividends, (i) the Total Leverage Ratio, on a Pro Forma Basis, as of the last day of the most recent Fiscal Quarter for which a Compliance Certificate has been delivered is less than 2.50:1.00, (ii) no Default or Event of Default has occurred and is continuing on the date of payment of any such dividend or would result therefrom and (iii) the Borrower is in compliance on a Pro Forma Basis with the financial covenants set forth in Section 7.14 as of the last day of the most recent Fiscal Quarter for which a Compliance Certificate has been delivered;

(b)                                 to the extent the conditions to the payment of dividends set forth in clause (a) cannot be satisfied as of any date, after giving effect to the maximum amount of dividends that may be payable pursuant to clause (a) on such date, additional dividends paid by the Borrower to Parent in an amount not to exceed $75,000,000 in any Fiscal Year, so long as (x) no Default or Event of Default has occurred and is continuing on (i) if such dividends will be paid to Parent to fund cash dividends payable to Parent’s shareholders, the date Parent declares such dividends payable to Parent’s shareholders, (ii) if such dividends will be paid to Parent to fund the repurchase of any of Parent’s Capital Securities, the date Parent commits to make any such repurchase (regardless of when thereafter such repurchase occurs) or (iii) in all other cases, the date any such dividends are paid by the Borrower to Parent and (y) the Borrower is in compliance on a Pro Forma Basis with the financial covenants set forth in Section 7.14 as of the last day of the most recent Fiscal Quarter for which a Compliance Certificate has been delivered; and

(c)                                  to the extent the conditions to the payment of dividends set forth in clause (a) or clause (b) cannot be satisfied as of any date, after giving effect to the maximum amount of dividends that may be payable pursuant to clause (a) and clause (b) on such date, additional dividends paid by the Borrower to Parent in an amount not to exceed $50,000,000 in any Fiscal Year, so long as no Default or Event of Default has occurred and is continuing on (i) if such dividends will be paid to Parent to fund cash dividends payable to Parent’s shareholders, the date Parent declares such dividends payable to Parent’s shareholders, (ii) if such dividends will be paid to Parent to fund the repurchase of any of Parent’s Capital Securities, the date Parent commits to make any such repurchase (regardless of when thereafter such repurchase occurs) or (iii) in all other cases, the date any such dividends are paid by the Borrower to Parent.

“Permitted Securitization Transaction” means any Securitization Transaction entered into by the Borrower or any of its Subsidiaries so long as (i) no Default will otherwise exist after giving effect to such transaction and (ii) such transaction is permitted pursuant to Section 7.01(k).

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning specified in Section 1(b) of the Security Agreement.

“Pledged Equity” has the meaning specified in Section 1(b) of the Security Agreement.

“Private Lender” means any Lender that is not a Public Lender.

“Pro Forma Basis” means, with respect to any determination for any period and any Pro Forma Transaction, that such determination shall be made by giving pro forma effect to each such Pro Forma Transaction, as if each such Pro Forma Transaction had been consummated on the first day of such period.

“Pro Forma Transaction” means any transaction consummated as part of the Victory Acquisition, any Permitted Acquisition, any incurrence of Debt pursuant to Section 7.01(b), (l) or (n), any distribution of dividends described in clause (a) or (b) of the definition of “Permitted Parent Dividends” by the Parent or any increase in the Commitments and/or addition of Incremental Term Loans pursuant to Section 2.02(f), together with each other transaction relating thereto and consummated in connection therewith, including any incurrence or repayment of Debt.

“Proposed Acquisition” means (a) any proposed acquisition that is consensual and approved by the board of directors (or similar governing body) of such Proposed Acquisition Target, of all or substantially all of the assets or Capital Securities of any Proposed Acquisition Target by the Borrower or any Subsidiary of the Borrower or (b) any proposed merger of any Proposed Acquisition Target with or into the Borrower or any Subsidiary of the Borrower (and, in the case of a merger with the Borrower, with the Borrower being the surviving corporation).

“Proposed Acquisition Target” means any Person or any brand, line of business, division, branch, operating division or other unit operation of any Person.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity

Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Receivables” shall mean all obligations of any obligor (whether now existing or hereafter arising) under a contract for sale of property, goods or services made in the ordinary course of business by the Borrower or any of its Subsidiaries, which shall include any obligation of such obligor (whether now existing or hereafter arising) to pay interest, finance charges or amounts with respect thereto and, with respect to any of the foregoing receivables or obligations, (a) all of the interest of the Borrower or any of its Subsidiaries in the goods (including returned goods) the sale of which gave rise to such receivable or obligation after the passage of title thereto to any obligor, (b) all other Liens and property subject thereto from time to time purporting to secure payment of such receivables or obligations, and (c) all guarantees, insurance, letters of credit and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such receivables or obligations.

“Regulation D” means Regulation D of the FRB.

“Regulation U” means Regulation U of the FRB.

“Recipient” means the Administrative Agent, any Lender and any L/C Issuer.

“Refinancing Amendment” means an amendment to this Agreement, among the Loan Parties and the Lenders providing Refinancing Debt, effecting the incurrence of such Refinancing Debt in accordance with Section 2.17.

“Refinancing Borrowing Date” has the meaning specified in Section 2.17(b).

“Refinancing Debt” has the meaning specified in Section 2.17(a).

“Refinancing Facilities” has the meaning specified in Section 2.17(a).

“Refinancing Revolving Facility” has the meaning specified in Section 2.17(a).

“Refinancing Term Facility” has the meaning specified in Section 2.17(a).

“Register” has the meaning specified in Section 11.06(c).

“Related Agreements” means the Victory Acquisition Documents and all agreements and instruments entered into or delivered in connection therewith, including without limitation all supply agreements and transitional services agreements.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Related Transactions” means the transactions contemplated by the Related Agreements.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Loan Lenders” means, as of any date of determination, with respect to Lenders of any Class of Term Loans, Lenders holding more than 50% of such Class of Term Loans on such date; provided that the portion of such Class of Term Loans held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Loan Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent and, solely for purposes of notices given to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Revolving Commitment Increase Lender” has the meaning set forth in Section 2.02(f)(i) hereof.

“Revolving Credit Borrowing” means a Borrowing of Revolving Credit Loans.

“Revolving Credit Commitment” means, as to each Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(c), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Revolving Credit Commitments at such time.  The initial amount of the Revolving Credit Facility in effect on the Closing Date is FIVE HUNDRED MILLION DOLLARS ($500,000,000).

“Revolving Credit Loan” has the meaning specified in Section 2.01(c).

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Lender evidencing Revolving Credit Loans made by such Lender, substantially in the form of Exhibit C-4.

“Roanoke Rapids Chip Mill Outsourcing” means a contractual arrangement between one or more Loan Parties and a third party whereby (a) one or more Loan Parties shall lease, license or otherwise provide occupancy rights for certain parcels of its/their land located in Roanoke Rapids, North Carolina to such third party for the purposes of constructing a chip mill facility, and (b) such third party shall provide chip handling for the Borrower’s pulp mill located in Roanoke Rapids, North Carolina.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanctions” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party or any Subsidiary thereof and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VI or VII that is entered into by and between any Loan Party or any Subsidiary thereof and any Hedge Bank.

“Secured Party Designation Notice” means in connection with any Secured Cash Management Agreement or any Secured Hedge Agreement, a notice of secured party designation delivered by the Cash Management Bank or Hedge Bank, as applicable, to the Administrative Agent substantially in the form of Exhibit G.

“Securitization Entity” means a Wholly Owned Subsidiary of the Borrower which engages in no activities other than the transactions contemplated by a Securitization Transaction and activities reasonably related thereto.

“Securitization Transaction” means any transaction of any Loan Party or any Securitization Entity providing for sales, transfers, conveyances and/or pledges of Receivables that do not provide, directly or indirectly, for recourse against any Loan Party or its Affiliates (other than any Securitization Entity) by way of a guaranty or any other support arrangement, with respect to the amount of such Receivables (based on the financial condition or circumstances of the obligor thereunder), other than such limited recourse as is reasonable given market standards for transactions of a similar type, taking into account such factors as historical bad debt loss experience and obligor concentration levels, including in connection with any servicing of the Receivables subject thereto by any Loan Party.

“Security Agreement” has the meaning specified in Section 4.01(a)(iv).

“South Carolina Chip Mill Outsourcing” means the closing of one or more existing chip mills located in South Carolina and the consolidation of such chip mill operations pursuant to a contractual arrangement between one or more Loan Parties and a third party, whereby such third party shall provide chip handling for the Borrower’s pulp mill located in South Carolina.

“Specified Encumbrances” means:

(a)                                 Liens imposed by law for taxes (including customs duties), assessments or other governmental charges or levies that are not yet due, are being contested in compliance with Section 6.05 or are permitted to be due hereunder;

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, supplier’s, repairmen’s, construction, builders’, landlords’ and other like Liens imposed by statutory or common law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 6.05;

(c)                                  pledges and deposits made in the ordinary course of business in compliance with worker’s compensation, unemployment insurance and other social security laws or regulations;

(d)                                 deposits to secure the performance of bids, tenders, trade contracts, government contracts, leases, statutory obligations, self-insurance or reinsurance obligations, stay customs, surety and appeal or similar bonds, performance bonds, security deposits (including (x) security deposits for import or customs duties and other amounts that are being contested in compliance with Section 6.05 and (y) customary security deposits for the payment of rent) and other obligations of a like nature, in each case in the ordinary course of business;

(e)                                  judgment liens in respect of judgments that do not constitute an Event of Default hereunder;

(f)                                   immaterial survey exceptions, easements, zoning restrictions, rights-of-way, agreements with Governmental Authorities disclosed by registered titles and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Borrower or any Subsidiary;

(g)                                  Liens arising from Cash Equivalent Investments described in clause (d) of the definition of the term “Cash Equivalent Investments”; and

(h)                                 Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into in the ordinary course of business.

“Specified Loan Party” has the meaning specified in Section 10.08.

“Specified Representations” means, collectively, the representations and warranties set forth in Sections 5.01, 5.02, 5.03, 5.10, 5.11, 5.13, 5.23, 5.25 and 5.26 hereof.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swing Line Note” means a promissory note made by the Borrower in favor of the Swing Line Lender evidencing Swing Line Loans made by the Swing Line Lender, substantially in the form of Exhibit C-5.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $45,000,000 and (b) the Revolving Credit Facility.  The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).  In no event shall any Operating Lease or any FILOT Lease be construed as a Synthetic Lease Obligation.

“Target” means Victory Packaging L.P.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means the Term Loan A-1, the Term Loan A-2, any Incremental Term Loan or any Extended Term Loan, as the context may imply.

“Term Loan A-1” has the meaning specified in Section 2.01(a).

“Term Loan A-1 Commitment” means, as to each Lender, its obligation to make its portion of the Term Loan A-1 to the Borrower on the Closing Date pursuant to Section 2.01(a), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term Loan A-1 Commitments of all of the Lenders as in effect on the Closing Date is NINE HUNDRED FORTY MILLION DOLLARS ($940,000,000).

“Term Loan A-2” has the meaning specified in Section 2.01(b).

“Term Loan A-2 Commitment” means, as to each Lender, its obligation to make its portion of the Term Loan A-2 to the Borrower on the Closing Date pursuant to Section 2.01(b), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term Loan A-2 Commitments of all of the Lenders as in effect on the Closing Date is FOUR HUNDRED SEVENTY-FIVE MILLION DOLLARS ($475,000,000).

“Term A-1 Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Term Loan A-1 made by such Lender, substantially in the form of Exhibit C-1.

“Term A-2 Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Term Loan A-2 made by such Lender, substantially in the form of Exhibit C-2.

“Term Loan Commitment” means, as to each Lender, such Lender’s Term Loan A-1 Commitment or Term Loan A-2 Commitment, as applicable.

“Total Debt” means all Debt of the Parent and its Subsidiaries, determined on a consolidated basis, excluding (a) contingent obligations in respect of Contingent Liabilities (except to the extent constituting Contingent Liabilities (other than Contingent Liabilities permitted under Section 7.01(m) and arising in connection with the Chip Mill Outsourcings) in respect of Debt of a Person other than any Loan Party or in respect of Letters of Credit), (b) Hedging Obligations (except to the extent constituting termination obligations that have become due and payable) and (c) Debt of the Parent to its Subsidiaries and Debt of the Parent’s Subsidiaries to the Parent or to other Subsidiaries of the Parent to the extent such Debt is permitted hereunder.

“Total Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Total Debt as of such day less up to $150,000,000 of Available Cash on such day to (b) EBITDA for the period of four consecutive Fiscal Quarters ending on such day.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unused Fee” has the meaning specified in Section 2.09(a).

“Victory Acquisition” shall mean the acquisition by the Borrower and KapStone Charleston Kraft LLC of the Target pursuant to the Victory Acquisition Documents.

“Victory Acquisition Documents” has the meaning set forth in Section 4.01(a)(xi)(A).

“Victory Purchase Agreement” has the meaning set forth in Section 4.01(a)(xi)(A).

“Voting Participant” has the meaning set forth in Section 11.06(g).

“Voting Participant Notification” has the meaning set forth in Section 11.06(g).

“Wells Fargo Securities” means Wells Fargo Securities, LLC.

“Wholly-Owned Subsidiary” means, as to any Person, a Subsidiary all of the Capital Securities of which (except directors’ qualifying Capital Securities) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.  Unless otherwise specified, all references herein to a “Wholly-Owned Subsidiary” or to “Wholly-Owned Subsidiaries” shall refer to a Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries of the Borrower.

1.02                        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any

Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                        Accounting Terms.

(a)                                 Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)                                 Changes in GAAP or Accounting Practices.  If at any time any change in GAAP or in accounting practices as permitted under Section 7.13 hereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or accounting practices (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP or past accounting practices prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or accounting practices, as appropriate.

(c)                                  Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Parent and its Subsidiaries or to the determination of any amount for the Parent and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Parent is required to consolidate pursuant to FASB Interpretation No. 46 — Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

(d)                                 Calculations.  Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations made under the financial covenants set forth in Section 7.14 (including without limitation for purposes of the definitions of “Applicable Rate”, “EBITDA”, “Interest Expense”, “Pro Forma Basis” and “Total Debt” set forth in Section 1.01), (i) after consummation of any Permitted Acquisition, (A) income statement items and balance sheet items (whether positive or negative) attributable to the entity or property acquired in such transaction shall be included in such calculations to the extent relating to the applicable period, subject to adjustments mutually acceptable to the Borrower and the Administrative Agent, and (B) Indebtedness of an acquired entity which is retired in connection with a Permitted Acquisition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period and (ii) after consummation of any disposition of property permitted by Section 7.05, (A) income statement items and balance sheet items (whether positive or negative) attributable to the property disposed of in such transaction shall be excluded in such calculations to the extent relating to the applicable period, subject to adjustments mutually acceptable to the Borrower and the Administrative Agent, and (B) Indebtedness of a disposed entity which is retired in connection with such disposition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period; provided that, notwithstanding the foregoing, when calculating the Total Leverage Ratio for purposes of the definition of “Applicable Rate” at any time, no effect shall be given to Permitted Acquisitions and dispositions of property that occurred after the applicable period covered by the most recent Compliance Certificate delivered pursuant to Section 6.02(a).

1.04                        Rounding.  Any financial ratios required to be maintained by the Parent or the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.06                        Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01                        Term Loans and Revolving Credit Loans.

(a)                                 The Term Loan A-1.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of a term loan (the “Term Loan A-1”) to the Borrower on the Closing Date in an amount equal to such Lender’s Term Loan A-1 Commitment.  Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.  The Term Loan A-1 may be a Base Rate Loan or Eurodollar Rate Loan, as further provided herein; provided, however, all Borrowings made on the Closing Date shall be made as Base Rate Loans unless the Administrative Agent shall have received an appropriate funding indemnity letter executed by the Borrower and reasonably acceptable to the Administrative Agent at least three (3) Business Days prior to the Closing Date.

(b)                                 The Term Loan A-2.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of a term loan (the “Term Loan A-2”) to the Borrower on the Closing Date in an amount equal to such Lender’s Term Loan A-2 Commitment.  Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.  The Term Loan A-2 may be a Base Rate Loan or Eurodollar Rate Loan, as further provided herein; provided, however, all Borrowings made on the Closing Date shall be made as Base Rate Loans unless the Administrative Agent shall have received an appropriate funding indemnity letter executed by the Borrower and reasonably acceptable to the Administrative Agent at least three (3) Business Days prior to the Closing Date.

(c)                                  The Revolving Credit Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment.  Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b).  Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided, however, all Borrowings made on the Closing Date shall be made as Base Rate Loans unless the Administrative Agent shall have received an appropriate funding indemnity letter executed by the Borrower and reasonably acceptable to the Administrative Agent at least three (3) Business Days prior to the Closing Date.

(d)                                 Incremental Term Loans.  Subject to Section 2.02(f), on the effective date of any Incremental Term Loan Lender Joinder Agreement or other Additional Credit Extension Amendment pursuant to Section 2.02(f), each Incremental Term Loan Lender party thereto severally agrees to make its portion of a term loan (each, an “Incremental Term Loan”) in a single advance to the Borrower in the amount of its respective Incremental Term Loan Commitment as set forth in such Incremental Term Loan Lender Joinder Agreement or such other Additional Credit Extension Amendment.  Amounts repaid on any Incremental Term Loan may not be reborrowed.  Each Incremental Term Loan may be a Base Rate Loan or Eurodollar Rate Loan, as further provided herein.

2.02                        Borrowings, Conversions and Continuations of Loans.

(a)                                 Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Committed Loan Notice; provided that any telephone notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice.  Each such notice must be received by the Administrative Agent not later than 10:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of a Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b)                                 Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 noon on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)                                  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, upon the request of the Required Lenders, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)                                 The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                                  After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than twelve Interest Periods in effect in the aggregate with respect to all Revolving Credit Loans and Term Loans.

(f)                                   The Borrower may at any time and from time to time, upon prior written notice by the Borrower to the Administrative Agent, increase the Commitments (but not the Letter of Credit Sublimit or the Swing Line Sublimit) and/or otherwise add Incremental Term Loans (x) to the extent the Total Leverage Ratio is less than or equal to 2.50:1:00 on a Pro Forma Basis (calculated (1) without netting from Total Debt any of the cash proceeds of the amount of any increase in the Commitments and/or Incremental Term Loans and (2) treating the full amount of any increase in the Revolving Credit Commitments as drawn) after giving effect to such increase and/or incurrence of Incremental Term Loans, in an unlimited amount and (y) to the extent the Total Leverage Ratio is greater than 2.50:1.00 on a Pro Forma Basis (calculated (1) without netting from Total Debt any of the cash proceeds of the amount of any increase in the Commitments and/or Incremental Term Loans and (2) treating the full amount of any increase in the Revolving Credit Commitments as drawn) after giving effect to such increase and/or incurrence of Incremental Term Loans, by a maximum aggregate amount of up to SIX HUNDRED MILLION DOLLARS ($600,000,000) as follows:

(i)                                     Increase in Aggregate Revolving Credit Commitments.  The Borrower may, at any time and from time to time, upon prior written notice by the Borrower to the Administrative Agent increase the aggregate Revolving Credit Commitments (but not the Letter of Credit Sublimit or the Swing Line Sublimit) with additional Revolving Credit Commitments from any existing Lender with a Revolving Credit Commitment or new Revolving Credit Commitments from any other Person selected by the Borrower and consented to by the Administrative Agent and the L/C Issuer (such consent not to be unreasonably withheld); provided that:

(A)                               any such increase shall be in a minimum principal amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof;

(B)                               no Default or Event of Default shall exist and be continuing at the time of any such increase;

(C)                               no existing Lender shall be under any obligation to increase its Commitment and any such decision whether to increase its Revolving Credit Commitment shall be in such Lender’s sole and absolute discretion;

(D)                               (1) any new Lender shall join this Agreement by executing such joinder documents required by the Administrative Agent and/or (2) any existing Lender electing to increase its Commitment shall have executed a commitment agreement satisfactory to the Administrative Agent;

(E)                                as a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the date of such increase signed by a Responsible Officer of such Loan Party (1) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (2) in the case of the Borrower, certifying that, before and after giving effect to such increase, (x) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (or, if a representation and/or warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct in all respects) on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or, if a representation and/or warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 2.02(f), the representations and warranties contained in Section 5.04 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (y) no Default or Event of Default exists;

(F)                                 the Borrower shall be in compliance with the financial covenants set forth in Section 7.14, after giving effect to the increase to the aggregate Revolving Credit Commitments on a Pro Forma Basis;

(G)                               the Borrower shall pay any applicable fees related to such increase in the aggregate Revolving Credit Commitments;

(H)                              Upon each increase in the Revolving Credit Commitments pursuant to this Section, (a) each Lender under the Revolving Credit Facility immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Credit Commitment increase (each a “Revolving Commitment Increase Lender”) in respect of such increase, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swing Line Loans held by each Lender under the Revolving Credit Facility (including each such Revolving Commitment Increase Lender) will equal its Applicable Percentage and (b) if, on the date of such increase, there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such increase be prepaid from the proceeds of additional Revolving Credit Loans made hereunder by the Revolving Commitment Increase Lender (reflecting such increase in Revolving Credit Commitments) such that, after giving effect thereto, the percentage of the aggregate outstanding Revolving Credit Loans held by each Lender under the Revolving Credit Facility (including each such Revolving Commitment Increase Lender) will equal its Applicable Percentage (such prepayment to be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.05). The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence; and

(I)                                   Schedule 2.01 shall be deemed revised to reflect the increase in the Revolving Credit Commitments.

(ii)                                  Institution of Incremental Term Loans.  The Borrower may, at any time, upon prior written notice to the Administrative Agent, institute Incremental Term Loans as an additional Class of term loans or as an increase to an existing Class of Term Loans; provided that

(A)                               the Borrower (in consultation and coordination with the Administrative Agent) shall obtain commitments for any Incremental Term Loans from existing Lenders or one or more new Lenders consented to by the Administrative Agent (such consent not to be unreasonably withheld), provided (1) new Lenders shall join in this Agreement as Incremental Term Loan Lenders by executing an Incremental Term Loan Lender Joinder Agreement and/or (2) any existing Lender electing to provide an Incremental Term Loan shall have executed an Incremental Term Loan Joinder Agreement or other Additional Credit Extension Amendment; provided further, that no existing Lender shall be under any obligation to provide Incremental Term Loans and any such decision whether to provide such Incremental Term Loans shall be in such Lender’s sole and absolute discretion;

(B)                               any such institution of an Incremental Term Loan shall be in a minimum aggregate principal amount of $10,000,000 and integral multiples of $1,000,000 in excess thereof;

(C)                               no Default or Event of Default shall exist and be continuing at the time of such institution;

(D)                               the Applicable Rate of each Incremental Term Loan shall be as set forth in the related Incremental Term Loan Lender Joinder Agreement or other related Additional Credit Extension Amendment;

(E)                                the Incremental Term Loan Maturity Date of each Incremental Term Loan shall be as set forth in the Incremental Term Loan Lender Joinder Agreement or other Additional Credit Extension Amendment, provided that such date shall not be earlier than the Maturity Date applicable to the Term Loan A-2 (except that the Borrower shall be permitted to incur up to $200,000,000 of Incremental Term Loans with an Incremental Term Loan Maturity Date that is earlier than the Maturity Date applicable to the Term Loan A-2, to the extent that the Incremental Term Loan Maturity Date of such Incremental Term Loans is not earlier than the Maturity Date applicable to the Term Loan A-1);

(F)                                 the scheduled principal amortization payments under each Incremental Term Loan shall be as set forth in the related Incremental Term Loan Lender Joinder Agreement or other related Additional Credit Extension Amendment; provided that the weighted average life of each Incremental Term Loan shall be no shorter than the remaining weighted life to maturity of the Term Loan A-2 (except that the Borrower shall be permitted to incur up to $200,000,000 of Incremental Term Loans with a weighted average life to maturity that is shorter than the remaining weighted average life to maturity of the Term Loan A-2, to the extent that the weighted average life to maturity of such Incremental Term Loans is not shorter than the remaining weighted average life to maturity of the Term Loan A-1);

(G)                               Schedule 2.01 shall be deemed revised to reflect the commitments and commitment percentages of the Incremental Term Loan Lenders as set forth in the Incremental Term Loan Lender Joinder Agreement or other Additional Credit Extension Amendment;

(H)                              as a condition precedent to such institution of each Incremental Term Loan and the effectiveness of each Incremental Term Loan Lender Joinder Agreement or other Additional Credit Extension Amendment, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the date of such institution and effectiveness signed by a Responsible Officer of such Loan Party (I) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to the Incremental Term Loan, and (II) in the case of the Borrower, certifying that, before and after giving effect to such Incremental Term Loan, (x) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.02(f), the representations and warranties contained in Section 5.04 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (y) no Default or Event of Default exists;

(I)                                   the Borrower shall be in compliance with the financial covenants set forth in Section 7.14, after giving effect to each Incremental Term Loan on a Pro Forma Basis;

(J)                                   the Borrower shall pay any applicable fees related to such Incremental Term Loan; and

(K)                              Incremental Term Loans shall (i) rank pari passu in right of security with the other Facilities, but shall in any case be secured, except during a Collateral Suspension Period, when Incremental Term Loans shall be unsecured and shall be subject to substantially the same provisions with respect to a Collateral Reinstatement Event as the Facilities and (ii) shall be obligations of all Loan Parties (but not of any Person other than a Loan Party) on the same basis as the Facilities.

2.03                        Letters of Credit.

(a)                                 The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x)

the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)                                  The L/C Issuer shall not issue any Letter of Credit if:

(A)                               subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B)                               the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (x) all the Lenders that have Revolving Credit Commitments have approved such expiry date or (y) the Outstanding Amount of the L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized (in which case, the Lenders shall cease to have participating interests in such Cash Collateralized Letter of Credit following the Maturity Date of the Revolving Credit Facility).

(iii)                               The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)                               any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it (for which the L/C Issuer is not otherwise compensated hereunder);

(B)                               the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)                               except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D)                               such Letter of Credit is to be denominated in a currency other than Dollars; or

(E)                                any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)                              The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)                                 The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)                              The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)                                     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 10:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require.  Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)                                  Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii)                               If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer shall issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)                              Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(v)                                 Any Lender with a Revolving Credit Commitment (in such capacity, a “Discretionary L/C Issuer”) may from time to time, at the written request of the Borrower (with a copy to the Administrative Agent) and with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), and in such Lender’s sole discretion, agree to issue one or more Letters of Credit for the account of the Borrower or its Subsidiaries on the same terms and conditions in all respects as are applicable to the Letters of Credit issued by the L/C Issuer hereunder by executing and delivering to the Administrative Agent a written agreement to such effect, among (and in form and substance satisfactory to) the Borrower, the Administrative Agent and such Discretionary L/C Issuer.  With respect to each of the Letters of Credit issued (or to be issued) thereby, each of the Discretionary L/C Issuers shall have all of the same rights and obligations under and in respect of this Agreement and the other Loan Documents, and shall be entitled to all of the same benefits (including, without limitation, the rights, obligations and benefits set forth in Sections 2.03, 9.07 and 11.01), as are afforded to the L/C Issuer hereunder and thereunder.  The Administrative Agent shall promptly notify each of the Lenders with a Revolving Credit Commitment of the appointment of any Discretionary L/C Issuer.  Each Discretionary L/C Issuer shall provide to the Administrative Agent, on a monthly basis, a report that details the activity with respect to each Letter of Credit issued by such Discretionary L/C Issuer (including an indication of the maximum amount then in effect with respect to each such Letter of Credit).

(c)                                  Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than (A) 12:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), if notice is received by the Borrower prior to 10:00 a.m. or (B) 12:00 p.m. on the first Business Day immediately following the Honor Date, if notice is received by the Borrower after 10:00 a.m. on the Honor Date, the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Revolving Credit Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  Each Lender (including any Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount, in Dollars, not later than 2:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)                               With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                              Until each Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)                                 Each Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice ).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                              If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)                                 Repayment of Participations.

(i)                                     At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)                                  If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;

(v)                                 honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)                              any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the ISP;

(vii)                           any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)                        any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                                   Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)                                  Applicability of ISP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

(h)                                 Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Letter of Credit Fee times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account; except that the Borrower shall not be required to pay the portion of any Letter of Credit Fee allocable to a Defaulting Lender with respect to a Letter of Credit for which the Borrower has provided Cash Collateral sufficient to cover the Fronting Exposure of that Defaulting Lender.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate for Letter of Credit Fee during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate for Letter of Credit Fee separately for each period during such quarter that such Applicable Rate for Letter of Credit Fee was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)                                     Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Administrative Agent Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)                                    Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)                                 Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04                        Swing Line Loans.

(a)                                 The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender at such time, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Credit Commitment, and provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall bear interest only at a rate based on the Base Rate.  Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan. Notwithstanding the foregoing, the Swing Line Lender shall not be under any obligation to issue a Swing Line Loan if any Lender is at that time a Defaulting Lender, unless the Swing Line Lender has entered into arrangements, including the delivery of Cash Collateral, with the Borrower or such Lender to eliminate the Swing Line Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Swing Line Loan then proposed to be made and all other Swing Line Loans as to which the Swing Line Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(b)                                 Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 12:00 noon on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 1:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 2:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c)                                  Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 12:00 noon on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)                                  If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)                               If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)                              Each Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)                                 Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Revolving Credit Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)                                  If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(f)                                   Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05                        Prepayments.

(a)                                 Optional.

(i)                                     The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay any Class of Term Loans or the Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 10:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility).  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of the outstanding Term Loans of any Class pursuant to this Section 2.05(a) shall be applied as directed by the Borrower, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(ii)                                  The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 12:00 noon on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)                                 Mandatory.

(i)                                     If any Loan Party or any of its Subsidiaries disposes of any property in connection with an Asset Disposition which results in the realization by such Person of Net Cash Proceeds in excess of $50,000,000 for such transaction (or series of related transactions), the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to 100% of such Net Cash Proceeds immediately upon receipt thereof by such Person (such prepayments to be applied as set forth in clause (iv) below); provided, however, that, with respect to any Net Cash Proceeds realized under an Asset Disposition described in this Section 2.05(b)(i), at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of such Asset Disposition), and so long as no Default shall have occurred and be continuing, such Loan Party or any Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets performing the same or a similar function or otherwise used in the business of such Loan Party or any Subsidiary so long as within 365 days after the receipt of such Net Cash Proceeds, such purchase shall have been consummated (as certified by the Borrower in writing to the Administrative Agent); and provided further, however, that any Net Cash Proceeds not so reinvested (or subject to a definitive agreement to be reinvested) shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(b)(i) immediately upon the earlier of (x) the request of the Required Lenders following the occurrence of an Event of Default or (y) the expiration of such 365 day period.

(ii)                                  [reserved];

(iii)                               Upon the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Debt (other than Debt permitted under Sections 7.01 (a) — (n)) resulting in receipt by such Loan Party or Subsidiary, as applicable, of Net Cash Proceeds in excess of $5,000,000 for such incurrence or issuance (or series of related incurrences or issuances), the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations in an aggregate principal amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary (such prepayments to be applied as set forth in clause (iv) below).

(iv)                              All amounts required to be paid pursuant to Section 2.05(b)(i) and (iii) shall be applied pro rata to each Class of Term Loans (ratably to the remaining principal amortization payments of each such Loan).

(v)                                 If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrower shall immediately prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

(vi)                              Prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations.  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Lenders, as applicable.

2.06                        Termination or Reduction of Commitments.

(a)                                 Optional.  The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit

Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 10:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit.

(b)                                 Mandatory.  Each Term Loan Commitment and any other commitment to extend a Term Loan shall be automatically and permanently reduced to zero on the date of the Borrowing of the applicable Term Loan.

(c)                                  Refinancing Revolving Facilities. Upon the incurrence by the Parent, the Borrower or any other Loan Party of any Refinancing Debt constituting revolving credit facilities, the Revolving Credit Commitments of the applicable Lenders (and, if applicable, the commitments under any existing Refinancing Revolving Facilities) being refinanced shall be automatically and permanently reduced on a ratable basis by an amount equal to 100% of the commitments under such revolving credit facilities and each Revolving Credit Borrowing (and, if applicable, each borrowing under any existing Refinancing Revolving Facilities), including any deemed borrowings made pursuant to Sections 2.04 and 2.05 and participations in Swing Line Loans and Letters of Credit pursuant to Sections 2.04 and 2.05 shall be allocated pro rata among the Revolving Credit Facility and each Refinancing Revolving Facility.

2.07                        Repayment of Loans.

(a)                                 Term Loan A-1.  The Borrower shall repay the outstanding principal amount of the Term Loan A-1 on the last Business Day of each Fiscal Quarter and on the Maturity Date in the applicable respective amounts set forth in the following table (which amounts shall be reduced as a result of the application of prepayments hereunder in accordance with Section 2.05):

Fiscal Quarter Ending (or Maturity Date)	Principal Amortization Payment
September 30, 2015	$11,750,000
December 31, 2015	$11,750,000
March 31, 2016	$11,750,000
June 30, 2016	$11,750,000
September 30, 2016	$11,750,000
December 31, 2016	$11,750,000
March 31, 2017	$11,750,000
June 30, 2017	$11,750,000
September 30, 2017	$11,750,000
December 31, 2017	$11,750,000
March 31, 2018	$11,750,000
June 30, 2018	$11,750,000
September 30, 2018	$11,750,000

Fiscal Quarter Ending (or Maturity Date)	Principal Amortization Payment
December 31, 2018	$11,750,000
March 31, 2019	$11,750,000
June 30, 2019	$11,750,000
September 30, 2019	$11,750,000
December 31, 2019	$11,750,000
March 31, 2020	$11,750,000
Maturity Date	Outstanding Principal Balance of Term Loan A-1

provided, however, that the final principal repayment installment of the Term Loan A-1 shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of the Term Loan A-1 outstanding on such date.

(b)                                 Term Loan A-2.  The Borrower shall repay the outstanding principal amount of the Term Loan A-2 on the last Business Day of each Fiscal Quarter and on the Maturity Date in the applicable respective amounts set forth in the following table (which amounts shall be reduced as a result of the application of prepayments hereunder in accordance with Section 2.05):

Fiscal Quarter Ending (or Maturity Date)	Principal Amortization Payment
September 30, 2015	$1,187,500
December 31, 2015	$1,187,500
March 31, 2016	$1,187,500
June 30, 2016	$1,187,500
September 30, 2016	$1,187,500
December 31, 2016	$1,187,500
March 31, 2017	$1,187,500
June 30, 2017	$1,187,500
September 30, 2017	$1,187,500
December 31, 2017	$1,187,500
March 31, 2018	$1,187,500
June 30, 2018	$1,187,500
September 30, 2018	$1,187,500
December 31, 2018	$1,187,500
March 31, 2019	$1,187,500
June 30, 2019	$1,187,500
September 30, 2019	$1,187,500
December 31, 2019	$1,187,500
March 31, 2020	$1,187,500
June 30, 2020	$1,187,500
September 30, 2020	$1,187,500
December 31, 2020	$1,187,500
March 31, 2021	$1,187,500
June 30, 2021	$1,187,500
September 30, 2021	$1,187,500

Fiscal Quarter Ending (or Maturity Date)	Principal Amortization Payment
December 31, 2021	$1,187,500
March 31, 2022	$1,187,500
Maturity Date	Outstanding Principal Balance of Term Loan A-2

provided, however, that the final principal repayment installment of the Term Loan A-2 shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of the Term Loan A-2 outstanding on such date.

(c)                                  Revolving Credit Loans.  The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(d)                                 Swing Line Loans.  The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date on which the Swing Line Lender demands repayment of such Swing Line Loan and (ii) the Maturity Date.

(e)                                  Other Term Loans.  The Borrower shall repay the outstanding principal amount of each Class of Term Loans (other than the Term Loan A-1 and the Term Loan A-2) in the installments on the dates and in the amounts set forth in the applicable Additional Credit Extension Amendment (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), unless accelerated sooner pursuant to Section 8.02.

2.08                        Interest.

(a)                                 Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to (A) the Base Rate plus the Applicable Rate for the Revolving Credit Facility or (B) if applicable, such other rate as agreed to by the Borrower and the Swing Line Lender.

(b)                                 (i)                                     If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                                  If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)                               Upon the request of the Required Lenders, while any other Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Notwithstanding the foregoing, upon the occurrence of an Event of Default under Sections 8.01(a) or 8.01(c), such increase shall occur automatically.

(iv)                              Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09                        Fees.  In addition to certain fees described in Sections 2.03(h) and (i):

(a)                                 Unused Fee.  The Borrower shall pay to the Administrative Agent for the account of each Lender with a Revolving Credit Commitment in accordance with its pro rata share thereof (i.e., according to such Lender’s Applicable Revolving Credit Percentage) an unused commitment fee (the “Unused Fee”) for the period commencing on the Closing Date in an amount equal the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Revolving Credit Facility exceeds the sum of (x) the Outstanding Amount of Revolving Credit Loans plus (y) the Outstanding Amount of L/C Obligations.  The Unused Fee shall accrue at all times during the Availability Period with respect to the Revolving Credit Commitments, including at any time after the Closing Date during which one or more of the applicable conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter, commencing with the first such date to occur after the Closing Date, and on the Maturity Date.  The Unused Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect.  For purposes hereof, (i) L/C Obligations shall be counted toward and considered as usage of the Revolving Credit Facility and (ii) Swing Line Loans shall not be counted toward or be considered as usage of the Revolving Credit Facility.

(b)                                 Other Fees.

(i)                                     The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)                                  The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10                        Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)                                 All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or

366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)                                 If, as a result of any restatement of or other adjustment to the financial statements of the Parent or for any other reason, the Borrower, Parent or the Lenders determine that (i) the Total Leverage Ratio as calculated by the Parent as of any applicable date was inaccurate and (ii) a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.08(b) or under Article VIII.  The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11                        Evidence of Debt.

(a)                                 The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)                                 In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12                        Payments Generally; Administrative Agent’s Clawback.

(a)                                 General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 1:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)                                 (i)                                     Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 11:00 a.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                                  Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make the Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)                                   Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13                        Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.14 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof that is not a Permitted Loan Purchase (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14                        Cash Collateral.

(a)                                 Certain Credit Support Events.  Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.

(b)                                 Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts at the Administrative Agent.  The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender) and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the

Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Section 2.03, 2.04, 2.05, 2.15 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied in satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided herein.

(d)                                 Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 8.03) and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may mutually agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15                        Defaulting Lenders.

(a)                                 Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     Waivers and Amendment.  The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii)                                  Reallocation of Payments.  Any payment of principal, interest, fees or other amount received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to the pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.  The Defaulting Lender shall (x) not be entitled to receive any Unused Fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv)                              Reallocation of Applicable Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Outstanding Amount of the Revolving Credit Loans of any Non-Defaulting Lender plus such Non-Defaulting Lender’s Applicable Revolving Credit Percentage (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) of the Outstanding Amount of all L/C Obligations plus such Non-Defaulting Lender’s Applicable Revolving Credit Percentage (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) of all Swing Line Loans to exceed such Non-Defaulting Lender’s Revolving Credit Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                 Cash Collateral, Repayment of Swing Line Loans.  If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s remaining Fronting Exposure with respect to such Defaulting Lender and (y) second, deliver to the Administrative Agent Cash Collateral in an amount sufficient to Cash Collateralize the L/C Issuer’s remaining

Fronting Exposure with respect to such Defaulting Lender (after giving effect to clause (a)(iv) above and any Cash Collateral provided by such Defaulting Lender).

(b)                                 Defaulting Lender Cure.  If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders and/or take such other actions (including the payment of any required breakage costs hereunder resulting from such purchase) as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

2.16                        Extensions of Term Loans; Replacement of Revolving Credit Commitments.

(a)                                 Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans of any Class on a pro rata basis (based on the aggregate outstanding principal amount of the Term Loans of such Class) and on the same terms to each such Lender, the Borrower may from time to time with the consent of any Lender that shall have accepted such offer extend the maturity date of any Term Loans and otherwise modify the terms of such Term Loans of such Lender pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or modifying the amortization schedule in respect of such Term Loans) (each, an “Extension”; any Extended Term Loans (as defined below) shall constitute a separate Class of Term Loans from the Class of Term Loans from which they were converted), so long as the following terms are satisfied: (i) no Default shall exist at the time the notice in respect of an Extension Offer is delivered to the Lenders, and no Default shall exist immediately prior to or after giving effect to the effectiveness of any Extended Term Loans, (ii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Lender (an “Extending Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Class of Term Loans subject to such Extension Offer (except for covenants or other provisions contained therein applicable only to periods after the then latest Maturity Date of any Term Loans hereunder), including provisions with respect to a Collateral Suspension Period and a Collateral Reinstatement Event, (iii) the final maturity date of any Extended Term Loans shall be no earlier than the final maturity date of the Class of Term Loans subject to such Extension Offer and the amortization schedule applicable to Term Loans pursuant to Section 2.07 for periods prior to such final maturity date of the Term Loans subject to such Extension Offer may not be increased, (iv) the weighted average life to maturity of any Extended Term Loans shall be no shorter than the remaining weighted average life to maturity of the Term Loans extended thereby, (v) any Extended Term Loans may participate on a pro rata basis or on a less than pro rata basis

(but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Extension Offer, (vi) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer, (vii) all documentation in respect of such Extension shall be consistent with the foregoing and otherwise acceptable to the Administrative Agent, (viii) any applicable minimum extension condition required by the Borrower shall be satisfied unless waived by the Borrower and (ix) the interest rate margin applicable to any Extended Term Loans will be determined by the Borrower and the lenders providing such Extended Term Loans.

(b)                                 With respect to all Extensions consummated by the Borrower pursuant to Section 2.16(a), (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 and (ii) there shall be not more four Classes of Extended Term Loans outstanding at any time.

(c)                                  The Borrower may, with the consent of each Person providing an Extended Revolving Credit Commitment, the Administrative Agent and any Person acting as Swing Line Lender or L/C Issuer under such Extended Revolving Credit Commitments, amend this Agreement pursuant to an Additional Credit Extension Amendment solely to provide for Extended Revolving Credit Commitments and to incorporate the terms of such Extended Revolving Credit Commitments into this Agreement on substantially the same basis as provided with respect to the Revolving Credit Commitments (including, without limitation, pursuant to Section 2.14, Section 2.15, Section 8.03 and Section 11.01); provided that (i) the establishment of any such Extended Revolving Credit Commitments shall be accompanied by a reduction in the Revolving Credit Commitments in at least the amount of the Extended Revolving Credit Commitments and (ii) any reduction in the Revolving Credit Commitments may, at the option of the Borrower, be directed to a disproportional reduction of the Revolving Credit Commitments of any Lender providing an Extended Revolving Credit Commitment.

(d)                                 The Lenders hereby irrevocably authorize the Administrative Agent to enter into an Additional Credit Extension Amendment to this Agreement and the other Loan Documents with the Borrower and the other applicable Loan Parties as may be necessary in order to establish Extended Revolving Credit Commitments and Extended Term Loans and such technical amendments as may be necessary or appropriate in the reasonable discretion of the Administrative Agent in connection with the establishment of such Extended Revolving Credit Commitments or Extended Term Loans, in each case on terms consistent with this Section 2.16.

(e)                                  This Section 2.16 shall supersede any provisions in Section 2.13 or 11.01 to the contrary.  Notwithstanding any language to the contrary, no Lender’s Commitments may be extended without such Lender’s consent and any such decision whether to extend its Term Loan or Revolving Credit Commitment shall be in such Lender’s sole and absolute discretion.

2.17                        Refinancing Facilities.

(a)                                 The Borrower may, from time to time, refinance the Term A-1 Loan or the Term A-2 Loan or replace commitments under the Revolving Credit Facility, in whole or part, with one or more new term loan facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility” and together with the Refinancing Term Facilities, the “Refinancing

Facilities”), respectively, under this Agreement with the consent of the Administrative Agent and the institutions providing such Refinancing Term Facility or Refinancing Revolving Facility (and with respect to any Refinancing Revolving Facility, subject to the consent of the Administrative Agent as to the selection of lenders thereunder, to the extent that the consent of the Administrative Agent would be required under Section 11.06 for any assignment of Revolving Credit Commitments if such lender were a prospective assignee under the Revolving Credit Facility), in each case, pursuant to a Refinancing Amendment that will be secured by the Collateral (other than during a Collateral Suspension Period) (the Indebtedness in respect of any Refinancing Facilities, “Refinancing Debt”); provided that:

(i)                                     any Refinancing Term Facility does not mature prior to the maturity date of, or have a shorter weighted average life to maturity than the then-remaining weighted average life to maturity of the applicable Term Loans being refinanced;

(ii)                                  any Refinancing Revolving Facility does not mature (or require commitment reductions or amortization) prior to the maturity date of the Revolving Credit Commitments being replaced;

(iii)                               there shall be no borrowers or guarantors in respect of any Refinancing Facility that are not the Parent, the Borrower or a Guarantor;

(iv)                              the other terms and conditions, taken as a whole, of any such Refinancing Term Facility or Refinancing Revolving Facility (excluding pricing, optional prepayment or redemption terms and, in respect of any Refinancing Revolving Facility, the amount of any swing line commitment or letter of credit sublimit (it being understood that in no event shall the amount of any such letter of credit sublimit be less than the aggregate face amount of outstanding letters of credit under the facility being refinanced or replaced unless the applicable letter of credit issuer or issuers shall otherwise agree), but including provisions with respect to a Collateral Suspension Period and a Collateral Reinstatement Event) are substantially similar to, or not materially more favorable to the lenders or investors, as applicable, providing such Refinancing Term Facility or Refinancing Revolving Facility, as applicable, than, the terms and conditions, taken as a whole, applicable to the Term A-1 Loan, Term A-2 Loan or Revolving Credit Commitments being refinanced or replaced, as determined by the Borrower in good faith and except for covenants or other provisions applicable only to periods after the applicable Maturity Date;

(v)                                 any Refinancing Facilities issued or incurred during a Collateral Suspension Period shall be issued or incurred as unsecured indebtedness, but may contain a “springing” collateral provision substantially similar to a Collateral Reinstatement Event; and

(vi)                              the aggregate principal amount of any Refinancing Facility shall not be greater than the aggregate principal amount (or committed amount) of the Term Loans or Revolving Credit Loans and Revolving Credit Commitments (as applicable) being refinanced or replaced plus any fees, premiums, original issue discount and accrued interest associated therewith, and costs and expenses related thereto, and such Term Loans or Revolving Credit Loans and Revolving Credit Commitments being refinanced or replaced will be permanently reduced and/or prepaid substantially simultaneously with the issuance thereof.

(b)                                 Notwithstanding the foregoing, no Refinancing Facility shall become effective under this Section 2.17 unless on the date of such effectiveness (the “Refinancing Borrowing Date”), the Borrower shall have delivered to the Administrative Agent a certificate of each Loan Party dated as of the date of effectiveness signed by a Responsible Officer of such Loan Party (I) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to the Refinancing Facility, and (II) in the case of the Borrower, certifying that, before and after giving effect to such Refinancing Facility, (x) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the date of effectiveness, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.17(b), the representations and warranties contained in Section 5.04 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (y) no Default or Event of Default exists.

(c)                                  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Refinancing Debt incurred pursuant thereto (including the addition of such Refinancing Debt as a separate “Facility” hereunder and treated in a manner consistent with the Facilities being refinanced, including for purposes of prepayments and voting).  Any Refinancing Amendment may, without the consent of any person other than the Borrower and the institutions providing such Refinancing Debt, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower to effect the provisions of or consistent with this Section 2.17.  The Lenders hereby authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches of Refinancing Debt and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches of Refinancing Debt, in each case on terms consistent with and/or to effect the provisions of this Section 2.17.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)                                 Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)                                     Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)                                  If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                                 Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)                                  Tax Indemnifications.

(i)                                     Without limiting the provisions of subsection (a) or (b) above, the Loan Parties shall, and do hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Loan Parties or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority other than penalties, interest and expenses resulting from the gross negligence or willful misconduct of such recipient.  The Loan Parties shall also, and do hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection.  A certificate as to the amount of any such payment or liability delivered to the Loan Parties by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii)                                  Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or the Loan Parties in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any

Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(iii)                               If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(d)                                 Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)                                  Status of Lenders; Tax Documentation.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)                                   in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)                              executed originals of IRS Form W-8ECI,

(III)                         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(IV)                          to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)                               Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)                               Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be.  If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section or Section 3.04(a), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section or Section 3.04(a) with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g)                                  FATCA. For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i)

3.02                        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03                        Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04                        Increased Costs; Reserves on Eurodollar Rate Loans.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii)                                  subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes); or

(iii)                               impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such

Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                                  Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05                        Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                 any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower; or

(c)                                  any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss or expense (excluding loss of anticipated profits) incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender delivered to the Borrower shall be conclusive absent manifest error.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06                        Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, the L/C Issuer or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different

Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

3.07                        Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01                        Conditions to Closing Date.  The occurrence of the Closing Date and the obligation of the Lenders and the L/C Issuer to make Credit Extensions on the Closing Date are subject to satisfaction of the following conditions precedent:

(a)                                 The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)                                     Credit Agreement.  Executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent and the Borrower; and

(ii)                                  Corporate Documents.

(A)                               Such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party; and

(B)                               Such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(iii)                               Notes.  One or more Notes, as applicable, executed by the Borrower in favor of each Lender requesting Notes.

(iv)                              Personal Property Collateral Documents.  An amended and restated pledge and security agreement, in substantially the form of Exhibit F (together with each other pledge and security agreement delivered pursuant to Section 6.10, in each case as amended, the “Security Agreement”), duly executed by each Loan Party, together with:

(A)                               certificates representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,

(B)                               proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement; provided that, the Collateral granted by the Target shall not be deemed granted until consummation of the Victory Acquisition,

(C)                               completed requests for information, dated on or before the date of the initial Credit Extension, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements, provided that, effective financing statements listing the Target shall not be required prior to the initial Credit Extension,

(D)                               evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby, and

(E)                                evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements).

(v)                                 [Reserved].

(vi)                              Legal Opinions.

(A)                               a favorable opinion of Sidley Austin LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request; and

(B)                               favorable opinions of local counsel to the Loan Parties in Georgia, Washington and any other applicable local jurisdiction, addressed to the

Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request.

(vii)                           Governmental and Third Party Approvals.  Certificate signed by a Responsible Officer of the Borrower certifying that all governmental and third party approvals necessary in connection with the Victory Acquisition, the financing contemplated hereby and the continuing operations of the Loan Parties have been obtained and are in full force and effect, and all applicable waiting periods have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Victory Acquisition or the financing thereof contemplated hereunder, except for such governmental and third party approvals the failure to obtain could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(viii)                        Closing Officer’s Certificate.  A certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.01(a), (b) and (c) have been satisfied and (B) that since May 4, 2015, there has been no event or circumstance that has had or could be reasonably expected to have, either individually or in the aggregate, a Closing Date Material Adverse Effect.

(ix)                              Financial Information.

(A)                               The Audited Financial Statements, the Interim Financial Statements and the Monthly Financial Statements;

(B)                               projected income statements, balance sheets and cash flow statements prepared by the Borrower on a Pro Forma Basis and giving effect to the Victory Acquisition, the Loans contemplated hereby and the use of proceeds therefrom through and including the 2020 Fiscal Year, on a quarterly basis for the Fiscal Year ended December 31, 2015 and on an annual basis thereafter;

(C)                               a pro forma consolidated balance sheet of the Parent and its Subsidiaries as of the date of the most recent consolidated balance sheet delivered pursuant to clause (ix)(A) above, adjusted to give effect to the consummation of the Victory Acquisition and the Loans contemplated hereby as if such transactions had occurred on such date, and which is consistent in all material respects with the sources and uses of cash for the Victory Acquisition previously described in the Confidential Information Memorandum (for Private Lenders only) dated as of May 2015 and the projections delivered pursuant to clause (ix)(B) above; and

(D)                               an officer’s certificate prepared by the chief financial officer of the Borrower as to the financial condition, solvency and related matters of the Borrower and its Subsidiaries, after giving effect to the Victory Acquisition, the Loans to be made on the Closing Date and the other transactions contemplated by the Loan Documents, in form and substance reasonably satisfactory to the Administrative Agent.

(x)                                 Insurance.  Evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or lender’s loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral.

(xi)                              Victory Acquisition.

(A)                               Evidence that the Victory Acquisition shall have been or shall concurrently be consummated in accordance with applicable law and substantially in accordance with that certain Equity Purchase Agreement dated as of May 4, 2015 among the Borrower, KapStone Charleston Kraft LLC, VP Holdco, Inc. and Victory Packaging Management, LLC (including all exhibits, schedules, appendices and attachments thereto, the “Victory Purchase Agreement”) submitted to the Administrative Agent, and no provision of the Victory Purchase Agreement or the other documentation relating to the Victory Acquisition (collectively, the “Victory Acquisition Documents”) shall have been waived, amended, supplemented or otherwise modified in any manner materially adverse to the Lenders without the approval of the Arrangers and the Administrative Agent.

(B)                               A copy, certified by a Responsible Officer of the Borrower as true and complete, of each Victory Acquisition Document as originally executed and delivered, together with all exhibits and schedules thereto, and evidence that the aggregate purchase price of the Victory Acquisition (excluding working capital, earnouts and other adjustments but including the repayment of certain indebtedness of the Target and its Subsidiaries existing at the time of the Victory Acquisition) shall not exceed $615 million.

(xii)                           Capitalization.  The pro forma capitalization and structure of the Loan Parties (excluding any change in ownership of the Parent involving a non-material shareholder) after giving effect to the Victory Acquisition as disclosed in the Confidential Information Memorandum (for Private Lenders only) dated as of May 2015 shall not have been modified in any material respect without the approval of the Administrative Agent.

(xiii)                        Debt.  Evidence that (A)  the Credit Agreement dated as of March 16, 2010 among Victory Packaging L.P., as borrower, the lenders from time to time party thereto and Bank of America, N.A. as administrative agent and swing line lender (as amended through the date hereof, the “Existing Target Credit Agreement”) shall have been (or, concurrently with the occurrence of the Closing Date, will be) repaid in full and all Liens in connection therewith released and (B) the Loan Parties shall have no Debt other than the Debt incurred pursuant to the Facilities and other Debt permitted pursuant to Section 7.01.

(xiv)                       Indebtedness Under Existing Credit Agreement.  Evidence that all Indebtedness under the Existing Credit Agreement has been, or concurrently with the Closing Date is being, repaid in full with the proceeds of the initial Credit Extension under this Agreement.

(xv)                      Patriot Act.  All available information regarding the Borrower, Target and each of their respective Subsidiaries to the extent reasonably required by the

Administrative Agent or a Lender, with respect to the Lenders’ requirements under the Patriot Act.

(xvi)                       Request for Credit Extension.  The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension with respect to the Credit Extensions to be made on the Closing Date in accordance with the requirements hereof.

(xvii)                    Other.  Such other customary documents, agreements, certificates or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or any Lender reasonably may require.

(b)                                 Representations and Warranties.  (A) The representations and warranties made by the equity holders of the Target, as sellers, and the Target in the Victory Purchase Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower has the right (determined without regard to any notice requirement) to terminate its obligations (or refuse to consummate the Victory Acquisition) under the Victory Purchase Agreement as a result of a breach or inaccuracy of such representations in the Victory Purchase Agreement, shall in each case be true and correct in all material respects; and (B) the Specified Representations shall in each case be true and correct in all material respects (except to the extent already qualified by materiality pursuant to the terms thereof, in which case they shall be true and correct in all respects) on and as of the date of hereof, except (1) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except to the extent already qualified by materiality pursuant to the terms thereof in which case they shall be true and correct in all respects) as of such earlier date, and (2) that for purposes of this Section 4.01(b) if any representation or warranty is qualified by, or subject to a “material adverse effect” or “material adverse change,” such term shall mean a Closing Date Material Adverse Effect.

(c)                                  No Material Adverse Change; No Default.  (i) Since May 4, 2015, there has been no event or circumstance that has had or could reasonably be expected to have, either individually or in the aggregate, a Closing Date Material Adverse Effect and (ii) no Default or Event of Default under Section 8.01(a) or (c) shall have occurred or be continuing.

(d)                                 Fees and Expenses.

(i)                                     (A) All fees and expenses required to be paid to the Administrative Agent and the Arrangers on or before the Closing Date shall have been paid and (B) all fees and expenses required to be paid to the Lenders on or before the Closing Date shall have been paid.

(ii)                                  Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced at least one Business Day prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02                        Conditions to all Credit Extensions.  Other than with respect to the Credit Extensions to be made on the Closing Date, the obligation of each Lender and the L/C Issuer to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)                                 The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, shall be true and correct in all material respects (except to the extent already qualified by materiality pursuant to the terms thereof in which case they shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except to the extent already qualified by materiality pursuant to the terms thereof in which case they shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.04 shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b)                                 No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                                  The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower (other than the Request for Credit Extension delivered with respect to the Credit Extensions to be made on the Closing Date) shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:

5.01                        Organization.  Each Loan Party and its Subsidiaries is validly existing and in good standing under the laws of its jurisdiction of organization; and each Loan Party and its Subsidiaries is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.

5.02                        Authorization; No Conflict.  Each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, the Borrower is duly authorized to borrow monies hereunder and each Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the borrowings by the Borrower hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of Law, (ii) the charter, by-laws or other organizational documents of any Loan Party or (iii) any agreement, indenture, instrument or other document material to the business of any Loan Party, or any judgment, order or decree, which is binding upon any Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party (other than Liens in favor of the Administrative Agent created pursuant to the Collateral Documents).

5.03                        Validity and Binding Nature.  Each of this Agreement and each other Loan Document to which any Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

5.04                        Financial Condition.  The Audited Financial Statements and the Interim Financial Statements, copies of each of which have been delivered to each Lender, present fairly in all material respects the consolidated financial condition and results of operations of the Borrower and its Subsidiaries or the Target, as applicable, in each case, as at such dates and for such periods in accordance with GAAP, subject, in the case of the Interim Financial Statements, to changes resulting from normal year-end audit adjustments and the absence of footnotes.

5.05                        No Material Adverse Change.  Since December 31, 2014, except as set forth in the Parent’s reports on Forms 10-K, 10-Q and 8-K filed with the SEC on or prior to May 5, 2015, there has been no material adverse change in the financial condition, operations, assets, business or properties of the Loan Parties and their Subsidiaries taken as a whole.

5.06                        Litigation and Contingent Liabilities.  Except as set forth in the Parent’s reports on Forms 10-K, 10-Q and 8-K filed with the SEC at least two Business Days prior to the Closing Date, no litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the knowledge of a Responsible Officer of the Borrower, threatened in writing against any Loan Party or its Subsidiaries as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

5.07                        Ownership of Properties; Liens.  Each Loan Party and its Subsidiaries owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, except for Liens permitted by Section 7.02 and except where the failure to have such title or other interest could not reasonably be expected to have a Material Adverse Effect.

5.08                        Equity Ownership; Subsidiaries.  All issued and outstanding Capital Securities of the Borrower and its Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens (other than (i) those in favor of the Administrative Agent and (ii) any Permitted Liens) and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities, except where the failure to so comply would not have a Material Adverse Effect.  Schedule 5.08 sets forth the authorized Capital Securities of each Loan Party (other than the Parent) as of the Closing Date. All of the issued and outstanding Capital Securities of the Borrower are owned by Parent, and all of the issued and outstanding Capital Securities of each Wholly-Owned Subsidiary are, directly or indirectly, owned by the Borrower.  Except as set forth on Schedule 5.08, as of the Closing Date, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of any Loan Party or its Subsidiaries.

5.09                        ERISA Compliance.

(a)                                 Except for any occurrences that are not reasonably expected to result in a Material Adverse Effect, (i) each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws, (ii) each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Pension Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code or an application for such a letter is currently being processed by the IRS or such Pension Plan is entitled to rely on an opinion letter issued by the IRS with respect to the prototype plan on which such Pension Plan is based and (iii) to the knowledge of the Borrower, nothing has occurred that would prevent, or cause the loss of, the tax-qualified status of any Pension Plan.

(b)                                 There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or actions by any Governmental Authority, with respect to any Pension Plan that are reasonably expected to have a Material Adverse Effect.  To the knowledge of the Borrower, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan that has resulted or is reasonably expected to result in a Material Adverse Effect.

(c)                                  (i) Since December 31, 2010, no ERISA Event has occurred, (ii) except for any failures that are not reasonably expected to resulting in a Material Adverse Effect, since December 31, 2010 the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is sixty percent (60%) or higher, other than for any Pension Plan with respect to which the failure to attain such percentage would not reasonably be expected to result in a Material Adverse Effect; (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that has resulted in liability under Section 4069 of ERISA which has resulted in a Material Adverse Effect to the Borrower.

5.10                        Investment Company Act.  No Loan Party nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company” or is required to be registered as an “investment company,” in each case, within the meaning of the Investment Company Act of 1940.

5.11                        Regulation U.  The Borrower is not engaged principally, or as one of its material activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

5.12                        Taxes.  Except as disclosed on Schedule 5.12, each Loan Party and its Subsidiaries has timely filed all material tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges due and payable with respect to such return, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

5.13                        Solvency, etc.  On the Closing Date, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof,

(a) the fair value of the assets of the Loan Parties and their Subsidiaries, taken as a whole, and of the Borrower, individually is greater than the amount of their or its liabilities (including contingent liabilities), as applicable, (b) the present fair saleable value of the assets of the Loan Parties and their Subsidiaries, taken as a whole, and of the Borrower, individually, is not less than the amount that will be required to pay the probable liability on their or its debts as they become absolute and matured, as applicable (c) the Loan Parties and their Subsidiaries, taken as a whole, and the Borrower, individually, do, or does, as applicable, not intend to, and do, or does, as applicable not believe that they or it will, incur debts or liabilities beyond their or its ability, as applicable, to pay as such debts and liabilities mature and (d) the Loan Parties and their Subsidiaries, taken as a whole, and the Borrower, individually, are, or is, as applicable, not engaged in business or a transaction, and are, or is, as applicable, not about to engage in business or a transaction, for which their or its property, as applicable, would constitute unreasonably small capital.

5.14                        Environmental Matters.  The on-going operations of each Loan Party and its Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Each Loan Party and its Subsidiaries has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law and required for their respective ordinary course operations, and each Loan Party and its Subsidiaries is in compliance with all terms and conditions thereof, except, in each case, where the failure to do so could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.  Except as disclosed on Schedule 5.14(a), no Loan Party nor any of its Subsidiaries or any of its properties or operations is subject to, or reasonably anticipates the issuance of, any written order from or agreement with any Federal, state or local Governmental Authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance, in each case that could reasonably be expected to result in a Material Adverse Effect.  Except as disclosed on Schedule 5.14, or as would not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, there are no Hazardous Substances or other conditions or circumstances existing with respect to any property, arising from operations prior to the Closing Date, or relating to any waste disposal, by any Loan Party or its Subsidiaries.  No Loan Party nor any of its Subsidiaries operates any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances in each case that could reasonably be expected to result in a Material Adverse Effect.

5.15                        Insurance.  Each Loan Party and its Subsidiaries and their properties are, to such Loan Party’s knowledge, insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties or their Subsidiaries, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Parties or such Subsidiaries operate.

5.16                        Real Property.  Set forth on Schedule 5.16 is a complete and accurate list, as of the Closing Date, of the address of all real property owned or leased by any Loan Party, together with, in the case of leased property, the name of the lessor of such property.

5.17                        Information.  No written information furnished by any Loan Party or its Subsidiaries to the Administrative Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make such information (taken as a whole) not materially misleading in light of the circumstances under which made (it being recognized by the Administrative

Agent and the Lenders that any projections and forecasts provided by the Borrower are based on good faith estimates and assumptions believed by the Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may materially differ from projected or forecasted results).

5.18                        Intellectual Property.  Each Loan Party and its Subsidiaries owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the businesses of the Loan Parties and their Subsidiaries, except when the failure to have such rights could not reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Borrower, the operation of the respective businesses of the Borrower or any of its Subsidiaries as currently conducted does not infringe upon, misuse, misappropriate or violate any rights held by any Person except for such infringements, misuses, misappropriations or violations individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect.

5.19                        Labor Matters.  Except as set forth on Schedule 5.19, as of the Closing Date, no Loan Party nor any of its Subsidiaries is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving any Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.19, Hours worked by and payment made to employees of the Loan Parties and their Subsidiaries are not in material violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters, except as could not reasonably be expected to have a Material Adverse Effect.

5.20                        No Default.  No Default or Event of Default exists or would result from the consummation of the transactions contemplated hereunder or under any other Loan Document.

5.21                        Related Agreements, etc.

(a)                                 The Borrower has heretofore furnished the Administrative Agent a true and correct copy of the Related Agreements;

(b)                                 Each Loan Party and, to the Borrower’s knowledge, each other party to the Related Agreements, has duly taken all necessary corporate, partnership or other organizational action to authorize the execution, delivery and performance of the Related Agreements and the consummation of transactions contemplated thereby;

(c)                                  The Related Transactions do, as of the Closing Date, and will, after the Closing Date, comply in all material respects with all applicable legal requirements, and all necessary governmental, regulatory, creditor, shareholder, partner and other material consents, approvals and exemptions required to be obtained by the Loan Parties and, to the Borrower’s knowledge, each other party to the Related Agreements in connection with the Related Transactions will be, prior to consummation of the Related Transactions, duly obtained and will be in full force and effect, except to the extent such failure would not result in a Material Adverse Effect. As of the date of the Related Agreements, all applicable waiting periods with respect to the Related Transactions will have expired without any action being taken by any competent Governmental Authority which restrains, prevents or imposes material adverse conditions upon the consummation of the Related Transactions; and

(d)                                 The execution and delivery of the Related Agreements did not, and the consummation of the Related Transactions will not, violate in any material respect any statute or regulation of the United States (including any securities law) or of any state or other applicable jurisdiction, or any order, judgment or decree of any court or governmental body binding on any Loan Party or, to the Borrower’s knowledge, any other party to the Related Agreements, or result in a breach of, or constitute a default under, any material agreement, indenture, instrument or other document, or any judgment, order or decree, to which any Loan Party is a party or by which any Loan Party is bound or, to the Borrower’s knowledge, to which any other party to the Related Agreements is a party or by which any such party is bound.

5.22                        Casualty, Etc.  Except as set forth on Schedule 5.22, neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.23                        Collateral Documents.  The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the holders of the Obligations a legal, valid and enforceable first priority security interest (subject to Liens permitted by Section 7.02) on all right, title and interest of the respective Loan Parties in the Collateral described therein.  Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens. Notwithstanding anything herein (including this Section 5.23) or in any other Loan Document to the contrary, none of the Parent, the Borrower or any other Loan Party makes any representation or warranty under this Section 5.23 during any Collateral Suspension Period.

5.24                        [Reserved].

5.25                        OFAC.   None of the Parent, the Borrower, nor any of their respective Subsidiaries, nor, to the knowledge of the Parent, the Borrower and their Subsidiaries, any director, officer, employee or controlled affiliate thereof, is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

5.26                        Anti-Corruption Laws.   The Parent, the Borrower and their respective Subsidiaries are in material compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and (in the case of the Target and its Subsidiaries, from and after the Closing Date) have instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with such laws.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated or Cash Collateralized, each Loan Party agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

6.01                        Reports, Certificates and Other Information.  Deliver to the Administrative Agent for prompt distribution to each Lender:

(a)                                 Annual Report.  Promptly when available and in any event within 90 days after the close of each Fiscal Year, a consolidated balance sheet of the Parent and its Subsidiaries for such Fiscal Year, and the related statements of earnings and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

(b)                                 Interim Reports. (i) Promptly when available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, consolidated balance sheets of the Parent and its Subsidiaries as of the end of such Fiscal Quarter, together with consolidated statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, together with a comparison with the corresponding period of the previous Fiscal Year, certified by a Responsible Officer of the Parent as fairly presenting in all material respects the financial condition and results of operations of the Parent and its Subsidiaries in accordance with GAAP, subject only to changes resulting from normal year-end audit adjustments and subject to the absence of footnotes; and (ii) promptly upon request of the Administrative Agent, consolidated balance sheets of the Parent and its Subsidiaries as of the end of the most recent month, together with consolidated statements of earnings and a consolidated statement of cash flows for such month and for the period beginning with the first day of such Fiscal Year and ending on the last day of such month, together with a comparison with the corresponding period of the previous Fiscal Year.

6.02                        Certificates; Other Information.  Deliver to the Administrative Agent for prompt distribution to each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)                                 Compliance Certificates.  Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 6.01(a) and each set of quarterly statements pursuant to Section 6.01(b), a duly completed compliance certificate in the form of Exhibit D, with appropriate insertions and signed by a Responsible Officer of the Parent, containing (i) a computation of each of the financial ratios and restrictions set forth in Section 7.14 and to the effect that such officer has not become aware of any Default or Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it and (ii) a description of each event, condition or circumstance during the last Fiscal Quarter requiring a mandatory prepayment under Section 2.05(b).

(b)                                 Reports to the SEC and to Shareholders.  Promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of any Loan Party or its Subsidiaries filed with the SEC; copies of all registration statements of any Loan Party filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally.

(c)                                  Notice of Default, Litigation and ERISA Matters.  Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Parent or the Subsidiary affected thereby with respect thereto:

(i)                                     the occurrence of a Default or Event of Default;

(ii)                                  any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrower to the Administrative Agent which has been instituted or, to the knowledge of a Responsible Officer of the Borrower, is threatened in writing against any Loan Party or their Subsidiaries or to which any of the properties of any thereof is subject that could reasonably be expected to have a Material Adverse Effect;

(iii)                               the occurrence of any ERISA Event;

(iv)                              any cancellation or material change in any material insurance maintained by any Loan Party or its Subsidiaries;

(v)                                 any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) that could reasonably be expected to have a Material Adverse Effect; or

(vi)                              any (A) Asset Disposition by any Loan Party or any of its Subsidiaries or (B) the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Debt (other than Debt permitted under Sections 7.01 (a) — (n)), in each case, to the extent requiring a mandatory prepayment under Section 2.05(b).

(d)                                 Management Reports.  Upon reasonable request from the Administrative Agent and promptly following receipt thereof, copies of all detailed financial and management reports submitted to the Parent or the Borrower by independent accountants in connection with each annual or interim audit made by such auditors of the books of the Parent or the Borrower;

(e)                                  Projections.  As soon as practicable, and in any event not later than 45 days after the commencement of each Fiscal Year, financial projections for the Parent and its Subsidiaries for such Fiscal Year (including quarterly operating and cash flow budgets) prepared in a manner consistent with the projections delivered by the Parent to the Administrative Agent prior to the Closing Date or otherwise in a manner reasonably satisfactory to the Administrative Agent, accompanied by a certificate of a Responsible Officer of the Parent on behalf of the Parent to the effect that (a) such projections were prepared by the Parent in good faith, (b) the Parent has a reasonable basis for the assumptions contained in such projections and (c) such projections have been prepared in accordance with such assumptions;

(f)                                   Related Transactions.  Promptly following receipt, copies of any material notices (including notices of default or acceleration) received in connection with the Related Transactions; and

(g)                                  Other Information.  Promptly from time to time, such other information concerning the Loan Parties as the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative

Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery by a Lender, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may make available to the Lenders, Voting Participants and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information.”  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

6.03                        Books, Records and Inspections.  Each Loan Party will, and will cause each Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as reasonably requested.  All such inspections or audits by the Administrative Agent shall be at the Borrower’s expense; provided that following the Closing Date and so long as no Event of Default has occurred and is continuing, the Borrower shall only be required to reimburse the Administrative Agent for the cost of one inspection or audit in any Fiscal Year.

6.04                        Maintenance of Property; Insurance.

(a)                                 Keep, and cause each other Loan Party and its Subsidiaries to keep, all property useful and necessary in the business of the Loan Parties and their Subsidiaries in good working order and condition, ordinary wear and tear excepted.

(b)                                 Maintain, and cause each other Loan Party and its Subsidiaries to maintain, with financially sound insurance companies, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, and, upon request of the Administrative Agent, furnish to the Administrative Agent a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Loan Parties and their Subsidiaries. The Borrower shall cause each issuer of an insurance policy to provide the Administrative Agent with an endorsement (i) showing the Administrative Agent as lender’s loss payee with respect to each policy of property or casualty insurance and naming the Administrative Agent as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days’ notice will be given to the Administrative Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to the Administrative Agent.

(c)                                  Unless the Borrower provides the Administrative Agent with evidence of the insurance coverage required by this agreement, the Administrative Agent may, following written notice to the Borrower, purchase insurance at the Borrower’s expense to protect the Administrative Agent’s and the Lenders’ interests in the Collateral (other than during a Collateral Suspension Period). This insurance may, but need not, protect any Loan Party’s interests. The coverage that the Administrative Agent purchases may not pay any claim that is made against any Loan Party in connection with the Collateral. The Borrower may later cancel any insurance purchased by the Administrative Agent, but only after providing the Administrative Agent with evidence that the company has obtained insurance as required by this Agreement. If the Administrative Agent purchases insurance for the Collateral, the Borrower will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the principal amount of the Loans owing hereunder. The costs of the insurance may be more than the cost of the insurance the Loan Parties may be able to obtain on their own.

6.05                        Compliance with Laws; Payment of Taxes and Liabilities.

(i) Comply, and cause each other Loan Party and its Subsidiaries to comply, in all material respects with all applicable Laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect, (ii) without limiting clause (i) above, ensure, and cause each other Loan Party and its Subsidiaries to ensure, that no person who owns a controlling interest in or otherwise controls a Loan Party or its Subsidiaries is or shall be (A) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (B) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders and (iii) pay, and cause each other Loan Party and its Subsidiaries to pay, prior to delinquency, all taxes and other governmental charges against it or any collateral, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require any Loan Party or its Subsidiaries to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any collateral, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of the collateral to satisfy such claim.

6.06                        Maintenance of Existence, etc.  Maintain and preserve, and (subject to Section 7.05 or 7.06) cause each other Loan Party and its Subsidiaries to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect); provided that, any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in its best interests and is not materially disadvantageous to the Lenders, and, if such Subsidiary is a Loan Party, such Loan Party’s assets and property (including revenues) are transferred to another Loan Party.

6.07                        Use of Proceeds.  Use the proceeds of the Loans, and the Letters of Credit, solely to finance the Related Transactions (including the repayment of Debt of the Target existing at the time of the Victory Acquisition), to refinance certain existing Debt of the Loan Parties and their Subsidiaries (including Debt under the Existing Credit Agreement), for working capital purposes, for Capital Expenditures and for other general business purposes, including Permitted Acquisitions and Permitted Parent Dividends, and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

6.08                        ERISA Compliance.  Except for any failure that would not reasonably be expected to result in a Material Adverse Effect (a) maintain each Pension Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Pension Plan that is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Pension Plan subject to Section 412, Section 430 or Section 431 of the Code.

6.09                        Environmental Matters.   If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any Loan Party or its Subsidiaries, the Borrower shall, or shall cause the applicable Loan Party or applicable Subsidiary to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Borrower shall, and shall cause each other Loan Party and each Subsidiary to, comply with any Federal or state judicial or administrative order requiring the performance at any real property of any Loan Party or any Subsidiary of activities in response to the release or threatened release of a Hazardous Substance, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. To the extent that the transportation of Hazardous Substances is permitted by this Agreement, the Borrower shall, and shall cause its Subsidiaries to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in material compliance with Environmental Laws.

6.10                        Further Assurances.  Notify the Administrative Agent promptly upon the formation or acquisition of any direct or indirect Domestic Subsidiary or Foreign Subsidiary and, subject to any qualifications set forth in the definition of Permitted Acquisition, promptly and in any event within 30 days of such formation or acquisition take (other than during a Collateral Suspension Period), and cause each other Loan Party to take (other than during a Collateral Suspension Period), such actions as are necessary or as the Administrative Agent or the Required Lenders may reasonably request from time to time to ensure that the Obligations of each Loan Party under the Loan Documents are secured by substantially all of the assets of the Parent, the Borrower and each Domestic Subsidiary (other than any Securitization Entity) of the Parent (including all Capital Securities of the Borrower and each direct or indirect Domestic Subsidiary and 65% of all Capital Securities of each direct Material Foreign Subsidiary) and guaranteed by each Domestic Subsidiary and Foreign Subsidiary of the Borrower (including any such Subsidiary acquired or created after the Closing Date but excluding any Securitization Entity), except where the guarantee by any such Foreign Subsidiary would be unlawful under applicable law or create material and adverse tax consequences for the Loan Parties, as determined by the Borrower in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors, including (other than during a Collateral Suspension Period) (i) the execution and delivery of security agreements, pledge agreements, financing statements and other documents, and the filing of any of the foregoing and (ii) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession.

6.11                        Deposit Accounts.  Unless the Administrative Agent otherwise consents in writing, in order to facilitate the Administrative Agent’s and the Lenders’ maintenance and monitoring of their security interests in the Collateral, not (other than during a Collateral Suspension Period) maintain any deposit or similar accounts with any bank or financial institution other than the Administrative Agent unless (i) the aggregate amount held in such deposit accounts is less than (x) $2,000,000 with respect to any single deposit account and (y) $10,000,000 with respect to all such accounts, or (ii) such deposit account is subject to a Deposit Account Control Agreement; provided however, that with respect to any account which is required to be subject to a Deposit Account Control Agreement pursuant to the terms hereof, such Deposit Account Control Agreement must be delivered no later than (A) 90 days following the Closing Date in the case of any such account existing as of the Closing Date or (B) 90 days following the acquisition of such account in the case of any such account acquired after the Closing Date pursuant to a Permitted Acquisition.

6.12                        Compliance with Terms of Leaseholds.  Make all payments and otherwise perform all obligations in respect of all leases of real property to which any Loan Party or any Subsidiary is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any material default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably be expected to have a Material Adverse Effect.

6.13                        [Reserved].

6.14                        Post-Closing Obligations.  Deliver to the Administrative Agent the items listed on Schedule 6.14 by the date specified in Schedule 6.14 (or such later date as agreed to by the Administrative Agent).

ARTICLE VII

NEGATIVE COVENANTS

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated or Cash Collateralized, each Loan Party agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

7.01                        Debt.  Not, and not permit any other Loan Party or its Subsidiaries to, create, incur, assume or suffer to exist any Debt, except:

(a)                                 Obligations under this Agreement and the other Loan Documents;

(b)                                 Debt secured by Liens permitted by Section 7.02(d), and extensions, renewals and refinancings thereof; so long as (i) no Event of Default or Default has occurred and is continuing on the date any such Debt is incurred or would result therefrom, and (ii) after giving effect to such Debt, Borrower is in compliance on a Pro Forma Basis with the financial covenants set forth in Section 7.14 as of the last day of the most recent Fiscal Quarter for which a Compliance Certificate has been delivered;

(c)                                  Debt (other than Intercompany Subordinated Debt) (i) of the Borrower to any Guarantor, of any Guarantor to any other Guarantor, or of any Guarantor to the Borrower, (ii) of any Foreign Subsidiary to any Loan Party, subject to the limitations set forth in Section 7.11(g), (iii) of any Subsidiary that is not a Loan Party to any Subsidiary that is not a Loan Party; provided that, to the extent requested in writing by the Administrative Agent (other than during a Collateral Suspension Period), any such Debt owing to a Loan Party shall be evidenced by a demand note in form and substance reasonably satisfactory to the Administrative Agent and pledged and delivered to the Administrative Agent pursuant to the Collateral Documents as additional collateral security for the Obligations, and the obligations of any Loan Party under such demand note shall be subordinated to the Obligations of the Borrower hereunder in a manner reasonably satisfactory to the Administrative Agent;

(d)                                 Debt owed to any Person (including obligations in respect of letters of credit for the benefit of such Person), providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(e)                                  Debt in respect of insurance premium financings in the ordinary course of business so long as such Debt does not exceed the unpaid amount of such premium;

(f)                                   Hedging Obligations incurred for bona fide hedging purposes and not for speculation, and Debt in respect of Cash Management Agreements;

(g)                                  Debt outstanding on the date hereof and listed on Schedule 7.01 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Debt being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Debt does not exceed the then applicable market interest rate;

(h)                                 Contingent Liabilities arising with respect to indemnification obligations in favor of (i) sellers in connection with acquisitions permitted under Section 7.11 or (ii) purchasers in connection with dispositions permitted under Section 7.05;

(i)                                     Contingent Liabilities in respect of guarantees of any Loan Party or any Subsidiary in respect of Debt or other obligations otherwise permitted hereunder and to the extent such Debt is required to be subordinated such Contingent Liabilities will be equally subordinated;

(j)                                    Intercompany Subordinated Debt in an aggregate outstanding principal amount not at any time exceeding $87,000,000 (plus accrued paid-in-kind interest);

(k)                                 Debt incurred pursuant to any Securitization Transaction, in an aggregate amount not to exceed $350,000,000 at any one time outstanding;

(l)                                     Debt of any Person that becomes a Subsidiary of a Loan Party in a transaction permitted hereunder (including extensions, refinancing, renewals and replacements thereof that do not increase the outstanding principal amount thereof); provided that (i) such Debt exists at the time such Person becomes a Subsidiary and is not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of a Loan Party, (ii) no Default or Event of Default has occurred and is continuing on the date of any such Debt is incurred or would result therefrom, (iii) after giving effect to such Debt, the Borrower is in compliance on a Pro Forma Basis with the financial covenants set forth in Section 7.14 as of the last day of the most recent Fiscal Quarter for which a Compliance Certificate has been delivered and (iv) the aggregate principal amount of Debt permitted by this clause shall not exceed $100,000,000;

(m)                             Debt consisting of Contingent Liabilities (including, without limitation, in respect of minimum volumes and margins) arising under tolling or other similar agreements entered into in connection with the Chip Mill Outsourcings; and

(n)                                 unsecured Debt, in addition to the Debt listed above, so long as (i) no Event of Default or Default has occurred and is continuing on the date any such Debt is incurred or would result therefrom, and (ii) after giving effect to such Debt, Borrower is in compliance on a Pro Forma Basis with the financial covenants set forth in Section 7.14 as of the last day of the most recent Fiscal Quarter for which a Compliance Certificate has been delivered.

7.02                        Liens.  Not, and not permit any other Loan Party or its Subsidiaries to create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a)                                 Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

(b)                                 Specified Encumbrances;

(c)                                  Liens described on Schedule 7.02 as of the Closing Date;

(d)                                 subject to the limitation set forth in Section 7.01(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by any Loan Party (and not created in contemplation of such acquisition) and (iii) Liens on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property and, in each case, extensions, refinancing, renewals and replacements of the obligations securing such Liens that do not increase the outstanding principal amount thereof, provided that any such Lien attaches to such property within 60 days of the acquisition thereof and attaches solely to the property so acquired;

(e)                                  Liens arising under the Loan Documents;

(f)                                   Liens on the property of a Person existing at the time such Person becomes a Subsidiary of a Loan Party in a transaction permitted hereunder (including extensions, refinancing, renewals and replacements of the obligations securing such Liens that do not increase the outstanding principal amount thereof); provided, however, that any such Lien may not extend to any other property of any Loan Party or any other Subsidiary that is not a Subsidiary of such Person; provided, further, that any such Lien was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of a Loan Party;

(g)                                  the replacement, extension or renewal of any Lien permitted by clause (c) above upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof);

(h)                                 Liens arising under Permitted Securitization Transactions;

(i)                                     (A) Liens on the portion of any Loan Party’s Roanoke Rapids, North Carolina property which is leased, licensed or otherwise occupied by a third party in connection with the Roanoke Rapids Chip Mill Outsourcing (including, without limitation, any access or other easement rights and any interconnection rights), provided that (i) such Liens do not materially and adversely interfere with the Borrower’s use of the existing pulp mill located at such site, (ii) such Liens attach solely to the portion of property being leased, licensed or otherwise occupied by a the third party (including, without limitation, any access or other easement rights and any interconnection rights), and (iii) such third party and/or its lender(s), as applicable, have entered into arrangements in form and substance reasonably satisfactory to the Administrative Agent, which may include the release of the Lien of the Administrative Agent on the portion of the property being leased, licensed or otherwise occupied by the third party (including, without limitation, any access or other easement rights and any interconnection rights) and/or one or more subordination and non-disturbance agreements among the Administrative Agent, the third party and/or its lender(s) and (B) to the extent constituting a Lien, any lease, license or other occupancy right (including, without limitation, any access or other easement rights and any interconnection rights) permitted pursuant to clause (v) of Section 7.05(b); and

(j)                                    Liens not otherwise permitted above so long as the aggregate principal amount of the Debt and other obligations subject to such Liens does not at any time exceed $100,000,000.

7.03                        Operating Leases.  Not permit the aggregate amount of all rental payments under Operating Leases made (or scheduled to be made) by the Loan Parties and their Subsidiaries (on a consolidated basis) to exceed $60,000,000 in any Fiscal Year.

7.04                        Restricted Payments.  Not, and not permit any other Loan Party or its Subsidiaries to make any distribution to any holders of its Capital Securities, purchase or redeem any of its Capital Securities, pay any management fees or similar fees or expenses to any of its equityholders or any Affiliate thereof, or set aside funds for any of the foregoing. Notwithstanding the foregoing:

(a)                                 the Borrower may reimburse Parent for out-of-pocket costs and expenses incurred by Parent on behalf of or for the benefit of the Borrower, and for fees charged by Parent to the Borrower, in an aggregate amount not to exceed $16,000,000 during any Fiscal Year;

(b)                                 the Parent may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock;

(c)                                  the Parent may make payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Parent and its Subsidiaries, in each case pursuant to plans existing on the Closing Date or otherwise adopted in the ordinary course of business (and the Borrower may make distributions to Parent to be applied to such payments);

(d)                                 any Subsidiary may (i) pay dividends or make other distributions to any Loan Party and (ii) declare and pay dividends ratably with respect to its equity interests;

(e)                                  so long as the Borrower files a consolidated income tax return with Parent, the Borrower may make distributions to Parent to permit Parent to pay federal and state income taxes then due and owing; and

(f)                                   Borrower may make to Parent, and Parent may distribute to its shareholders or apply to the repurchase of its Capital Securities, the Permitted Parent Dividends.

7.05                        Mergers, Consolidations, Acquisitions, Sales.  Not, and not permit any other Loan Party or its Subsidiaries to:

(a)                                 be a party to any merger or consolidation, other than (i) in connection with a Permitted Acquisition, (ii) any merger or consolidation of or by any Loan Party into the Borrower or into any other Loan Party (provided that any such merger involving the Borrower must result in the Borrower as the surviving entity), (iii) any merger or consolidation of or by any Subsidiary into any Loan Party in a transaction in which the surviving entity is such Loan Party, (iv) any merger or consolidation of or by any Subsidiary that is not a Loan Party into any other Subsidiary that is not a Loan Party or (v) any purchase or other acquisition by the Borrower or any Loan Party of the assets or Capital Securities of any Loan Party, or

(b)                                 sell, transfer, convey or lease all or any of its assets (including the sale of Capital Securities of any Subsidiary and the sale of Receivables) except for (i) the disposition of assets no longer useful or used in connection with such Loan Party’s business, (ii) the sales of inventory in the ordinary course of business, (iii) the disposition of obsolete or worn-out equipment, (iv) sales and dispositions of assets (including the Capital Securities of Subsidiaries) for at least fair market value (as determined by the Borrower in good faith), so long as the aggregate net book value of all assets sold or otherwise disposed of in any Fiscal Year pursuant to this clause (iv) does not exceed 10% of the net book value of the consolidated assets of the Loan Parties (i.e. the amount listed under the “Total Assets” line item on the Parent’s consolidated balance sheet) as of the last day of the preceding Fiscal Year, (v)  the sale or contribution of Receivables under Permitted

Securitization Transactions, (vi) the sale, transfer, conveyance or lease of any assets by any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party or (vii) the lease, license, or granting of other occupancy rights in a portion of any Loan Party’s land located in Roanoke Rapids, North Carolina in connection with the Roanoke Rapids Chip Mill Outsourcing (including, without limitation, any access or other easement rights and any interconnection rights), so long as such lease, license or other occupancy right (including, without limitation, any access or other easement rights and any interconnection rights) does not materially and adversely interfere with the Borrower’s use of the existing pulp mill located at such site.

7.06                        Modification of Organization Documents.  Not permit any Organization Documents of any Loan Party or its Subsidiaries to be amended or modified in any way which could reasonably be expected to adversely affect the interests of the Lenders; and not change, or allow any Loan Party to change, its state of formation or its organizational form upon less than 30 days’ prior notice to the Administrative Agent (or such shorter period as the Administrative Agent shall agree in its sole discretion).

7.07                        Transactions with Affiliates.  Not, and not permit any other Loan Party or its Subsidiaries to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates, other than:

(a)                                 transactions between or among (i) any Loan Party and any other Loan Party or any entity that becomes a Loan Party as a result of such transaction or (ii) any Subsidiary that is not a Loan Party and any other Subsidiary that is not a Loan Party;

(b)                                 transactions which are on terms no less favorable than are obtainable from any Person which is not one of its Affiliates;

(c)                                  transactions contemplated under the Intercompany Subordinated Loan Agreement and otherwise permitted hereunder;

(d)                                 transactions expressly permitted under this Agreement;

(e)                                  the payment of reasonable fees to directors of the Parent, the Borrower or any of its Subsidiaries, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, and employment severance arrangements entered into with, directors, officers or employees of the Parent, the Borrower or any of their Subsidiaries, in each case, in the ordinary course of business; and

(f)                                   any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, compensation plans or arrangements, employment agreements, collective bargaining agreements, stock options and stock ownership plans in the ordinary course of business.

7.08                        Reserved.

7.09                        Inconsistent Agreements.  Not, and not permit any other Loan Party or its Subsidiaries to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Borrower hereunder or by the performance by any Loan Party of any of its Obligations hereunder or under any other Loan Document, (b) prohibit any Loan Party from granting to the Administrative Agent and the Lenders, a Lien on any of its assets (other than, to the extent reasonably acceptable to the Administrative Agent, pursuant to the Chip Mill Outsourcings) or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary (other than any Securitization Entity or, to the extent reasonably acceptable to the Administrative Agent, pursuant to the Chip Mill Outsourcings) to (i) pay dividends or make other distributions to the Borrower or any other Subsidiary, or pay any Debt owed to the Borrower or any other Subsidiary, (ii) make loans or advances to any Loan Party or (iii) transfer any of its assets or properties to any Loan Party, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt and (C) customary provisions in leases and other contracts restricting the assignment thereof; provided that, the foregoing restrictions set forth in clauses (a), (b) and (c) of this Section 7.09 shall not apply to any prohibition, encumbrance, restriction, limitation or condition imposed by any agreement or instrument evidencing Indebtedness permitted under this Agreement, so long as any such prohibition, encumbrance, restriction, limitation or condition permits and does not limit or restrict the financings evidenced by the Loan Documents (including all grants of Collateral in connection herewith and all payments of principal, interest, fees, costs and expenses required hereby), and so long as such prohibitions, encumbrances, restrictions, limitations and conditions, taken as a whole, are not more restrictive or limiting than those set forth in the Loan Documents (with the understanding that covenants of the type customarily included in agreements or instruments related to high-yield, non-investment grade or investment grade debt, as applicable, shall be deemed to be not more restrictive or limiting than those set forth in the Loan Documents; provided, however, that to the extent any such specific covenant imposed by any agreement or instrument evidencing other Indebtedness permitted by this Agreement is in fact more restrictive or limiting than the corresponding covenant contained in this Agreement, then such specific covenant shall be deemed, automatically and without further action, to be included in this Agreement and to apply to the Loan Parties and the Obligations as if fully set forth herein).

7.10                        Business Activities; Issuance of Equity.  Not, and not permit any other Loan Party or its Subsidiaries to, engage to any material extent in any line of business other than the businesses engaged in on the date hereof, the business engaged in by the Target on the date hereof, and businesses reasonably related or ancillary thereto. Not, and not permit any other Loan Party (other than the Parent) to, issue any Capital Securities other than any issuance by a Subsidiary to the Borrower or another Subsidiary in accordance with Section 7.04.

7.11                        Investments.  Not, and not permit any other Loan Party or its Subsidiaries to, make or permit to exist any Investment in any other Person, except the following:

(a)                                 Investments by any Loan Party in any other Loan Party;

(b)                                 Investments constituting Debt permitted by Section 7.01;

(c)                                  Contingent Liabilities constituting Debt permitted by Section 7.01 or Liens permitted by Section 7.02;

(d)                                 Cash Equivalent Investments;

(e)                                  bank deposits in the ordinary course of business and in connection with Cash Management Agreements; provided that any such deposits held in accounts which are maintained with any bank other than the Administrative Agent shall be subject to Section 6.11;

(f)                                   Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;

(g)                                  Investments in Foreign Subsidiaries in an aggregate amount not to exceed $75,000,000 at any one time outstanding;

(h)                                 Investments listed on Schedule 7.11 existing as of the Closing Date;

(i)                                     Permitted Acquisitions;

(j)                                    Investments by any Subsidiary that is not a Loan Party in any other Subsidiary;

(k)                                 Investments of any Person existing at the time such Person becomes a Subsidiary of the Borrower or consolidates or merges with the Borrower or any of its Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(l)                                     Investments made in connection with any Permitted Securitization Transaction and Investments received in connection with any other disposition of assets permitted by Section 7.05; and

(m)                             any other Investment (other than Acquisitions) so long as the aggregate amount of all such Investments does not at any time exceed 5% of the net book value of the consolidated assets of the Loan Parties (i.e. the amount listed under the “Total Assets” line item on the Parent’s consolidated balance sheet), calculated as of the last day of the most recent Fiscal Quarter for which a Compliance Certificate has been delivered;

provided that any Investment which, when made, complies with (x) the requirements of the definition of the term “Cash Equivalent Investment” or (y) the basket set forth in clause (m), in each case, may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; provided, further that, for purposes of covenant compliance with this Section 7.11, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.

7.12                        Restriction of Amendments to Certain Documents.  Not amend or otherwise modify, or waive any rights under any Related Agreement if, in any case, such amendment, modification or waiver could reasonably be expected to be materially adverse to the interests of the Lenders.

7.13                        Accounting Changes; Fiscal Year.  Not make any change in (a) accounting policies or reporting practices, except as permitted by GAAP, or (b) Fiscal Year.

7.14                        Financial Covenants.

(a)                                 Total Leverage Ratio.  Not permit the Total Leverage Ratio as of the end of any Fiscal Quarter of the Parent set forth below for which financial statements were required to have been delivered to the Administrative Agent pursuant to Section 6.01 to be greater than the ratio corresponding to such Fiscal Quarter:

Calendar Year	March 31	June 30	September 30	December 31
2015	N/A	4.50	4.50:1.00	4.25:1.00
2016	4.25:1.00	4.00:1.00	4.00:1.00	3.75:1.00
Thereafter	3.75:1.00	3.75:1.00	3.75:1.00	3.75:1.00

; provided that, with respect to the Fiscal Quarter in which a Material Acquisition occurs, and for the three Fiscal Quarters immediately following such Material Acquisition, the ratios set forth above shall be increased by 0.50.

(b)                                 Interest Coverage Ratio.  Not permit the Interest Coverage Ratio as of the end of any Fiscal Quarter of the Parent for which financial statements were required to have been delivered to the Administrative Agent pursuant to Section 6.01 to be less than 3.00:1.00.

7.15                        Prepayments, Etc. of Debt.  Not prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except (a) the prepayment of the Credit Extensions in accordance with the terms of this Agreement, (b) regularly scheduled or required repayments or redemptions of Debt and refinancings and refundings of Debt in compliance with Section 7.01, (c) to the extent permitted under the Intercompany Subordination Agreement, the repayment of the Intercompany Subordinated Debt and (d) the repayment of Debt permitted pursuant to Section 7.01(c).

7.16                        Amendment, Etc. of Debt.  Not amend, modify or change in any manner any term or condition of any Debt set forth in Schedule 7.01, except for (a) any refinancing, refunding, renewal or extension thereof permitted by Section 7.01(g), (b) in connection with Contingent Liabilities arising with respect to indemnification obligations, any modification or amendment that does not increase the amount or accelerate the time of payment of any such Debt or (c) any other amendment or modification if, taken as a whole, such amendment or modification would not (i) be adverse in any material respect to the Loan Parties, (ii) shorten the final maturity or average life to maturity, (iii) require any payment to be made sooner than originally scheduled or (iv) increase the interest rate applicable thereto.

7.17                        Use of Proceeds.  Not use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.

7.18                        Holding Company.  In the case of the Parent, not engage in any business or activity other than (a) the ownership of all outstanding Capital Securities of the Borrower, (b) maintaining its corporate existence, (c) formation and ownership of direct or indirect Subsidiaries, (d) the issuance of Capital Securities (subject to compliance with the applicable terms of this Agreement), (e) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies, including the Loan Parties (including execution and delivery of contracts and agreements in the ordinary course of business in connection therewith), (f) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder, (g) fulfilling its obligations as an issuer of publicly traded securities and an entity subject to (i) regulation by the SEC and (ii) applicable securities laws and NYSE rules, (h) acting as the lender under the Intercompany Subordinated Loan Agreement, (i) the performance of its obligations under the applicable contracts set forth on Schedule 7.18, (j) guarantees of Loan Party obligations in the ordinary course of business and (k) activities incidental to the businesses or activities described in clauses (a) through (j) of this Section.

7.19                        Sanctions.  Not directly or, to the knowledge of such Loan Party, indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction that, at the time of such funding, is the subject of Sanctions, in each of the foregoing cases to the extent such use of proceeds or the funding of such activities, business, individual or entity, as the case may be, violates any Sanction, or in any other manner that will result in a violation by an individual or entity (including any individual or entity participating in the transaction, whether as Arranger, Administrative Agent, L/C Issuer, Swing Line Lender, or otherwise) of Sanctions.

7.20                        Anti-Corruption Laws.  Not directly or, to the knowledge of such Loan Party, indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar anti-corruption legislation in other jurisdictions.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01                        Events of Default.  Any of the following shall constitute an Event of Default:

(a)                                 Non-Payment of the Loans, etc.  Default in the payment when due of the principal of any Loan; or default, and continuance thereof for three days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by the Borrower hereunder or under any other Loan Document; or

(b)                                 Non-Payment of Other Debt.  (i) Except for Contingent Liabilities arising with respect to indemnification obligations of any Loan Party or its Subsidiaries being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary maintains adequate reserves, any default shall occur under the terms applicable to any Debt of any Loan Party or its Subsidiaries in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $50,000,000 and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require any Loan Party or its Subsidiaries to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as defined in such Swap Contract) and, in either event, the termination value or other amount owed by the Borrower or such Subsidiary as a result thereof is greater than $50,000,000; or

(c)                                  Bankruptcy, Insolvency, etc.  Any Loan Party or its Subsidiaries becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Loan Party or its Subsidiaries applies for, consents to, or the Parent acquiesces in the appointment of a trustee, receiver or other custodian for such Person or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or its Subsidiaries or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party or its Subsidiaries, and if such case or proceeding is not commenced by such Person, it is consented to or acquiesced in by such Person, or remains for 60 days undismissed; or any Loan Party or its Subsidiaries takes any action to authorize, or in furtherance of, any of the foregoing; or

(d)                                 Non-Compliance with Loan Documents.  (i) Failure by any Loan Party to comply with or to perform any covenant set forth in Section 6.03 or 6.07 or Article VII; (ii) failure by any Loan Party to comply with or to perform any covenant set forth in Sections 6.01(a), 6.01(b), 6.02(a), 6.02(c)(i) or 6.02(d) and such default shall continue unremedied for a period of at least 5 Business Days; or (iii) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 8.01) and continuance of such failure described in this clause (iii) for 30 days after the earlier of notice to the Administrative Agent or knowledge of such failure by a Responsible Officer of the Borrower; or

(e)                                  Representations; Warranties.  Any representation or warranty made by any Loan Party herein, in any other Loan Document, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to the Administrative Agent in connection herewith shall prove to have been incorrect in any material respect when made; or

(f)                                   ERISA.  (i) An ERISA Event occurs which has resulted or would reasonably be expected to result in liability of any Loan Party under Title IV of ERISA or to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $50,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $50,000,000; or

(g)                                  Judgments.  One or more judgments or orders for the payment of money (not paid or fully covered by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurance company has acknowledged coverage) aggregating in excess of $50,000,000 shall be rendered against any or all Loan Parties and their Subsidiaries and either (a) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders or (b) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of any such judgments or orders, by reason of a pending appeal, bond or otherwise, shall not be in effect; or

(h)                                 Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or, other than during a Collateral Suspension Period, the Administrative Agent shall not have or shall cease to have a valid and perfected first priority Lien in any material part of the Collateral purported to be covered by the Collateral Documents; or

(i)                                        Change of Control.  A Change of Control shall occur.

8.02                        Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, (i) in connection with clause (a) below, the Required Revolving Lenders and (ii) otherwise, the Required Lenders, take any or all of the following actions:

(a)                                 declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)                                  require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)                                 exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03                        Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Secured Hedge Agreements, ratably among the Lenders (and, in the case of such Secured Hedge Agreements,

Hedge Banks) and the L/C Issuer in proportion to the respective amounts described in this clause Third held by them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Secured Hedge Agreement, (c) payments of amounts due under any Secured Cash Management Agreement and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders (and Hedge Banks and Cash Management Banks) and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.  Excluded Swap Obligations with respect to any Guarantor shall not be paid with the amounts received from such Guarantor or its assets but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01                        Appointment and Authority.

(a)                                 Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)                                 The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a Lender, Swing Line Lender (if applicable), potential Hedge Bank and potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02                        Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03                        Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04                        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05                        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06                        Resignation of Administrative Agent.

(a)                                 The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with, so long as no Default or Event of Default has occurred or is continuing, the consent of the Borrower (not to be unreasonably withheld or delayed) to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United

States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                                 If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                                  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the holders of the Obligations or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)                                 Any resignation or removal by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Sing Line Loans pursuant to Section 2.04(c).  Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07                        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08                        No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09                        Administrative Agent May File Proofs of Claim; Credit Bidding.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than obligations under Secured Hedge Agreements or Secured Cash Management Agreements to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 11.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

The holders of the Obligations hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the holders of the Obligations shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (j) of Section 11.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any holders of the Obligations or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any holder of the Obligations or any acquisition vehicle to take any further action.

9.10                        Collateral and Guaranty Matters.  The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent,

(a)                                 to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) obligations under Secured Cash Management Agreements not yet due and payable and (z) contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is disposed or to be disposed as part of or in connection with any disposition permitted hereunder or under any other Loan Document, (iii) if approved, authorized or ratified in writing in accordance with Section 11.01, (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under the Guaranty pursuant to clause (b) below, (v) to the extent such property constitutes land that is leased, licensed or otherwise occupied by a third party in connection with the Roanoke Rapids Chip Mills Outsourcing (including, without limitation, any access or other easement rights and any interconnection rights) and in accordance with Section 7.05(b)(v), and the arrangements entered into by such third party and its lender are reasonably satisfactory to the Administrative Agent and require the release of the Lien of the Administrative Agent on such property or (vi) in connection with a Collateral Suspension Period;

(b)                                 to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c)                                  to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.02(i) or Section 7.02(j).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11                        Secured Cash Management Agreements and Secured Hedge Agreements.  No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

9.12                        Lenders’ Enforcement Rights.  Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, Administrative Agent and each holder of the Obligations hereby agree that (i) no holder of the Obligations shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under the Collateral Documents may be exercised solely by Administrative Agent on behalf of the holders of the Obligations in accordance with the terms hereof and thereof and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent as agent for and representative of the holders of the Obligations (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale or other disposition.

ARTICLE X

GUARANTY

10.01                 The Guaranty.  Each of the Guarantors hereby jointly and severally guarantees to each Lender, Hedge Bank, Cash Management Bank and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.  The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein, in any other of the Loan Documents, Secured Hedge Agreements, Secured Cash Management Agreements or other documents relating to the Guaranteed Obligations, (i) the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law and (ii) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

10.02                 Obligations Unconditional.  The obligations of the Guarantors under Section 10.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Swap Contracts or Cash Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 10.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Each Guarantor agrees that such Guarantor shall not enforce any right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article X until such time as the Obligations have been paid in full and the Commitments have expired or terminated.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)                                 at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)                                 any of the acts mentioned in any of the provisions of any of the Loan Documents, any Secured Hedge Agreement or Secured Cash Management Agreement or any other agreement or instrument referred to in the Loan Documents, such Secured Hedge Agreements or such Secured Cash Management Agreements shall be done or omitted;

(c)                                  the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Secured Hedge Agreement or Secured Cash Management Agreement, or any other agreement or instrument referred to in the Loan Documents, such Secured Hedge Agreements or such Secured Cash Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)                                 any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e)                                  any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Swap Contract or any Cash Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Cash Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

10.03                 Reinstatement.  The obligations of the Guarantors under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

10.04                 Certain Additional Waivers.  Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 10.02 and through the exercise of rights of contribution pursuant to Section 10.06.

10.05                 Remedies.  The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said

Section 9.02) for purposes of Section 10.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 10.01.  The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

10.06                 Rights of Contribution.  The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment.  The payment obligations of any Guarantor under this Section 10.06 shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been satisfied in full in cash, and none of the Guarantors shall exercise any right or remedy under this Section 10.06 against any other Guarantor until such Obligations have been satisfied in full in cash.  For purposes of this Section 10.06, (a) “Excess Payment” shall mean the amount paid by any Guarantor in excess of its Ratable Share of any Guaranteed Obligations; (b) “Ratable Share” shall mean, for any Guarantor in respect of any payment of Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guaranteed Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Loan Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties hereunder) of the Loan Parties; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; (c) “Contribution Share” shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Loan Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties) of the Loan Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment; and (d) “Guaranteed Obligations” shall mean the Obligations guaranteed by the Guarantors pursuant to this Article X.  This Section 10.06 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Law against the Borrower in respect of any payment of Guaranteed Obligations.  Notwithstanding the foregoing, all rights of contribution against any Guarantor shall terminate from and after such time, if ever, that such Guarantor shall be relieved of its obligations in accordance with Section 9.10.

10.07                 Guarantee of Payment; Continuing Guarantee.  The guarantee in this Article X is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

10.08                 Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the guaranty provided in this Article X by any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Loan Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article X voidable under applicable Debtor Relief Laws, and not for any greater amount).  The obligations and undertakings of each applicable Loan Party under this Section shall remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid and performed in full and the commitments relating thereto have expired or been terminated.  Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations and a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party that would otherwise not constitute an “eligible contract participant” for any Swap Obligation for all purposes of the Commodity Exchange Act.

ARTICLE XI

MISCELLANEOUS

11.01                 Amendments, Etc.  Except as otherwise set forth in this Agreement (including without limitation in Section 2.02(f) and Section 2.16), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                                 waive any condition set forth in Section 4.01 (other than Section 4.01(c)(i)(A) or 4.01(c)(ii)) or Section 4.02, without the written consent of each Lender;

(b)                                 extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments under Section 2.05(b)(i) or (iii)) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(d)                                 reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required

Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e)                                  change (i) Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) Section 2.06(c) in a manner that would alter the pro rata sharing of Commitment reductions without the consent of each Lender with a Revolving Credit Commitment or (iii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (x) if such Facility is any Class of Term Loans, the Required Term Loan Lenders with respect to such Class of Term Loans, and (y) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

(f)                                   change (i) any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 11.01(f)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders,” or “Required Term Loan Lenders” without the written consent of each Lender under the applicable Facility;

(g)                                  release all or substantially all of the Collateral (other than during a Collateral Suspension Period) in any transaction or series of related transactions, without the written consent of each Lender;

(h)                                 release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(i)                                     impose any greater restriction on the ability of any Lender under a given Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is any Class of Term Loans, the Required Term Loan Lenders with respect to such Class of Term Loans, or (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

(j)                                    prior to the termination of the Revolving Credit Commitments, unless also signed by the Required Revolving Lenders, (i) waive any Default for purposes of Section 4.02(b), (ii) amend, change, waive, discharge or terminate Sections 4.02 or 8.01 in a manner adverse to such Lenders or (iii) amend, change, waive, discharge or terminate this Section 11.01(j);

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding the foregoing, (A) any provision of this Agreement may be amended by an agreement in writing entered into by the Loan Parties and the Administrative Agent with the express consent of the Required Lenders (calculated after giving effect to the Commitment terminations and repayments that will result from the effectiveness of such amendment) and, if its rights or obligations are affected thereby, the L/C Issuer if (i) by the terms of such agreement the Revolving Credit Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders under one or more tranches but not under any other tranche may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected tranche or tranches of Lenders that would be required to consent thereto under this Section 11.01 if such tranche or tranches of Lenders were the only tranche or tranches of Lenders hereunder at the time.

For the avoidance of doubt and notwithstanding any provision to the contrary contained in this Section 11.01, this Agreement may be amended (or amended and restated) with the written consent of the Loan Parties and the Required Lenders (i) to increase the aggregate Revolving Credit Commitments of the Lenders, (ii) to add one or more additional borrowing tranches to this Agreement and to provide for the ratable sharing of the benefits of this Agreement and the other Loan Documents with the other then outstanding Obligations in respect of the extensions of credit from time to time outstanding under such additional borrowing tranche(s) and the accrued interest and fees in respect thereof and (iii) to include appropriately the lenders under such additional borrowing tranches in any determination of the Required Lenders and/or to provide consent rights to such lenders under subsections (ii), (ii) and/or (iv) of Section 11.01(a) corresponding to the consent rights of the other Lenders thereunder; provided that, no existing Lender shall be under any obligation to increase its Revolving Credit Commitment or provide additional Term Loans and any such decision whether to increase its Revolving Credit Commitment or provide additional Term Loans shall be in such Lender’s sole and absolute discretion.

In addition, notwithstanding the foregoing, the consent of a Lender to an amendment (or amendment and restatement) of this Agreement shall not be required if, upon giving effect to such amendment (or amendment and restatement) immediately upon the initial extensions of credit thereunder, such Lender shall no longer be a party to this Agreement (as so amended or amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 11.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such amendment or amendment and restatement), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

Notwithstanding anything to the contrary contained in Section 11.01, guarantees, collateral security documents, schedules and related documents executed by Loan Parties or their Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (a) to comply with local Law or advice of local counsel, (b) to cure ambiguities or defects or (c) to cause such guarantee, collateral security document, schedule or other document to be consistent with this Agreement and the other Loan Documents.

11.02                 Notices; Effectiveness; Electronic Communications.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to any Loan Party, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)                                  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc.  Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)                                  Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a

Loan Party.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03                 No Waiver; Cumulative Remedies.  No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04                 Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses.  The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Arrangers and each of their Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent (limited to the legal fees of one primary outside counsel to the Administrative Agent and the Arrangers taken as a whole, and local counsel in each jurisdiction where such local counsel is reasonably necessary for perfection of the Administrative Agent’s security interest in the Capital Securities of each direct Material Foreign Subsidiary), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and, in the case of the Administrative Agent and its Affiliates, administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Arrangers any Lender or the L/C Issuer (including the fees, charges and disbursements of one primary outside counsel to the Administrative Agent and the Lenders taken as a whole, and, if necessary, one local counsel in each relevant jurisdiction and special counsel and, in the event of any actual or potential conflict of interest, one additional counsel for each Lender subject to such conflict), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, the Arrangers, any

Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any Related Indemnified Party or (y) result from a claim brought by any Loan Party against an Indemnitee for a material breach of such Indemnitee’s or any Related Indemnified Party’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  For purposes hereof, “Related Indemnified Party” shall mean (1) any Subsidiary of such Indemnitee, (2) the respective directors, officers, or employees of such Indemnitee or any of its Subsidiaries and (3) the respective agents, advisors or other representatives of such Indemnitee or any of its Subsidiaries, in the case of this clause (3), acting on behalf of or at the instructions of such Indemnitee or such Subsidiary.

(c)                                  Reimbursement by Lenders.  To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), the Arrangers, the L/C Issuer or any Related Party of any of the foregoing, but without affecting the payment obligation of the Loan Parties with respect thereto, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Arrangers the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), an Arranger or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), an Arranger or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                                   Survival.  The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05                 Payments Set Aside.  To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06                 Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld or delayed and provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) a Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C)                               the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)                               the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries (other than as provided in Section 11.06(i) below), (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural person.

(vi)                              Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register in which it shall record the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  The Administrative Agent shall use commercially reasonable efforts to record as promptly as practicable each Assignment and Assumption received in accordance with the terms of this Section 11.06.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under this Agreement (the “Participant Register”).

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)                                   Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over it; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                  Voting Participants. Notwithstanding anything in this Section 11.06 to the contrary, any Farm Credit Lender that (i) has purchased a participation from any Lender that is a Farm Credit Lender in the minimum amount of $5,000,000 on or after the Closing Date, (ii) is, by written notice to the Borrower and the Administrative Agent (a “Voting Participant Notification”), designated by the selling Lender as being entitled to be accorded the rights of a voting participant hereunder (any Farm Credit Lender so designated being called a “Voting Participant”) and (iii) receives the prior written consent of the Borrower and the Administrative Agent to become a Voting Participant (to the extent such consent would be required pursuant to Section 11.06(b)(iii) if such transfer were an assignment rather than a sale of a participation), shall be entitled to vote (and the voting rights of the selling Lender shall be correspondingly reduced), on a Dollar for Dollar basis, as if such Voting Participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action, in each case, in lieu of the vote of the selling Lender; provided, however, that if such Voting Participant has at any time failed to fund any portion of its participation when required to do so and written notice of such failure has been delivered by the selling Lender to the Administrative Agent, then until such time as all amounts of its participation required to have been funded have been funded and notice of such funding has been delivered by the selling Lender to the Administrative Agent, such Voting Participant shall not be entitled to exercise its voting rights pursuant to the terms of this clause (g), and the voting rights of the selling Lender shall not be correspondingly reduced by the amount of such Voting Participant’s participation.

Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant on Schedule 11.06(g) shall be a Voting Participant to the extent of the amount of its participation set forth on Schedule 11.06(g) without delivery of a Voting Participant Notification and without the prior written consent of the Borrower and the Administrative Agent.  To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (A) state the full name of such Voting Participant, as well as all contact information required of an assignee as set forth in the Administrative Questionnaire, (B) state the Dollar amount of the participation purchased and (C) include such other information as may be required by the Administrative Agent. The selling Lender and the Voting Participant shall notify the Administrative Agent and the Borrower in writing within three Business Days of any termination of, or reduction or increase in the amount of, such participation and shall promptly upon request of the Administrative Agent update or confirm there has been no change in the information set forth in Schedule 11.06(g) or delivered in connection with any Voting Participant Notification. The Borrower and the Administrative Agent shall be entitled to conclusively rely on information provided by a Lender identifying itself or its participant as a Farm Credit Lender without verification thereof and may also conclusively rely on the information set forth in Schedule 11.06(g), delivered in connection with any Voting Participant Notification or otherwise furnished pursuant to this clause (g) and, unless and until notified thereof in writing by the selling Lender, may assume that there have been no changes in the identity of Voting Participants, the Dollar amount of participations, the contact information of the participants or any other information furnished to the Borrower or the Administrative Agent pursuant to this clause (g).  The voting rights hereunder are solely for the benefit of the Voting Participants and shall not inure to any assignee or participant of a Voting Participant.

(h)                                 Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 11.06(b), Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

(i)                                     Permitted Loan Purchases.  The Parent, the Borrower and any other subsidiary of the Parent may purchase by way of assignment and become an assignee with respect to Term Loans at any time, from Lenders in accordance with Section 11.06(b) hereof (“Permitted Loan

Purchases”); provided that (A) Permitted Loan Purchases may only be made using Available Cash, (B) in no event shall any proceeds of the Revolving Credit Facility be used to finance any Permitted Loan Purchase, (C) the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower stating (1) that no Event of Default has occurred and is continuing or would result from the Permitted Loan Purchase, (2) that each of the conditions contained in this Section 11.06(i) has been satisfied and (3) the aggregate principal amount of Term Loans to be purchased (and the purchase price(s) paid therefore), (D) upon consummation of any such Permitted Loan Purchase, the Loans purchased pursuant thereto shall be deemed to be automatically and immediately cancelled and extinguished in accordance with Section 11.06(j) and (E) in connection with any such Permitted Loan Purchase, the Parent, the Borrower or the applicable other subsidiary of the Parent and the assignor Lender shall execute and deliver to the Administrative Agent a Permitted Loan Purchase Assignment and Acceptance (and for the avoidance of doubt, shall not be required to execute and deliver an Assignment and Acceptance pursuant to Section 11.06(b)) and shall otherwise comply with the conditions to Assignments under this Section 11.06.

(j)                                    Each Permitted Loan Purchase shall, for purposes of this Agreement be deemed to be an automatic and immediate cancellation and extinguishment of the Term Loans purchased in connection therewith and the Borrower shall, upon consummation of any Permitted Loan Purchase, notify the Administrative Agent that the Register should be updated to record such cancellation and extinguishment.

11.07                 Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant (including any Voting Participant) in, or any prospective assignee of or Participant (including any Voting Participant) in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08                 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09                 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10                 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11                 Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12                 Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13                 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender (as defined below), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                 the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)                                 such assignment does not conflict with applicable Laws; and

(e)                                  in the case of any such assignment resulting from a Lender’s failure to consent to a proposed amendment, waiver, discharge or termination with respect to any Loan Document, the applicable amendment, modification and/or waiver of this Agreement that the Borrower has requested shall become effective upon giving effect to such assignment (and any related assignments required to be effected in connection therewith in accordance with this Section 11.13).

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, each affected Lender or each affected Lender of a certain Class in accordance with the terms of Section 11.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders (or, in the case of a consent, waiver or amendment involving all affected Lenders of a certain Class, the Required Revolving Lenders or Required Term Loan Lenders of such Class, as applicable) have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

In connection with any such replacement of a Lender pursuant to this Section 11.13, if such Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within two (2) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender.

11.14                 Governing Law; Jurisdiction; Etc.

(a)                                 GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF).

(b)                                 SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY L/C ISSUER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK, SITTING IN NEW YORK COUNTY, AND

OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

11.15                 Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16                 No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each Arranger, each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Loan Parties and their respective Affiliates.  To the fullest extent permitted by law, each of the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17      Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Committed Loan Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

11.18      USA PATRIOT Act Notice.  Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

11.19      Amendment and Restatement.  The parties hereto agree that, on the Closing Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto: (a) the Existing Credit Agreement shall be deemed to be amended and restated in its entirety pursuant to this Agreement; (b) all Existing Letters of Credit shall be deemed to be Letters of Credit outstanding on the Closing Date under this Agreement; (c) the Collateral Documents and the Liens created thereunder in favor of Bank of America, N.A., as administrative agent for the benefit of the holders of the Obligations (as defined in the Existing Credit Agreement) shall remain in full force and effect with respect to the Obligations (as defined in this Agreement) and are hereby reaffirmed, other than as set forth in clause (e) below; (d) all references in the other Loan Documents to the Existing Credit Agreement shall be deemed to refer without further amendment to this Agreement; and (e) the Administrative Agent’s Liens and security interests with respect to real property of the Loan Parties (but not with respect to any other property) shall automatically terminate and be released, and the Loan Parties shall automatically be released and discharged from all obligations under the Mortgages (as defined in the Existing Credit Agreement), other than contingent indemnification obligations and other obligations which by their terms expressly survive termination of the Mortgages.  The Administrative Agent will, at the sole expense of the Borrower, deliver to the Borrower such instruments of release and discharge pertaining to the Mortgages to effectuate or reflect of public record, the release and discharge of all such security interests and Liens with respect to the real property of the Loan Parties.  The parties hereto further acknowledge and agree that this Agreement constitutes an amendment to the Existing Credit Agreement made under and in accordance with the terms of Section 11.01 of the Existing Credit Agreement.

11.20      New Lenders.  From and after the Closing Date, by execution of this Agreement, each Person identified as a “Lender” on the signature pages hereto that is not already a Lender under the Existing Credit Agreement hereby acknowledges, agrees and confirms that, by its execution of this Agreement, such Person will be deemed to be a party to this Agreement and a “Lender” for all purposes of this Agreement, and shall have all of the obligations of a Lender hereunder as if it had executed the Existing Credit Agreement.  Such Person hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Lenders contained in this Agreement.

11.21      Collateral Releases and Recapture.  At such time as the Parent has achieved the Collateral Suspension Ratings Level, and so long as no Event of Default shall have occurred and be continuing, the Parent shall have the right, which may be exercised by written notice to the Administrative Agent, to require that the Collateral be released from any security interest created by the Loan Documents.  Following such date and upon delivery by the Parent to the Administrative Agent of an officer’s certificate executed by a Responsible Officer of the Parent certifying to the satisfaction or concurrent satisfaction of the foregoing and directing the Administrative Agent to release the Collateral securing the Obligations (the “Collateral Suspension Date”), all rights to the Collateral shall transfer and revert to the relevant Loan Parties and all Liens and security interests created by the Loan Documents shall automatically terminate (and the Administrative Agent, at the expense of the Parent, shall take all steps reasonably necessary to promptly cause the termination of such Liens and security interests).  On any such Collateral Suspension Date, the Parent and each other Loan Party shall be authorized and the Administrative Agent hereby authorizes the Parent and each other Loan Party, to prepare and record UCC termination statements, termination of assignment filings with respect to intellectual property constituting Collateral, or other analogous documents and filings with respect to any financing statements or collateral assignments recorded by the Administrative Agent under the Collateral Documents.  At the request and sole expense of the Parent following the Collateral Suspension Date, the Administrative Agent shall deliver to the Parent any Collateral (including certificates representing any Pledged Equity described in the Security Agreement) held by the Administrative Agent pursuant to the Collateral Documents, and execute and deliver to the Parent and the other Loan Parties such documents as the Parent shall reasonably request to evidence such termination.

If on any subsequent date (i) the Parent fails to satisfy the Collateral Suspension Ratings Level or (ii) the Parent notifies the Administrative Agent in writing that it has elected to terminate the Collateral Suspension Period (the occurrence of any such event, a “Collateral Reinstatement Event”), the Collateral Suspension Period shall terminate and all Collateral and the Collateral Documents, and all Liens and security interests granted or purported to be granted therein, shall be automatically reinstated on the same terms with respect to each Loan Party as of the applicable Collateral Reinstatement Date (as defined below), and the Loan Parties shall take all actions and execute and deliver all notices and documents reasonably necessary to satisfy Section 6.10, including the delivery of new security agreements, new pledge agreements and UCC-1 financing statements and stock certificates accompanied by stock powers reasonably requested by the Administrative Agent as may be reasonably necessary to create and perfect the liens of the Administrative Agent in such Collateral, in form and substance reasonably satisfactory to the Administrative Agent, within 30 days of such Collateral Reinstatement Event (or such longer period as the Administrative Agent may agree in its sole discretion, without any requirement for Lender consent) (the first date on which a new Collateral Document is required to be delivered pursuant to the foregoing, the “Collateral Reinstatement Date”).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	KAPSTONE KRAFT PAPER CORPORATION,
a Delaware corporation

	By:	/s/ Andrea K. Tarbox
	Name:	Andrea K. Tarbox
	Title:	Chief Financial Officer

GUARANTORS:	KAPSTONE PAPER AND PACKAGING
CORPORATION, a Delaware corporation

	By:	/s/ Andrea K. Tarbox
	Name:	Andrea K. Tarbox
	Title:	Chief Financial Officer

KAPSTONE CHARLESTON KRAFT LLC,
a Delaware limited liability company

	By:	/s/ Andrea K. Tarbox
	Name:	Andrea K. Tarbox
	Title:	Chief Financial Officer

KAPSTONE CONTAINER CORPORATION,
a Georgia corporation

	By:	/s/ Andrea K. Tarbox
	Name:	Andrea K. Tarbox
	Title:	Chief Financial Officer

LONGVIEW FIBRE PAPER AND PACKAGING CORPORATION, a Washington corporation

	By:	/s/ Andrea K. Tarbox
	Name:	Andrea K. Tarbox
	Title:	Chief Financial Officer

VICTORY PACKAGING L.P.*,
a Texas limited partnership

By:	/s/ Andrea K. Tarbox
Name:	Andrea K. Tarbox
Title:	Chief Financial Officer

VICTORY PACKAGING MAQUILLA DORA LLC*,
a Texas limited liability company

By:	/s/ Andrea K. Tarbox
Name:	Andrea K. Tarbox
Title:	Chief Financial Officer

* intending and confirming by this signature to join this Agreement as “Guarantor” immediately upon the consummation of the Victory Acquisition

BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Brian McDonald
Name:	Brian McDonald
Title:	Senior Vice President

Kapstone Kraft Paper Corporation

Second Amended and Restated Credit Agreement

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Christopher R. Lee
Name:	Christopher R. Lee
Title:	Vice President

Kapstone Kraft Paper Corporation

Second Amended and Restated Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ John D. Brady
Name:	John D. Brady
Title:	Managing Director

Kapstone Kraft Paper Corporation

Second Amended and Restated Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By:	/s/ James D. Weinstein
Name:	James D. Weinstein
Title:	Managing Director

Kapstone Kraft Paper Corporation

Second Amended and Restated Credit Agreement

AMERICAN SAVINGS BANK, F.S.B.,
as a Lender

By:	/s/ Rian DuBach
Name:	Rian DuBach
Title:	First Vice President

Kapstone Kraft Paper Corporation

Second Amended and Restated Credit Agreement

THE NORTHERN TRUST COMPANY,
as a Lender

By:	/s/ Patrick Osborne
Name:	Patrick Osborne
Title:	Officer

Kapstone Kraft Paper Corporation

Second Amended and Restated Credit Agreement

FARM CREDIT BANK OF TEXAS,
as a Lender

By:	/s/ Chris M. Levine
Name:	Chris M. Levine
Title:	Vice President

Kapstone Kraft Paper Corporation

Second Amended and Restated Credit Agreement

FIRSTMERIT BANK, N.A.,
as a Lender

By:	/s/ Tim C. Daniels
Name:	Tim C. Daniels
Title:	Senior Vice President

Kapstone Kraft Paper Corporation

Second Amended and Restated Credit Agreement

CITIZENS BANK, NATIONAL ASSOCIATION
as a Lender

By:	/s/ M. James Barry III
Name:	M. James Barry III
Title:	Senior Vice President

Kapstone Kraft Paper Corporation

Second Amended and Restated Credit Agreement

FARM CREDIT SERVICES OF AMERICA, PCA,
as a Lender

By:	/s/ Bruce Dean
Name:	Bruce Dean
Title:	Vice President

Kapstone Kraft Paper Corporation

Second Amended and Restated Credit Agreement

FIRST BANK OF HIGHLAND PARK,
as a Lender

By:	/s/ Martha McGuire
Name:	Martha McGuire
Title:	Senior Vice President

Kapstone Kraft Paper Corporation

Second Amended and Restated Credit Agreement

AGCHOICE FARM CREDIT, ACA,
as a Lender

By:	/s/ Mark F. Kerstetter
Name:	Mark F. Kerstetter
Title:	Senior Vice President

Kapstone Kraft Paper Corporation

Second Amended and Restated Credit Agreement

COBANK, ACB,
as a Lender

By:	/s/ Kyle Weaver
Name:	Kyle Weaver
Title:	Vice President

Kapstone Kraft Paper Corporation

Second Amended and Restated Credit Agreement

THE HUNTINGTON NATIONAL BANK,
as a Lender

By:	/s/ Jacklyn Compau
Name:	Jacklyn Compau
Title:	Senior Vice President

Kapstone Kraft Paper Corporation

Second Amended and Restated Credit Agreement

FIFTH THIRD BANK, AN OHIO BANKING CORPORATION,
as a Lender

By:	/s/ Stephen C. Watts
Name:	Stephen C. Watts
Title:	Vice President

Kapstone Kraft Paper Corporation

Second Amended and Restated Credit Agreement

AGSTAR FINANCIAL SERVICES, PCA,
as a Lender

By:	/s/ Graham J. Dee
Name:	Graham J. Dee
Title:	AVP Capital Markets

Kapstone Kraft Paper Corporation

Second Amended and Restated Credit Agreement

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Patrick Flaherty
Name:	Patrick Flaherty
Title:	Vice President

Kapstone Kraft Paper Corporation

Second Amended and Restated Credit Agreement

BMO HARRIS BANK, N.A.,
as a Lender

By:	/s/ Lauren Lavorato
Name:	Lauren Lavorato
Title:	Director

Kapstone Kraft Paper Corporation

Second Amended and Restated Credit Agreement

AMERICAN AGCREDIT, PCA,
as a Lender

By:	/s/ Michael J. Balok
Name:	Michael J. Balok
Title:	Vice President

Kapstone Kraft Paper Corporation

Second Amended and Restated Credit Agreement

1ST FARM CREDIT SERVICES, PCA,
as a Lender

By:	/s/ Corey Waldinger
Name:	Corey Waldinger
Title:	Vice President, Capital Markets Group

Kapstone Kraft Paper Corporation

Second Amended and Restated Credit Agreement

FIRST TENNESSEE BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Nick Whitaker
Name:	Nick Whitaker
Title:	Vice President

Kapstone Kraft Paper Corporation

Second Amended and Restated Credit Agreement

AGFIRST FARM CREDIT BANK,
as a Lender

By:	/s/ Matthew H. Jeffords
Name:	Matthew H. Jeffords
Title:	Vice President

Kapstone Kraft Paper Corporation

Second Amended and Restated Credit Agreement

COMPASS BANK,
as a Lender

By:	/s/ Charles Randolph
Name:	Charles Randolph
Title:	Senior Vice President

Kapstone Kraft Paper Corporation

Second Amended and Restated Credit Agreement

FIRST MIDWEST BANK,
as a Lender

By:	/s/ Chris Sabino
Name:	Chris Sabino
Title:	Commercial Banking Officer

Kapstone Kraft Paper Corporation

Second Amended and Restated Credit Agreement

BANKPLUS, A MISSISSIPPI BANKING CORPORATION,
as a Lender

By:	/s/ Jay Bourne
Name:	Jay Bourne
Title:	FVP

Kapstone Kraft Paper Corporation

Second Amended and Restated Credit Agreement

COÖPERATIEVE CENTRALE RAIFFEISEN BOERENLEENBANK B.A. “RABOBANK NEDERLAND”, NEW YORK BRANCH,
as a Lender

By:	/s/ William Binder
Name:	William Binder
Title:	Executive Director

By:	/s/ Erin Thomas-Walker
Name:	Erin Thomas-Walker
Title:	Vice President

Kapstone Kraft Paper Corporation

Second Amended and Restated Credit Agreement

TD BANK, N.A.,
as a Lender

By:	/s/ Steve Levi
Name:	Steve Levi
Title:	Senior Vice President

Kapstone Kraft Paper Corporation

Second Amended and Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Mary Ann Klemm
Name:	Mary Anne Klemm
Title:	Vice President

Kapstone Kraft Paper Corporation

Second Amended and Restated Credit Agreement

THE PRIVATEBANK AND TRUST COMPANY,
as a Lender

By:	/s/ Ross Kohn
Name:	Ross Kohn
Title:	Officer

Kapstone Kraft Paper Corporation

Second Amended and Restated Credit Agreement

FIRST NATIONAL BANK OF OMAHA,
as a Lender

By:	/s/ Andrew Wong
Name:	Andrew Wong
Title:	Vice President

Kapstone Kraft Paper Corporation

Second Amended and Restated Credit Agreement

SUNTRUST BANK,
as a Lender

By:	/s/ Lisa Garling
Name:	Lisa Garling
Title:	Director

Kapstone Kraft Paper Corporation

Second Amended and Restated Credit Agreement

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                ,

To:                             Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of June 1, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Kapstone Kraft Paper Corporation, a Delaware corporation (the “Borrower”), Kapstone Paper and Packaging Corporation, a Delaware corporation (the “Parent”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests (select one):

☐  A Borrowing of Revolving Credit Loans

☐  A conversion or continuation of [Revolving Credit Loans][the Term Loan A-[1][2]]

1.	On	(a Business Day).

2.	In the amount of $

3.	Comprised of
[Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of	months.

[The Revolving Credit Borrowing requested herein complies with the proviso to the first sentence of Section 2.01(c) of the Agreement.](1)

(1)                                 Include this sentence in the case of a Revolving Credit Borrowing.

A-1

The Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a) and (b) shall be satisfied on and as of the date of the applicable Credit Extension.

KAPSTONE KRAFT PAPER CORPORATION,
a Delaware corporation

By:
Name:
Title:

A-2

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:                ,

To:                             Bank of America, N.A., as Swing Line Lender
Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of June 1, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Kapstone Kraft Paper Corporation, a Delaware corporation (the “Borrower”), Kapstone Paper and Packaging Corporation, a Delaware corporation (the “Parent”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:

1.	On	(a Business Day).

2.	In the amount of $	.

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

The Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a) and (b) shall be satisfied on and as of the date of the applicable Credit Extension.

KAPSTONE KRAFT PAPER CORPORATION,
a Delaware corporation

By:
Name:
Title:

B-1

EXHIBIT C-1

FORM OF TERM A-1 NOTE

                  ,

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                                            or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the Term Loan A-1 made by the Lender to the Borrower under that certain Second Amended and Restated Credit Agreement, dated as of June 1, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Guarantors party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of the Term Loan A-1 made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term A-1 Note is one of the Term A-1 Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Term A-1 Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term A-1 Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  The Term Loan A-1 made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Term A-1 Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term A-1 Note.

C-1-1

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF).

KAPSTONE KRAFT PAPER CORPORATION,
a Delaware corporation

By:
Name:
Title:

C-1-2

EXHIBIT C-2

FORM OF TERM A-2 NOTE

                ,

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                                            or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the Term Loan A-2 made by the Lender to the Borrower under that certain Second Amended and Restated Credit Agreement, dated as of June 1, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Guarantors party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of the Term Loan A-2 made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term A-2 Note is one of the Term A-2 Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Term A-2 Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term A-2 Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  The Term Loan A-2 made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Term A-2 Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term A-2 Note.

C-2-1

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF).

KAPSTONE KRAFT PAPER CORPORATION,
a Delaware corporation

By:
Name:
Title:

C-2-2

EXHIBIT C-3

FORM OF INCREMENTAL TERM NOTE

               ,

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                                            or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the Incremental Term Loan made by the Lender to the Borrower under that certain Second Amended and Restated Credit Agreement, dated as of June 1, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Guarantors party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of the Incremental Term Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Incremental Term Note is one of the Incremental Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Incremental Term Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Incremental Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  The Incremental Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Incremental Term Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Incremental Term Note.

C-3-1

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF).

KAPSTONE KRAFT PAPER CORPORATION,
a Delaware corporation

By:
Name:
Title:

C-3-2

EXHIBIT C-4

FORM OF REVOLVING CREDIT NOTE

              ,

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                                            or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrower under that certain Second Amended and Restated Credit Agreement, dated as of June 1, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Guarantors party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Revolving Credit Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.

C-4-1

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF).

KAPSTONE KRAFT PAPER CORPORATION,
a Delaware corporation

By:
Name:
Title:

C-4-2

EXHIBIT C-5

FORM OF SWING LINE NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to BANK OF AMERICA, N.A. or its registered assigns (the “Swing Line Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Swing Line Loan from time to time made by the Swing Line Lender to the Borrower under that certain Second Amended and Restated Credit Agreement, dated as of June 1, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined) among the Borrower, the Guarantors party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Borrower promises to pay interest on the unpaid principal amount of each Swing Line Loan from the date of such Swing Line Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Swing Line Lender in Dollars in immediately available funds.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Swing Line Note is the Swing Line Note referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Swing Line Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.  Swing Line Loans made by the Swing Line Lender shall be evidenced by one or more loan accounts or records maintained by the Swing Line Lender in the ordinary course of business. The Swing Line Lender may also attach schedules to this Swing Line Note and endorse thereon the date, amount and maturity of its Swing Line Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Swing Line Note.

C-5-1

THIS SWING LINE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF).

KAPSTONE KRAFT PAPER CORPORATION,
a Delaware corporation

By:
Name:
Title:

C-5-2

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                  ,

To:                             Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of June 1, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among KAPSTONE KRAFT PAPER CORPORATION, a Delaware corporation (the “Borrower”), KAPSTONE PAPER AND PACKAGING CORPORATION, a Delaware corporation (the “Parent”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                                        of the Parent, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Parent and the Borrower, and, after due and diligent investigation, that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.                                      The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Parent ended as of the above date, together with the report and opinion of an independent registered public accounting firm required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.                                      The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Parent ended as of the above date.  Such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Parent and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to changes resulting from normal year-end audit adjustments and subject to the absence of footnotes.

2.                                      The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower and the Parent during the accounting period covered by such financial statements.

3.                                      A review of the activities of the Borrower and the Parent during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period each of the Borrower and the Parent performed and observed all of its respective Obligations under the Loan Documents, and

[select one:]

D-1

[to the best knowledge of the undersigned, during such fiscal period the Borrower and the Parent performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.                                      The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                         ,             .

KAPSTONE PAPER AND PACKAGING CORPORATION, a Delaware corporation

By:
Name:
Title:

D-2

EXHIBIT E-1

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.]  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.                                      Assignor[s]:

2.                                      Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.                                      Borrower:                                          Kapstone Kraft Paper Corporation, a Delaware corporation

4.                                      Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

E-1-1

5.                                      Credit Agreement:                                             Second Amended and Restated Credit Agreement, dated as of June 1, 2015, among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

6.                                      Assigned Interest:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans		CUSIP Number

			$	$		%
			$	$		%
			$	$		%

[7.                                  Trade Date:                             ]

Effective Date:                                      , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and](1) Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:

[Consented to:](2)

(1)  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

E-1-2

KAPSTONE KRAFT PAPER CORPORATION

By:
Title:

[Consented to:](3)

[OTHER]

By:
Title:

(2)  To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

(3)  To be added only if the consent of any other party (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

E-1-3

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1.                            Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                            Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b)(v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of Section 3.01(e) of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

E-1-4

3.                                      General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

E-1-5

EXHIBIT E-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

1.              FAX ALONG WITH COMMITMENT LETTER TO:  Jenny Huang

FAX (212) 548-9965

I.     Borrower Name:                               KapStone Kraft Paper Corporation

$	Type of Credit Facility

II. Legal Name of Lender of Record for Signature Page:

•	Signing Credit Agreement	☐ YES	☐ NO

•	Coming in via Assignment	☐ YES	☐ NO

III. Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO, Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other — please specify)

IV. Domestic Address:	V. Eurodollar Address:

VI.  Contact Information:

Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s).  The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and State securities laws.

		Primary	Secondary
	Credit Contact	Operations Contact	Operations Contact

Name:
Title:
Address:
Telephone:
Facsimile:
E Mail Address:

Does Secondary Operations Contact need copy of notices?   ☐  YES   ☐  NO

E-2-1

	Letter of Credit	Draft Documentation
	Contact	Contact	Legal Counsel

Name:
Title:
Address:
Telephone:
Facsimile:
E Mail Address:

VII. Lender’s Standby Letter of Credit, Commercial Letter of Credit, and Bankers’ Acceptance Fed Wire Payment Instructions (if applicable):

Pay to:

(Bank Name)

(ABA #)

(Account #)

(Attention)

VIII. Lender’s Fed Wire Payment Instructions:

Pay to:

(Bank Name)

	(ABA #)	(City/State)

	(Account #)	(Account Name)

(Attention)

IX. Organizational Structure and Tax Status

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:

Lender Taxpayer Identification Number (TIN):         —

Tax Withholding Form Delivered to Bank of America*:

☐ W-9

☐ W-8BEN

E-2-2

☐ W-8ECI

☐ W-8EXP

☐ W-8IMY

NON—U.S. LENDER INSTITUTIONS

1. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI.  It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S.  Please refer to the instructions when completing the form applicable to your institution.  In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms.  An original tax form must be submitted.

2. Flow-Through Entities

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement.  Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form.  In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms.  Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification).  Please be advised that we require an original form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement.  Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

X. Bank of America Payment Instructions:

Pay to:                                             Bank of America, N.A.

ABA # 026009593

E-2-3

New York, NY

Acct. # [REDACTED]

Attn: Corporate Credit Services

Ref: KapStone Paper and Packaging Corporation

E-2-4

EXHIBIT F

FORM OF SECURITY AGREEMENT

[See attached].

SECOND AMENDED AND RESTATED

SECURITY AND PLEDGE AGREEMENT

THIS SECOND AMENDED AND RESTATED SECURITY AND PLEDGE AGREEMENT (this “Agreement”) is entered into as of June 1, 2015 among KAPSTONE KRAFT PAPER CORPORATION, a Delaware corporation (the “Borrower”), KAPSTONE PAPER AND PACKAGING CORPORATION, a Delaware corporation (the “Parent”), the other parties identified as “Obligors” on the signature pages hereto and such other parties that may become Obligors hereunder after the date hereof (together with the Borrower and the Parent, individually an “Obligor”, and collectively the “Obligors”) and BANK OF AMERICA, N.A., in its capacity as administrative agent (in such capacity, the “Administrative Agent”) under the Credit Agreement referenced below.

RECITALS

WHEREAS, pursuant to that certain Second Amended and Restated Credit Agreement dated as of the date hereof (as amended, restated, supplemented, modified, extended, renewed or replaced from time to time, the “Credit Agreement”) among the Borrower, the Guarantors identified therein, the Lenders identified therein and the Administrative Agent, the Lenders have agreed to make Loans and issue Letters of Credit upon the terms and subject to the conditions set forth therein; and

WHEREAS, this Agreement is required by the terms of the Credit Agreement.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      Definitions.

(a)                                 Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement, and the following terms shall have the meanings set forth in the UCC (defined below):  Accession, Account, Adverse Claim, As-Extracted Collateral, Certificated Security, Chattel Paper, Commercial Tort Claim, Commingled Goods, Consumer Goods, Control, Deposit Account, Document, Electronic Chattel Paper, Equipment, Farm Products, Financial Asset, Fixtures, General Intangible, Goods, Instrument, Inventory, Investment Company Security, Investment Property, Letter-of-Credit Right, Manufactured Home, Money, Payment Intangible, Proceeds, Promissory Note, Securities Account, Securities Intermediary, Security Entitlement, Security, Software, Supporting Obligation and Tangible Chattel Paper and Uncertificated Security.

(b)                                 In addition, the following terms shall have the meanings set forth below:

“Collateral” has the meaning provided in Section 2 hereof.

“Copyright License” means any written agreement, naming any Obligor as licensor, granting any right under any Copyright.

“Copyrights” means (a) all registered United States copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Copyright Office, and (b) all renewals thereof.

2

“Deposit Account Control Agreement” has the meaning set forth in Section 3(c) hereof.

“Patent License” means any agreement, whether written or oral, providing for the grant by or to an Obligor of any right to manufacture, use or sell any invention covered by a Patent.

“Patents” means (a) all letters patent of the United States or any other country and all reissues and extensions thereof, and (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof.

“Permitted Unpledged Account” means, with respect to any Obligor, any Deposit Account of such Obligor that is a zero balance account, is used solely as a payroll or employee benefit account or is an operating expenses disbursement account, all of which Deposit Accounts are set forth opposite the name of such Obligor on Schedule 3(m) hereto on the date of this Agreement (or, in the case of any additional Obligors on the date such additional Obligor becomes a party to this Agreement) or are Deposit Accounts for such permitted purposes for which the Administrative Agent has received prior written notice of such addition (and, upon the receipt by the Administrative Agent of such notice, Schedule 3(m) hereto shall be deemed automatically amended to include the additional Permitted Unpledged Account).

“Pledged Bonds” means the Charleston IDR Bonds (as defined in the Credit Agreement).

“Pledged Deposit Account” means any Deposit Account of an Obligor, other than a Permitted Unpledged Account.

“Pledged Equity” means, with respect to each Obligor, (i) 100% of the issued and outstanding Capital Securities of each Domestic Subsidiary of the Borrower that is directly owned by such Obligor and (ii) 65% of the issued and outstanding Capital Securities of each Material Foreign Subsidiary of the Borrower that is directly owned by such Obligor, as set forth on Schedule 1(b) hereto, in each case together with the certificates (or other agreements or instruments), if any, representing such shares, and all options and other rights, contractual or otherwise, with respect thereto, including, but not limited to, the following:

(1)                                 subject to the limitation in clause (ii) above, all Capital Securities representing a dividend thereon, or representing a distribution or return of capital upon or in respect thereof, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder thereof, or otherwise in respect thereof; and

(2)                                 subject to the limitation in clause (ii) above, in the event of any consolidation or merger involving the issuer thereof and in which such issuer is not the surviving Person, all shares of each class of the Capital Securities of the successor Person formed by or resulting from such consolidation or merger, to the extent that such successor Person is a direct Subsidiary of an Obligor.

“Secured Obligations” means (a) all of the Obligations, now existing or hereafter arising pursuant to the Loan Documents, owing from any Loan Party (or, in the case of a Secured Hedge Agreement or a Secured Cash Management Agreement, any Subsidiary of a Loan Party) to any Lender, any Hedge Bank, any Cash Management Bank or the Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05 of the Credit Agreement, howsoever evidenced, created, incurred or acquired, whether primary, secondary, direct, contingent, or joint and several, including, without limitation, all liabilities arising

3

under Secured Hedge Agreements and all liabilities arising under Secured Cash Management Agreements and (b) all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, including fees, charges and disbursements of counsel.

“Secured Parties” means the holders of the Secured Obligations from time to time and shall include each Lender, each Hedge Bank, each Cash Management Bank, the Administrative Agent, and their respective successors, transferees and assigns.

“Securities Account Control Agreement” has the meaning set forth in Section 3(c) hereof.

“Specific Excluded Property” has the meaning set forth in Section 2 hereof.

“Termination Date” means the date on which (i) the Aggregate Commitments have expired or been terminated, (ii) all Obligations have been paid in full (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) obligations under Secured Cash Management Agreements not yet due and payable and (z) contingent indemnification obligations), and (iii) all Letters of Credit have expired or have been terminated (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made).

“Trademark License” means any agreement, written or oral, providing for the grant by or to an Obligor of any right to use any Trademark.

“Trademarks” means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise and (b) all renewals thereof.

“UCC” means the Uniform Commercial Code as in effect from time to time in the state of New York except as such term may be used in connection with the perfection of the Collateral and then the applicable jurisdiction with respect to such affected Collateral shall apply.

“Work” means any work that is subject to copyright protection pursuant to Title 17 of the United States Code.

2.                                      Grant of Security Interest in the Collateral.  To secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations, each Obligor hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a continuing security interest in, and a right to set off against, any and all right, title and interest of such Obligor in and to all of the following, whether now owned or existing or owned, acquired, or arising hereafter (collectively, the “Collateral”):

(a) all Accounts;

(b) all Chattel Paper;

(c) those certain Commercial Tort Claims set forth on Schedule 2(c) hereto;

4

(d) all Copyrights;

(e) all Copyright Licenses;

(f) all Documents;

(g) all Equipment, including Equipment governed by the provisions of the FILOT Leases;

(h) all Fixtures;

(i) all General Intangibles, including any Obligor’s rights, title and interest as lessee with respect to the FILOT Leases;

(j) all Goods;

(k) all Instruments, including without limitation the Instruments evidencing the Debt described on Schedule 3(h) and owing to such Obligor by the issuers named therein, and all interest, cash, Instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Instruments evidencing such Debt;

(l) all Inventory;

(m) all Investment Property;

(n) all Letter-of-Credit Rights;

(o) all Money;

(p) all Patents;

(q) all Patent Licenses;

(r) all Pledged Bonds;

(s) all Pledged Deposit Accounts;

(t) all Pledged Equity;

(u) all Software;

(v) all Supporting Obligations;

(w) all Trademarks;

(x) all Trademark Licenses; and

(y) all Accessions and all Proceeds of any and all of the foregoing.

Notwithstanding anything in this Section 2 to the contrary, the foregoing grant of a security interest shall not be deemed to grant a security interest in, and the term “Collateral” shall exclude, (i) the Capital Securities of any Foreign Subsidiary other than the Pledged Equity of each Material Foreign Subsidiary and (ii) any of the

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property described below (the property described in clauses (I) and (II) below being hereinafter referred to as “Specific Excluded Property”):

(I)                                   any property or rights described in clauses (a) through (y) above, to the extent that, under applicable Laws, the applicable Obligor is expressly prohibited from granting a security interest therein or applicable Laws provide for the involuntary forfeiture of the property in the event a security interest is granted therein without the consent of the appropriate Governmental Authority; provided, however, that if such prohibition or the condition requiring such consent relates only to the foreclosure of a security interest or the exercise of other rights and remedies upon a default but not to the granting of a security interest therein, then a security interest in such property shall be deemed to be granted by this Agreement subject to the condition that the consent of such Governmental Authority is obtained by the Administrative Agent prior to foreclosure or exercising its other rights or remedies hereunder as to which such consent is required; and

(II)                              any property or rights described in clauses (a) through (y) above, to the extent that the terms and provisions of a written agreement, document or instrument in effect on the date hereof (or after the date hereof unless the relevant prohibition in such written agreement, document or instrument is prohibited under any Loan Document) creating or evidencing such property or any rights relating thereto expressly prohibit the granting of a security interest therein or condition the granting of a security interest therein on the consent of a third party whose consent has not been obtained or would cause, or allow a third party to cause, the forfeiture of such property upon the granting of a security interest therein; provided, however, that if such prohibition or the condition requiring such consent relates only to the foreclosure of a security interest or the exercise of other rights or remedies upon a default, then a security interest in such property shall be deemed to be granted by this Agreement subject to the condition that the consent of such third party is obtained by the Administrative Agent prior to foreclosure or exercising of its other rights or remedies hereunder as to which such consent is required;

provided that,

(A)                               In the event of the termination or elimination of any prohibition or the requirement for any consent contained in any applicable Law, agreement, document or instrument to the extent sufficient to permit any Specific Excluded Property to become Collateral hereunder, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such Specific Excluded Property shall be automatically and simultaneously granted hereunder in such Specific Excluded Property, and the Specific Excluded Property automatically and simultaneously shall be deemed to be assigned and pledged to the Administrative Agent and shall be included as Collateral hereunder;

(B)                               the foregoing limitations on the security interests created hereby shall not apply (1) to the extent any such prohibition or restriction on the creation of a security interest is rendered ineffective under the UCC or other applicable Law (including Debtor Relief Laws) or (2) to the extent such General Intangible, agreement, license, permit or other instrument was entered into with the sole intent of avoiding the requirement that a security interest be granted therein pursuant to this Agreement; and

(C)                               in no event shall the foregoing be construed to exclude from the security interests created by this Agreement any proceeds of any Specific Excluded Property of such Obligor, the monetary value of the goodwill or other General Intangibles relating thereto, or any Accounts or the right to payments that are due or become due to such Obligor under any such agreement or other instrument, in each case to the extent the same would otherwise constitute Collateral.

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The Obligors and the Administrative Agent, on behalf of the Secured Parties, hereby acknowledge and agree that the security interests created hereby in the Collateral constitute continuing collateral security for all of the Secured Obligations, whether now existing or hereafter arising and, in each case, are not to be construed as an assignment of any copyrights, patents, trademarks or any licenses therefor.

3.                                      Representations and Warranties.  Each Obligor hereby represents and warrants to the Administrative Agent, for the benefit of the Secured Parties, that:

(a)                                 Ownership.  Each Obligor is the legal and beneficial owner of its Collateral and has the right to pledge, sell, assign or transfer the same.  Subject to any Liens permitted under the Credit Agreement, there exists no Adverse Claim with respect to the Pledged Equity of such Obligor.

(b)                                 Chief Executive Office; Books & Records; Legal Name; State of Organization.  As of the Closing Date, each Obligor’s chief executive office and principal place of business are (and, except as reflected in Schedule 3(b), for the prior four months have been) located at the locations set forth on Schedule 3(b) attached hereto, and, as of the Closing Date, each Obligor keeps its books and records at the locations set forth on Schedule 3(b).  As of the Closing Date, each Obligor’s exact legal name is as shown in this Agreement and its location (within the meaning of Section 9-307 of the UCC) is (and, except as reflected in Schedule 3(b) for the prior four months has been) its state of organization as shown in this Agreement.

(c)                                  Security Interest/Priority.  This Agreement creates a valid security interest in favor of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral of such Obligor and, when properly perfected by filing, shall constitute a valid and perfected, first priority security interest in such Collateral (including all uncertificated Pledged Equity consisting of partnership or limited liability company interests that do not constitute Securities), to the extent such security interest can be perfected by filing under the UCC, free and clear of all Liens except for Permitted Liens.  The Administrative Agent’s Control of the Certificated Securities (if any) evidencing the Pledged Equity and possession of all Instruments constituting Collateral will perfect and establish the first priority of the Administrative Agent’s security interest in all the Pledged Equity evidenced by such Certificated Securities and such Instruments.  With respect to any Collateral consisting of a Deposit Account, Securities Entitlement or held in a Securities Account, upon execution and delivery by the applicable Obligor, the applicable Depository Bank or Securities Intermediary, as applicable, and the Administrative Agent of an agreement granting Control to the Administrative Agent over such Collateral (a “Deposit Account Control Agreement” or “Securities Account Control Agreement”, as applicable), in each case in form and substance reasonably satisfactory to the Administrative Agent, the Administrative Agent shall have a valid and perfected, first priority security interest in such Collateral.

(d)                                 Types of Collateral.  Unless the relevant Obligor has provided the Administrative Agent with written notice within 30 days after acquiring such Collateral, none of the Collateral consists of, or is the Proceeds of, As-Extracted Collateral, Consumer Goods, Farm Products, Manufactured Homes or timber that is to be cut and removed under a conveyance or contract for sale that, in each case, individually (or together with all related Collateral at the same location) has a value reasonably believed by such Obligor to be in excess of $10,000,000, unless, with respect to timber to be cut and removed, such timber has been purchased in the ordinary course of business for the manufacturing needs of the relevant Obligor.

(e)                                  Accounts.  (i) Each Account of the Obligors and the papers and documents relating thereto are genuine and in all material respects what they purport to be, (ii) each Account arises out of (A) a bona fide sale of goods sold and delivered by such Obligor (or is in the process of being

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delivered) or (B) services theretofore actually rendered by such Obligor to, the account debtor named therein and (iii) no Account of an Obligor is evidenced by any Instrument or Chattel Paper unless such Instrument or Chattel Paper has been endorsed over and delivered to, or submitted to the control of, the Administrative Agent in accordance with Section 4(a) and (iv) unless the relevant Obligor has provided the Administrative Agent with 30 days prior written notice to the contrary, no surety bond with respect to an amount that exceeds $10,000,000 has been required or given in connection with any Account of an Obligor or the contracts or purchase orders out of which they arose.

(f)                                   Equipment and Inventory.  Other than Equipment or Inventory that is in transit with common carriers or has been temporarily sent off-site for the purposes of repair and maintenance, the Equipment and Inventory of each Obligor is located solely at locations that are owned by such Obligor, except for locations (i) which are leased by such Obligor and with respect to which such Obligor is in compliance with Section 4(f) hereof, (ii) at which Inventory is held in a warehouse or by a bailee in accordance with Section 4(f) hereof or (iii) at which Inventory is held under a consignment or similar arrangement for sale of goods entered into in the ordinary course of business.

(g)                                  Authorization of Pledged Equity.  All Pledged Equity is duly authorized and validly issued, is fully paid and, to the extent applicable, nonassessable and is not subject to the preemptive rights of any Person.

(h)                                 No Other Equity Interests, Instruments, Etc.  As of the Closing Date, (i) no Obligor owns any Certificated Securities in any Subsidiary that are required to be pledged and delivered to the Administrative Agent hereunder except as set forth on Schedule 1(b) hereto, and (ii) no Obligor holds any Instruments, Documents or Tangible Chattel Paper required to be pledged and delivered to the Administrative Agent pursuant to Section 4(a)(i) of this Agreement other than as set forth on Schedule 3(h) hereto.  All such Certificated Securities, Instruments, Documents and Tangible Chattel Paper have been or shall be delivered to the Administrative Agent to the extent required to be so delivered pursuant to Section 4(a).

(i)                                     Partnership and Limited Liability Company Interests.  None of the Pledged Equity consisting of partnership or limited liability company interests (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a security governed by Article 8 of the UCC, (iii) is an investment company security, (iv) is held in a securities account or (v) constitutes a “Security” or a “Financial Asset” as such terms are defined in Article 8 of the UCC, except to the extent that any such Pledged Equity consisting of a partnership or limited liability company interest that constitutes a Security (because the relevant limited liability company agreement or partnership agreement expressly provides that it is a Security pursuant to Section 8-103(c) of the UCC) has been evidenced by a certificate and delivered to the Administrative Agent or is otherwise subject to the Administrative Agent’s Control.

(j)                                    [Intentionally Omitted]

(k)                                 Mergers, Etc.  Other than as set forth on Schedule 3(k) hereto, no Obligor has been party to a merger, consolidation or other change in structure or used any tradename in the prior five years.

(l)                                     Consents; Etc.  There are no restrictions in any Organization Document governing any Pledged Equity or any other document related thereto which would limit or restrict (i) the grant of a Lien pursuant to this Agreement on such Pledged Equity, (ii) the perfection of such Lien or (iii) the exercise of remedies in respect of such perfected Lien in the Pledged Equity as contemplated by this Agreement.  Except for (i) the filing or recording of UCC financing statements, (ii) the filing of

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appropriate notices with the United States Patent and Trademark Office and the United States Copyright Office, (iii) obtaining control to perfect the Liens created by this Agreement (to the extent required under Section 4(a) hereof), (iv) such actions as may be required by Laws affecting the offering and sale of securities, (v) such actions as may be required by applicable foreign Laws affecting the pledge of the Pledged Equity of Foreign Subsidiaries, (vi) consents, authorizations, filings or other actions which have been obtained or made and (vii) consents with respect to contracts which are either (x) not material to the business of the Obligors or (y) replaceable in the ordinary course of business, no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other Person (including, without limitation, any stockholder, member or creditor of such Obligor), is required for (A) the grant by such Obligor of the security interest in the Collateral granted hereby or for the execution, delivery or performance of this Agreement by such Obligor, (B) the perfection of such security interest (to the extent such security interest can be perfected by filing under the UCC, the granting of control (to the extent required under Section 4(a) hereof) or by filing an appropriate notice with the United States Patent and Trademark Office or the United States Copyright Office) or (C) except as set forth in the FILOT Lease with respect to the assets subject thereto, the exercise by the Administrative Agent or the Lenders of the rights and remedies provided for in this Agreement.

(m)                             Commercial Tort Claims.  As of the Closing Date, no Obligor has any Commercial Tort Claims having a value reasonably believed by such Obligor to be in excess of $10,000,000 other than as set forth on Schedule 2(c) hereto.

(n)                                 Copyrights, Patents and Trademarks.

(i)                                     Set forth on Schedule 3(n) is a list of each Copyright, Copyright License, Patent, Patent License, Trademark and Trademark License registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by each Loan Party as of the Closing Date.

(ii)                                  To the best of each Obligor’s knowledge, each Copyright, Patent and Trademark of such Obligor is valid, subsisting, unexpired, enforceable and has not been abandoned (other than Copyrights, Patents or Trademarks that, in the reasonable business judgment of such Obligor, are not material to the conduct of its business).

(iii)                               To the best of each Obligor’s knowledge, no holding, decision or judgment has been rendered by any Governmental Authority that would limit, cancel or question the validity of any Copyright, Patent or Trademark of any Obligor except as could not reasonably be expected to have a Material Adverse Effect.

(iv)                              No action or proceeding is pending seeking to limit, cancel or question the validity of any Copyright, Patent or Trademark of any Obligor, as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(v)                                 All applications pertaining to the Copyrights, Patents and Trademarks of each Obligor have been duly and properly filed, and all registrations or letters pertaining to such Copyrights, Patents and Trademarks have been duly and properly filed and issued (other than Copyrights, Patents or Trademarks that, in the reasonable business judgment of such Obligor, are not material to the conduct of its business).

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(vi)                              No Obligor has made any assignment or agreement in conflict with the security interest in the Copyrights, Patents or Trademarks of any Obligor hereunder.

(o)                                 Exercising of Rights.  The exercise by the Administrative Agent of its rights and remedies hereunder will not violate any material contractual restriction or, to the knowledge of any Obligor, any Law or governmental regulation binding on or affecting an Obligor or any of its property except for such violations as will not interfere with the principal benefits, rights and remedies provided for, and granted to, the Administrative Agent for the benefit of the Secured Parties hereunder.

(p)                                 Deposit Accounts.  As of the Closing Date, set forth on Schedule 3(p) attached hereto is a list of all of the Deposit Accounts of the Obligors and an indication whether such Deposit Account is a Pledged Deposit Account or a Permitted Unpledged Account.

(q)                                 Securities Accounts.  As of the Closing Date, set forth on Schedule 3(p) attached hereto is a list of all of the Securities Accounts of the Obligors.

4.                                      Covenants. Each Obligor covenants that until the Termination Date, such Obligor shall:

(a)                                 Instruments/Chattel Paper/Pledged Equity/Letter-of-Credit Rights.

(i)                                     If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument or Tangible Chattel Paper, or if any property constituting Collateral shall be stored or shipped subject to a Document, ensure that each such Instrument, Tangible Chattel Paper or Document that individually has a value in excess of $5,000,000 or, together with all other Instruments, Tangible Chattel Paper or Documents, as applicable, that have not been duly endorsed and delivered to the Administrative Agent, a value in excess of $25,000,000 is either in the possession of such Obligor at all times or, if requested by the Administrative Agent to perfect its security interest in such Collateral, is delivered to the Administrative Agent duly endorsed in a manner satisfactory to the Administrative Agent.  Such Obligor shall ensure that any Collateral consisting of Tangible Chattel Paper that has a value in excess of $5,000,000 is marked with a legend acceptable to the Administrative Agent indicating the Administrative Agent’s security interest in such Tangible Chattel Paper.

(ii)                                  Deliver to the Administrative Agent promptly upon the receipt thereof by or on behalf of an Obligor, all certificates constituting (A) Pledged Equity or (B) other Investment Property that individually has a value in excess of $5,000,000 or, together with all such other certificated Investment Property that has not been delivered, a value in excess of $25,000,000.  Prior to delivery to the Administrative Agent, all such certificates constituting Pledged Equity shall be held in trust by such Obligor for the benefit of the Administrative Agent pursuant hereto.  All such certificates representing Pledged Equity shall be delivered in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, substantially in the form provided in Exhibit 4(a)(ii) hereto.

(iii)                               Execute and deliver all agreements, assignments, instruments or other documents as reasonably requested by the Administrative Agent for the purpose of obtaining and maintaining Control with respect to any Collateral consisting of Letter-of-Credit Rights having a value in excess of $5,000,000 individually or, together with all other Letter-of-Credit Rights not subject to Control, a value in excess of $25,000,000.

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(b)                                 Filing of Financing Statements, Notices, etc.  Each Obligor shall execute and deliver to the Administrative Agent such agreements, assignments or instruments (including affidavits, notices, reaffirmations and amendments and restatements of existing documents, as the Administrative Agent may reasonably request) and do all such other things as the Administrative Agent may reasonably deem necessary or appropriate (i) to assure to the Administrative Agent its security interests hereunder are perfected and maintained, including (A) such instruments as the Administrative Agent may from time to time reasonably request in order to perfect and maintain the security interests granted hereunder in accordance with the UCC, (B) with regard to Copyrights, a Notice of Grant of Security Interest in Copyrights in the form of Schedule 4(b)(i), (C) with regard to Patents, a Notice of Grant of Security Interest in Patents for filing with the United States Patent and Trademark Office in the form of Schedule 4(b)(ii) hereto and (D) with regard to Trademarks, a Notice of Grant of Security Interest in Trademarks for filing with the United States Patent and Trademark Office in the form of Schedule 4(b)(iii) hereto, (ii) to consummate the transactions contemplated hereby and (iii) to otherwise protect and assure the Administrative Agent of its rights and interests hereunder.  Furthermore, each Obligor also hereby irrevocably makes, constitutes and appoints the Administrative Agent, its nominee or any other person whom the Administrative Agent may designate, as such Obligor’s attorney in fact with full power and for the limited purpose to sign in the name of such Obligor any financing statements, or amendments and supplements to financing statements, renewal financing statements, notices or any similar documents which in the Administrative Agent’s reasonable discretion would be necessary or appropriate in order to perfect and maintain perfection of the security interests granted hereunder, such power, being coupled with an interest, being and remaining irrevocable the Termination Date.  Each Obligor hereby agrees that a carbon, photographic or other reproduction of this Agreement or any such financing statement is sufficient for filing as a financing statement by the Administrative Agent without notice thereof to such Obligor wherever the Administrative Agent may in its sole discretion desire to file the same.  In the event for any reason the Law of any jurisdiction other than New York becomes or is applicable to the Collateral of any Obligor or any part thereof, or to any of the Secured Obligations, such Obligor agrees to execute and deliver all such instruments and to do all such other things as the Administrative Agent in its sole discretion reasonably deems necessary or appropriate to preserve, protect and enforce the security interest of the Administrative Agent under the Law of such other jurisdiction (and, if an Obligor shall fail to do so promptly upon the request of the Administrative Agent, then the Administrative Agent may execute any and all such requested documents on behalf of such Obligor pursuant to the power of attorney granted herein).  Each Obligor agrees to mark its books and records to reflect the security interest of the Administrative Agent in the Collateral.

(c)                                  Pledged Deposit Accounts and Securities Accounts. Maintain each Pledged Deposit Account and Securities Account such that one of the following criteria is satisfied: (i) in the case of a Pledged Deposit Account, such account is maintained with the Administrative Agent; (ii) such account is subject to a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable; provided, however, that the Obligors will have up to (A) 90 days following the Closing Date (or such later date as the Administrative Agent shall agree) to deliver such Deposit Account Control Agreement or Securities Account Control Agreement, as applicable, in the case of any such account existing as of the Closing Date and (B) 90 days following the acquisition of such account (or such later date as the Administrative Agent shall agree) to deliver such Deposit Account Control Agreement or Securities Account Control Agreement, as applicable, in the case of any such account acquired after the Closing Date pursuant to a Permitted Acquisition; or (iii) the aggregate value of all amounts held in such account is (A) less than $5,000,000 and (B) would not cause the aggregate value of all amounts held in Pledged Deposit Accounts and Securities Accounts that do not satisfy clause (i) or (ii) above to exceed, collectively, $25,000,000.

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(d)                                 Reserved.

(e)                                  Defense of Title.  Warrant and defend title to and ownership of the Collateral (except as otherwise permitted under the Credit Agreement) of such Obligor at its own expense against the claims and demands of all other parties claiming an interest therein, keep the Collateral free from all Liens, except for Liens permitted by the Credit Agreement and not sell, exchange, transfer, assign, lease or otherwise dispose of the Collateral of such Obligor or any interest therein, except as permitted under the Credit Agreement.

(f)                                   Collateral Held by Warehouseman, Bailee, etc.  If any Collateral with a value in excess of $10,000,000 is at any time in the possession or control of a warehouseman, bailee or any agent or processor of such Obligor, such Obligor shall give prompt written notice thereof to the Administrative Agent and, if the Administrative Agent so requests (i) notify such Person in writing of the Administrative Agent’s security interest therein, (ii) instruct such Person to hold all such Collateral for the Administrative Agent’s account and subject to the Administrative Agent’s instructions and (iii) use reasonable best efforts to obtain a written acknowledgment from such Person that it is holding such Collateral for the benefit of the Administrative Agent.  If any Collateral with a value in excess of $10,000,000 is at any time located at a location leased by such Obligor, such Obligor shall give prompt written notice thereof to the Administrative Agent and, if the Administrative Agent so requests, use reasonable best efforts to obtain a letter agreement regarding lien waivers and consent to access from the applicable landlord, such letter agreement to be in form and substance reasonably satisfactory to the Administrative Agent.

(g)                                  Treatment of Accounts.  Not grant or extend the time for payment of any Account, or compromise or settle any Account for less than the full amount thereof, or release any person or property, in whole or in part, from payment thereof, or allow any credit or discount thereon, other than as normal and customary in the ordinary course of an Obligor’s business.

(h)                                 Commercial Tort Claims.  (i) Promptly forward to the Administrative Agent an updated Schedule 2(c) listing any and all Commercial Tort Claims by or in favor of such Obligor having a value reasonably believed by such Obligor to be in excess of $10,000,000 and (ii) execute and deliver such statements, documents and notices and do and cause to be done all such things as may be required by the Administrative Agent, or required by Law to create, preserve, perfect and maintain the Administrative Agent’s security interest in any Commercial Tort Claims initiated by or in favor of any Obligor.

(i)                                     Reserved.

(j)                                    Intellectual Property.

(i)                                     Not do any act or knowingly omit to do any act whereby any material Copyright may become invalidated and (A) not do any act, or knowingly omit to do any act, whereby any material Copyright may become injected into the public domain; (B) notify the Administrative Agent immediately if it knows that any material Copyright may become injected into the public domain or of any materially adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any court or tribunal in the United States or any other country) regarding an Obligor’s ownership of any such Copyright or its validity; (C) take all necessary steps as it shall deem appropriate under the circumstances, to maintain and pursue each application (and to obtain the relevant registration) of each material Copyright owned by an Obligor and to maintain

12

each registration of each material Copyright owned by an Obligor including, without limitation, filing of applications for renewal where necessary; and (D) promptly notify the Administrative Agent of any material infringement of any material Copyright of an Obligor of which it becomes aware and take such actions as it shall reasonably deem appropriate under the circumstances to protect such Copyright, including, where appropriate, the bringing of suit for infringement, seeking injunctive relief and seeking to recover any and all damages for such infringement.

(ii)                                  Not make any assignment or agreement in conflict with the security interest in the Copyrights of each Obligor hereunder (except as permitted by the Credit Agreement).

(iii)                               (A) Continue to use each material Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (B) maintain, in a manner consistent with historical practice, the quality of products and services offered under such Trademark, (C) employ such Trademark with the appropriate notice of registration, if applicable, (D) not adopt or use any mark that is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent, for the ratable benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (E) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any such Trademark may become invalidated.

(iv)                              Not do any act, or omit to do any act, whereby any material Patent may become abandoned or dedicated.

(v)                                 Notify the Administrative Agent and the Lenders immediately if it knows that any application or registration relating to any material Patent or Trademark may become abandoned or dedicated, or of any materially adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court or tribunal in any country) regarding such Obligor’s ownership of any material Patent or Trademark or its right to register the same or to keep and maintain the same.

(vi)                              Take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of each material Patent and Trademark, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(vii)                           Promptly notify the Administrative Agent and the Lenders after it learns that any material Patent or Trademark included in the Collateral is infringed, misappropriated or diluted by a third party and promptly sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution, or to take such other actions as it shall reasonably deem appropriate under the circumstances to protect such Patent or Trademark.

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(viii)                        Not make any assignment or agreement in conflict with the security interest in the Patents or Trademarks of each Obligor hereunder (except as permitted by the Credit Agreement).

Notwithstanding the foregoing, the Obligors may, in their reasonable business judgment, fail to maintain, pursue, preserve or protect, or take other actions specified above with respect to, any Copyright, Patent or Trademark which is not material to their businesses.

(k)                                 Insurance. Insure, repair and replace the Collateral of such Obligor as set forth in the Credit Agreement.  All insurance proceeds shall be subject to the security interests of the Administrative Agent hereunder.

5.                                      Authorization to File Financing Statements.  Each Obligor hereby authorizes the Administrative Agent to prepare and file such financing statements (including continuation statements) or amendments thereof or supplements thereto or other instruments as the Administrative Agent may from time to time deem necessary or appropriate in order to perfect and maintain the security interests granted hereunder in accordance with the UCC (including authorization to describe the Collateral as “all personal property”, “all assets” or words of similar meaning).

6.                                      Advances.  On failure of any Obligor to perform any of the covenants and agreements contained herein, the Administrative Agent may, at its sole option and in its sole discretion upon prior notice to the relevant Obligor, perform the same and in so doing may expend such sums as the Administrative Agent may reasonably deem advisable in the performance thereof, including, without limitation, the payment of any insurance premiums, the payment of any taxes, a payment to obtain a release of a Lien or potential Lien, expenditures made in defending against any adverse claim and all other expenditures which the Administrative Agent may make for the protection of the security hereof or which may be compelled to make by operation of Law.  All such sums and amounts so expended shall be repayable by the Obligors on a joint and several basis promptly upon timely notice thereof and demand therefor, shall constitute additional Secured Obligations and shall bear interest from the date said amounts are expended at the Default Rate.  No such performance of any covenant or agreement by the Administrative Agent on behalf of any Obligor, and no such advance or expenditure therefor, shall relieve the Obligors of any Default or Event of Default.  The Administrative Agent may make any payment hereby authorized in accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax lien, title or claim except to the extent such payment is being contested in good faith by an Obligor in appropriate proceedings and against which adequate reserves are being maintained in accordance with GAAP.

7.                                      Remedies.

(a)                                 General Remedies.  Upon the occurrence of an Event of Default and during continuation thereof, the Administrative Agent shall have, in addition to the rights and remedies provided herein, in any of the Loan Documents, in any other documents relating to the Secured Obligations, or by Law (including, but not limited to, levy of attachment, garnishment and the rights and remedies set forth in the UCC of the jurisdiction applicable to the affected Collateral), the rights and remedies of a secured party under the UCC (regardless of whether the UCC is the law of the jurisdiction where the rights and remedies are asserted and regardless of whether the UCC applies to the affected Collateral), and further, the Administrative Agent may, with or without judicial process or the aid and assistance of others, (i) enter on any premises on which any of the Collateral may be located and, without resistance or interference by the Obligors, take possession of the Collateral, (ii) dispose of any Collateral on any such premises, (iii) require the Obligors to assemble and make available to the Administrative Agent at the expense of the Obligors any Collateral at any place and

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time designated by the Administrative Agent which is reasonably convenient to both parties, (iv) remove any Collateral from any such premises for the purpose of effecting sale or other disposition thereof, and/or (v) without demand and without advertisement, notice, hearing or process of law, all of which each of the Obligors hereby waives to the fullest extent permitted by Law, at any place and time or times, sell and deliver any or all Collateral held by or for it at public or private sale (which in the case of a private sale of Pledged Equity, shall be to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof), at any exchange or broker’s board or elsewhere, by one or more contracts, in one or more parcels, for Money, upon credit or otherwise, at such prices and upon such terms as the Administrative Agent deems advisable, in its sole discretion (subject to any and all mandatory legal requirements). Each Obligor acknowledges that any such private sale may be at prices and on terms less favorable to the seller than the prices and other terms which might have been obtained at a public sale and, notwithstanding the foregoing, agrees that such private sale shall be deemed to have been made in a commercially reasonable manner and, in the case of a sale of Pledged Equity, that the Administrative Agent shall have no obligation to delay sale of any such securities for the period of time necessary to permit the issuer of such securities to register such securities for public sale under the Securities Act of 1933.  Neither the Administrative Agent’s compliance with applicable Law nor its disclaimer of warranties relating to the Collateral shall be considered to adversely affect the commercial reasonableness of any sale.  To the extent the rights of notice cannot be legally waived hereunder, each Obligor agrees that any requirement of reasonable notice shall be met if such notice, specifying the place of any public sale or the time after which any private sale is to be made, is provided to the Borrower in accordance with the notice provisions of Section 11.02 of the Credit Agreement at least 10 days before the time of sale or other event giving rise to the requirement of such notice.  The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  Each Obligor further acknowledges and agrees that any offer to sell any Pledged Equity which has been (i) publicly advertised on a bona fide basis in a newspaper or other publication of general circulation in the financial community of New York, New York (to the extent that such offer may be advertised without prior registration under the Securities Act of 1933), or (ii) made privately in the manner described above shall be deemed to involve a “public sale” under the UCC, notwithstanding that such sale may not constitute a “public offering” under the Securities Act of 1933, and the Administrative Agent may, in such event, bid for the purchase of such securities.  The Administrative Agent shall not be obligated to make any sale or other disposition of the Collateral regardless of notice having been given.  To the extent permitted by applicable Law, any Lender may be a purchaser at any such sale.  To the extent permitted by applicable Law, each of the Obligors hereby waives all of its rights of redemption with respect to any such sale.  Subject to the provisions of applicable Law, the Administrative Agent may postpone or cause the postponement of the sale of all or any portion of the Collateral by announcement at the time and place of such sale, and such sale may, without further notice, to the extent permitted by Law, be made at the time and place to which the sale was postponed, or the Administrative Agent may further postpone such sale by announcement made at such time and place.

(b)                                 Remedies relating to Accounts.  During the continuation of an Event of Default, whether or not the Administrative Agent has exercised any or all of its rights and remedies hereunder, (i) each Obligor will promptly upon request of the Administrative Agent instruct all account debtors to remit all payments in respect of Accounts to a mailing location selected by the Administrative Agent and (ii) the Administrative Agent shall have the right to enforce any Obligor’s rights against its customers and account debtors, and the Administrative Agent or its designee may notify any of the Obligor’s customers and account debtors that the Accounts of such Obligor have been assigned to the

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Administrative Agent or of the Administrative Agent’s security interest therein, and may (either in its own name or in the name of an Obligor or both) demand, collect (including without limitation by way of a lockbox arrangement), receive, take receipt for, sell, sue for, compound, settle, compromise and give acquittance for any and all amounts due or to become due on any Account, and, in the Administrative Agent’s discretion, file any claim or take any other action or proceeding to protect and realize upon the security interest of the Administrative Agent in the Accounts.  Each Obligor acknowledges and agrees that the Proceeds of its Accounts remitted to or on behalf of the Administrative Agent in accordance with the provisions hereof shall be solely for the Administrative Agent’s own convenience and that such Obligor shall not have any right, title or interest in such Accounts or in any such other amounts except as expressly provided herein.  Neither the Administrative Agent nor the Lenders shall have any liability or responsibility to any Obligor for acceptance of a check, draft or other order for payment of money bearing the legend “payment in full” or words of similar import or any other restrictive legend or endorsement or be responsible for determining the correctness of any remittance.  Furthermore, during the continuation of an Event of Default, (i) the Administrative Agent shall have the right, but not the obligation, to make test verifications of the Accounts in any manner and through any medium that it reasonably considers advisable, and the Obligors shall furnish all such assistance and information as the Administrative Agent may reasonably require in connection with such test verifications, (ii) upon the Administrative Agent’s request and at the expense of the Obligors, the Obligors shall cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts and (iii) the Administrative Agent in its own name or in the name of others may communicate with account debtors on the Accounts to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Accounts.

(c)                                  Access.  In addition to the rights and remedies hereunder, upon the occurrence of an Event of Default and during the continuance thereof, the Administrative Agent shall have the right to enter and remain upon the various premises of the Obligors without cost or charge to the Administrative Agent, and use the same, together with materials, supplies, books and records of the Obligors for the purpose of collecting and liquidating the Collateral, or for preparing for sale and conducting the sale of the Collateral, whether by foreclosure, auction or otherwise.  In addition, the Administrative Agent may remove Collateral, or any part thereof, from such premises and/or any records with respect thereto, in order to effectively collect or liquidate such Collateral.

(d)                                 Nonexclusive Nature of Remedies.  Failure by the Administrative Agent or the Lenders to exercise any right, remedy or option under this Agreement, any other Loan Document, any other document relating to the Secured Obligations, or as provided by Law, or any delay by the Administrative Agent or the Lenders in exercising the same, shall not operate as a waiver of any such right, remedy or option.  No waiver hereunder shall be effective unless it is in writing, signed by the party against whom such waiver is sought to be enforced and then only to the extent specifically stated, which in the case of the Administrative Agent or the Lenders shall only be granted as provided herein.  To the extent permitted by Law, neither the Administrative Agent, the Lenders, nor any party acting as attorney for the Administrative Agent or the Lenders, shall be liable hereunder for any acts or omissions or for any error of judgment or mistake of fact or law other than their gross negligence or willful misconduct hereunder.  The rights and remedies of the Administrative Agent and the Lenders under this Agreement shall be cumulative and not exclusive of any other right or remedy which the Administrative Agent or the Lenders may have.

(e)                                  Retention of Collateral.  In addition to the rights and remedies hereunder, the Administrative Agent may, in compliance with Sections 9-620 and 9-621 of the UCC or otherwise complying with the requirements of applicable Law of the relevant jurisdiction, accept or retain the

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Collateral in satisfaction of the Secured Obligations.  Unless and until the Administrative Agent shall have provided such notices, however, the Administrative Agent shall not be deemed to have retained any Collateral in satisfaction of any Secured Obligations for any reason.

(f)                                   Deficiency.  In the event that the proceeds of any sale, collection or realization are insufficient to pay all amounts to which the Administrative Agent or the Lenders are legally entitled, the Obligors shall be jointly and severally liable for the deficiency, together with interest thereon at the Default Rate, together with the costs of collection and the fees, charges and disbursements of counsel.  Any surplus remaining after the full payment and satisfaction of the Secured Obligations shall be returned to the Obligors or to whomsoever a court of competent jurisdiction shall determine to be entitled thereto.

(g)                                  Indemnification.  Each Obligor hereby agrees to indemnify the Administrative Agent and the Lenders in accordance with the terms of Section 11.04 of the Credit Agreement and each of the other Loan Documents with respect to the actions taken by the Administrative Agent in accordance with the foregoing.  The foregoing indemnity shall survive the repayment of the Secured Obligations.

8.                                      Rights of the Administrative Agent.

(a)                                 Power of Attorney.  In addition to other powers of attorney contained herein, each Obligor hereby designates and appoints the Administrative Agent, on behalf of the Secured Parties, and each of its designees or agents, as attorney-in-fact of such Obligor, irrevocably and with power of substitution, with authority to take any or all of the following actions upon the occurrence and during the continuance of an Event of Default:

(i)                                     to demand, collect, settle, compromise, adjust, give discharges and releases, all as the Administrative Agent may reasonably determine;

(ii)                                  to commence and prosecute any actions at any court for the purposes of collecting any Collateral and enforcing any other right in respect thereof;

(iii)                               to defend, settle or compromise any action brought and, in connection therewith, give such discharge or release as the Administrative Agent may deem reasonably appropriate;

(iv)                              receive, open and dispose of mail addressed to an Obligor and endorse checks, notes, drafts, acceptances, money orders, bills of lading, warehouse receipts or other instruments or documents evidencing payment, shipment or storage of the goods giving rise to the Collateral of such Obligor on behalf of and in the name of such Obligor, or securing, or relating to such Collateral;

(v)                                 sell, assign, transfer, make any agreement in respect of, or otherwise deal with or exercise rights in respect of, any Collateral or the goods or services which have given rise thereto, as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes;

(vi)                              adjust and settle claims under any insurance policy relating thereto;

(vii)                           execute and deliver all assignments, conveyances, statements, financing statements, renewal financing statements, security agreements, affidavits, notices and other

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agreements, instruments and documents that the Administrative Agent may determine necessary in order to perfect and maintain the security interests and liens granted in this Agreement and in order to fully consummate all of the transactions contemplated therein;

(viii)                        institute any foreclosure proceedings that the Administrative Agent may deem appropriate;

(ix)                              to sign and endorse any drafts, assignments, proxies, stock powers, verifications, notices and other documents relating to the Collateral;

(x)                                 to exchange any of the Pledged Equity or other property upon any merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Pledged Equity with any committee, depository, transfer agent, registrar or other designated agency upon such terms as the Administrative Agent may reasonably deem appropriate;

(xi)                              to vote for a shareholder resolution, or to sign an instrument in writing, sanctioning the transfer of any or all of the Pledged Equity into the name of the Administrative Agent or one or more of the Lenders or into the name of any transferee to whom the Pledged Equity or any part thereof may be sold pursuant to Section 7 hereof;

(xii)                           to pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against the Collateral;

(xiii)                        to direct any parties liable for any payment in connection with any of the Collateral to make payment of any and all monies due and to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct;

(xiv)                       to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Collateral; and

(xv)                          do and perform all such other acts and things as the Administrative Agent may reasonably deem to be necessary, proper or convenient in connection with the Collateral.

This power of attorney is a power coupled with an interest and shall be irrevocable until the Termination Date.  The Administrative Agent shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Administrative Agent in this Agreement, and shall not be liable for any failure to do so or any delay in doing so.  The Administrative Agent shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or its capacity as attorney-in-fact except acts or omissions resulting from its gross negligence or willful misconduct.  This power of attorney is conferred on the Administrative Agent solely to protect, preserve and realize upon its security interest in the Collateral.

(b)                                 Assignment by the Administrative Agent. The Administrative Agent may from time to time assign its security interests in the Collateral to a successor Administrative Agent appointed in accordance with the Credit Agreement, and such successor shall be entitled to all of the rights and remedies of the Administrative Agent under this Agreement in relation thereto.

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(c)                                  The Administrative Agent’s Duty of Care.  Other than the exercise of reasonable care to assure the safe custody of the Collateral while being held by the Administrative Agent hereunder, the Administrative Agent shall have no duty or liability to preserve rights pertaining thereto, it being understood and agreed that the Obligors shall be responsible for preservation of all rights in the Collateral, and the Administrative Agent shall be relieved of all responsibility for the Collateral upon surrendering it or tendering the surrender of it to the Obligors.  The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property, which shall be no less than the treatment employed by a reasonable and prudent agent in the industry, it being understood that the Administrative Agent shall not have responsibility for taking any necessary steps to preserve rights against any parties with respect to any of the Collateral.  In the event of a public or private sale of Collateral pursuant to Section 7 hereof, the Administrative Agent shall have no responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Collateral, whether or not the Administrative Agent has or is deemed to have knowledge of such matters, or (ii) taking any steps to clean, repair or otherwise prepare the Collateral for sale.

(d)                                 Liability with Respect to Accounts.  Anything herein to the contrary notwithstanding, each of the Obligors shall remain liable under each of the Accounts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to each such Account.  Neither the Administrative Agent nor any Lender shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Lender of any payment relating to such Account pursuant hereto, nor shall the Administrative Agent or any Lender be obligated in any manner to perform any of the obligations of an Obligor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(e)                                  Voting and Payment Rights in Respect of the Pledged Equity.

(i)                                     So long as no Event of Default shall exist, each Obligor may (A) exercise any and all voting and other consensual rights pertaining to the Pledged Equity of such Obligor or any part thereof for any purpose not inconsistent with the terms of this Agreement or any Loan Document and (B) receive and retain any and all dividends (other than stock dividends and other dividends constituting Collateral which are addressed hereinabove), principal or interest paid in respect of the Pledged Equity to the extent they are allowed under the Credit Agreement; and

(ii)                                  During the continuance of an Event of Default and following receipt by the Obligors of written notice thereof from the Administrative Agent, (A) all rights of an Obligor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to clause (i)(A) above shall cease and all such rights shall thereupon become vested in the Administrative Agent which shall then have the sole right to exercise such voting and other consensual rights, (B) all rights of an Obligor to receive the dividends, principal and interest payments which it would otherwise be authorized to receive and retain pursuant to clause (i)(B) above shall cease and all such rights shall thereupon be vested in the Administrative Agent which shall then have the

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sole right to receive and hold as Collateral such dividends, principal and interest payments, and (C) all dividends, principal and interest payments which are received by an Obligor contrary to the provisions of clause (ii)(B) above shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Obligor, and shall be forthwith paid over to the Administrative Agent as Collateral in the exact form received, to be held by the Administrative Agent as Collateral and as further collateral security for the Secured Obligations.

(f)                                   Releases of Collateral.

(i)                                     If any Collateral shall be sold, transferred or otherwise disposed of by any Obligor in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Obligor, shall promptly execute and deliver to such Obligor all releases and other documents, and take such other action, reasonably necessary for the release of the Liens created hereby or by any other Collateral Document on such Collateral.

(ii)                                  The Administrative Agent may release any of the Pledged Equity from this Agreement or may substitute any of the Pledged Equity for other Pledged Equity without altering, varying or diminishing in any way the force, effect, lien, pledge or security interest of this Agreement as to any Pledged Equity not expressly released or substituted, and this Agreement shall continue as a first priority lien on all Pledged Equity not expressly released or substituted.

(iii)                               If any Guarantor is released from its obligations under the Guaranty in accordance with Section 9.10 of the Credit Agreement, then the Administrative Agent, at the request and sole expense of the Borrower, shall promptly execute and deliver to the Borrower all releases and other documents, and take such other action, reasonably necessary for the release of the Liens granted hereunder by such Guarantor.

9.                                      Application of Proceeds.  Upon the occurrence and during the continuation of an Event of Default, any payments in respect of the Secured Obligations and any proceeds of the Collateral, when received by the Administrative Agent or any of the Lenders in cash or its equivalent, will be applied in reduction of the Secured Obligations in the order set forth in Section 8.03 of the Credit Agreement, and each Obligor irrevocably waives the right to direct the application of such payments and proceeds and acknowledges and agrees that the Administrative Agent shall have the continuing and exclusive right to apply and reapply any and all such payments and proceeds in accordance with Section 8.03 of the Credit Agreement, notwithstanding any entry to the contrary upon any of its books and records.

10.                               Continuing Agreement.

(a)                                 This Agreement shall remain in full force and effect until the occurrence of the Termination Date at which time this Agreement shall be automatically terminated and the Administrative Agent shall, upon the request and at the expense of the Obligors, forthwith release all of its liens and security interests hereunder and shall execute and deliver all UCC termination statements and/or other documents reasonably requested by the Obligors evidencing such termination.

(b)                                 This Agreement shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender as a

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preference, fraudulent conveyance or otherwise under any Debtor Relief Law, all as though such payment had not been made; provided that in the event payment of all or any part of the Secured Obligations is rescinded or must be restored or returned, all reasonable costs and expenses (including without limitation any reasonable legal fees and disbursements) incurred by the Administrative Agent or any Lender in defending and enforcing such reinstatement shall be deemed to be included as a part of the Secured Obligations.

11.                               Amendments; Waivers; Modifications, etc.  This Agreement and the provisions hereof may not be amended, waived, modified, changed, discharged or terminated except as set forth in Section 11.01 of the Credit Agreement and, with respect to discharge or termination, Section 10(a) of this Agreement; provided that any update or revision to Schedule 2(c) or Schedule 3(h) hereof delivered by any Obligor shall not constitute an amendment for purposes of this Section 11 or any of the Loan Documents.

12.                               Successors in Interest.  This Agreement shall be binding upon each Obligor, its successors and assigns and shall inure, together with the rights and remedies of the Administrative Agent and the Lenders hereunder, to the benefit of the Administrative Agent and the Lenders and their successors and permitted assigns.

13.                               Notices.  All notices required or permitted to be given under this Agreement shall be in conformance with Section 11.02 of the Credit Agreement.

14.                               Counterparts; Signatures.  This Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.  Any signature delivered by facsimile or electronic mail shall be deemed to be an original signature hereto, provided that the Obligors shall deliver an original to the Administrative Agent upon the Administrative Agent’s request.

15.                               Headings.  The headings of the sections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

16.                               Governing Law; Submission to Jurisdiction; Venue; WAIVER OF JURY TRIAL.

(a)                                 GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF).

(b)                                 SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER OBLIGOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST

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EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER OBLIGOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  THE BORROWER AND EACH OTHER OBLIGOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02 OF THE CREDIT AGREEMENT.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)                                  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

17.                               Severability.  If any provision of any of the Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

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18.                               Entirety.  This Agreement, the other Loan Documents and the other documents relating to the Secured Obligations represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to any of the Loan Documents, any other documents relating to the Secured Obligations, or the transactions contemplated herein and therein.

19.                               Other Security.  To the extent that any of the Secured Obligations are now or hereafter secured by property other than the Collateral (including, without limitation, real property and securities owned by an Obligor), or by a guarantee, endorsement or property of any other Person, then the Administrative Agent shall have the right to proceed against such other property, guarantee or endorsement upon the occurrence and during the continuance of any Event of Default, and the Administrative Agent shall have the right, in its sole discretion, to determine which rights, security, liens, security interests or remedies the Administrative Agent shall at any time pursue, relinquish, subordinate, modify or take with respect thereto, without in any way modifying or affecting any of them or the Secured Obligations or any of the rights of the Administrative Agent or the Lenders under this Agreement, under any other of the Loan Documents or under any other document relating to the Secured Obligations.

20.                               [Intentionally Omitted].

21.                               Joinder.  At any time after the date of this Agreement, one or more additional Persons may become party hereto by executing and delivering to the Administrative Agent a joinder agreement.  Immediately upon such execution and delivery of such joinder agreement (and without any further action), each such additional Person will become a party to this Agreement as an “Obligor” and have all of the rights and obligations of an Obligor hereunder and this Agreement and the schedules hereto shall be deemed amended by such joinder agreement.

22.                               Rights of Required Lenders.  All rights of the Administrative Agent hereunder, if not exercised by the Administrative Agent, unless waived in writing may be exercised by the Required Lenders.

23.                               Consent of Issuers of Pledged Equity.  Each issuer of Pledged Equity party to this Agreement hereby acknowledges, consents and agrees to the grant of the security interests in such Pledged Equity by the applicable Obligors pursuant to this Agreement, together with all rights accompanying such security interest as provided by this Agreement and applicable law, notwithstanding any anti-assignment provisions in any operating agreement, limited partnership agreement or similar organizational or governance documents of such issuer.

24.                               Amendment and Restatement.  This Agreement amends and restates in its entirety the Amended and Restated Security and Pledge Agreement dated as of July 18, 2013 among the Obligors identified therein and Bank of America, N.A., as Administrative Agent.

[remainder of page intentionally left blank]

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Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

OBLIGORS:	KAPSTONE KRAFT PAPER CORPORATION,
a Delaware corporation

By:
Name:
Title:

KAPSTONE PAPER AND PACKAGING CORPORATION,
a Delaware corporation

By:
Name:
Title:

KAPSTONE CHARLESTON KRAFT LLC,
a Delaware limited liability company

By:
Name:
Title:

KAPSTONE CONTAINER CORPORATION,
a Georgia corporation

By:
Name:
Title:

LONGVIEW FIBRE PAPER AND PACKAGING, INC.,
a Washington corporation

By:
Name:
Title:

KAPSTONE KRAFT PAPER CORPORATION

SECOND AMENDED AND RESTATED

SECURITY AND PLEDGE AGREEMENT

JUNE 2015

VICTORY PACKAGING L.P.*,
a Texas limited partnership

By:
Name:
Title:

VICTORY PACKAGING MAQUILLA DORA LLC*,
a Texas limited liability company

By:
Name:
Title:

*intending and confirming by this signature to join this Agreement as an “Obligor” immediately upon the consummation of the Victory Acquisition

KAPSTONE KRAFT PAPER CORPORATION

SECOND AMENDED AND RESTATED

SECURITY AND PLEDGE AGREEMENT

JUNE 2015

Accepted and agreed to as of the date first above written.

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

KAPSTONE KRAFT PAPER CORPORATION

SECOND AMENDED AND RESTATED

SECURITY AND PLEDGE AGREEMENT

JUNE 2015

EXHIBIT 4(a)(ii)

IRREVOCABLE STOCK POWER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to

the following Capital Securities of                                           , a                          corporation:

No. of Shares	Certificate No.

and irrevocably appoints                                                                      its agent and attorney-in-fact to transfer all or any part of such Capital Securities and to take all necessary and appropriate action to effect any such transfer.  The agent and attorney-in-fact may substitute and appoint one or more persons to act for him.  The effectiveness of a transfer pursuant to this stock power shall be subject to any and all transfer restrictions referenced on the face of the certificates evidencing such interest or in the certificate of incorporation or bylaws of the subject corporation, to the extent they may from time to time exist.

By:
Name:
Title:

EXHIBIT G

FORM OF SECURED PARTY DESIGNATION NOTICE

Date:                    ,

To:	Bank of America, N.A.,
as Administrative Agent
Agency Management
135 South LaSalle Street, 5th Floor
Mail Code: IL4-135-05-41
Chicago, IL 60603
Attention: Fani Davison

Ladies and Gentlemen:

THIS SECURED PARTY DESIGNATION NOTICE (this “Designation Notice”) is made by                                               , a                              corporation (the “[Cash Management Bank/Hedge Bank]”), to BANK OF AMERICA, N.A. (“Bank of America”), as administrative agent under the Credit Agreement referred to below (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”).  All capitalized terms not defined herein shall have the meaning ascribed to them in the Credit Agreement.

W I T N E S S E T H :

WHEREAS, KAPSTONE KRAFT PAPER CORPORATION, a Delaware corporation (the “Borrower”), KAPSTONE PAPER AND PACKAGING CORPORATION and certain Subsidiaries of the Borrower (the “Guarantors”), the Lenders party thereto and the Administrative Agent have entered into that certain Second Amended and Restated Credit Agreement, dated as of June 1, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) pursuant to which certain loans and financial accommodations have been made to the Borrower;

WHEREAS, in connection with the Credit Agreement, the Borrower and the Guarantors have executed certain Collateral Documents in favor of certain holders of the Obligations (the “Secured Parties”);

WHEREAS, in connection with the Credit Agreement, a [Cash Management Bank/Hedge Bank] is permitted to designate its [Cash Management Agreement/Swap Contract] as a [“Secured Cash Management Agreement”/”Secured Hedge Agreement”] under the Credit Agreement and the Collateral Documents;

WHEREAS, the Credit Agreement requires that the [Cash Management Bank/Hedge Bank] deliver this Designation Notice to the Administrative Agent; and

WHEREAS, the [Cash Management Bank/Hedge Bank] has agreed to execute and deliver this Designation Notice in order to become a [Cash Management Bank/Hedge Bank] and Secured Party under the Credit Agreement and the other Loan Documents.

1.                                      Designation.  [                          ] hereby designates (x) itself as a [Cash Management Bank/Hedge Bank] under the Credit Agreement and (y) the [Cash Management

Agreement/Swap Contract] described on Schedule 1 hereto to be a “[Secured Cash Management Agreement/Secured Hedge Agreement]” and hereby represents and warrants to the Administrative Agent that such [Cash Management Agreement/Swap Contract] satisfies all the requirements under the Loan Documents to be so designated including that such [Cash Management Bank/Hedge Bank] was a Lender or Affiliate of a Lender at the time such [Cash Management Agreement/Swap Contract] was entered into.  By executing and delivering this Designation Notice, the [Cash Management Bank/Hedge Bank], as provided in the Credit Agreement, hereby agrees to be bound by all of the provisions of the Loan Documents which are applicable to it as a [Cash Management Bank/Hedge Bank] or a Secured Party thereunder and hereby (a) confirms that it has received a copy of the Loan Documents and such other documents and information as it has deemed appropriate to make its own decision to enter into this Designation Notice, (b) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto, and (c) agrees that it will be bound by the provisions of the Loan Documents and will perform in accordance with its terms all the obligations which by the terms of the Loan Documents are required to be performed by it as a [Cash Management Bank/Hedge Bank] or Secured Party (as defined in the Security Agreement).  Notwithstanding anything to the contrary contained in Section 11.04 of the Credit Agreement, to the extent (w) there are any amounts owed to the [Cash Management Bank/Hedge Bank] in respect of Secured Hedge Agreements or Cash Management Agreements, (x) the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of Section 11.04 of the Credit Agreement to be paid by them to the Administrative Agent, (y) the Administrative Agent has taken action with respect of the Collateral or any breach of the Loan Documents by a Loan Party, and (z) the [Cash Management Bank/Hedge Bank] shares in the proceeds of such Collateral, the [Cash Management Bank/Hedge Bank] agrees to indemnify the Administrative Agent with respect to any action taken by it in respect of (i) the Collateral or (ii) any breach of the Loan Documents by any Loan Party, and agrees to undertake and fulfill a portion of the liability of the Lenders under Section 11.04 of the Credit Agreement (without relieving the Lenders of their obligations) in an amount equal to, as of any date of determination, the product of (a) the aggregate liability of the Lenders under Section 11.04 as of such date multiplied by (b) a fraction, the numerator of which shall be the aggregate amount owed to the [Cash Management Bank/Hedge Bank] in respect of Secured Hedge Agreements or Cash Management Agreements and the denominator of which shall be the sum of the aggregate Outstanding Amount under the Credit Agreement and all amounts owed in respect of Secured Hedge Agreements or Cash Management Agreements.

2.                                      The address and facsimile number for notices to the undersigned pursuant to the Credit Agreement is as follows:

[set forth address and facsimile number for notices]

3.                                      GOVERNING LAW.  THIS DESIGNATION NOTICE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has caused this Designation Notice to be duly executed and delivered as of the date first above written.

[CASH MANAGEMENT BANK/HEDGE BANK]

a

By:
Name:
Title:

ACCEPTED AND
ACKNOWLEDGED BY:

BANK OF AMERICA, N.A.,
as the Administrative Agent

By:
Name:
Title:

EXHIBIT H-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of June 1, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Kapstone Kraft Paper Corporation, a Delaware corporation (the “Borrower”), Kapstone Paper and Packaging Corporation, a Delaware corporation (the “Parent”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20

EXHIBIT H-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of June 1, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Kapstone Kraft Paper Corporation, a Delaware corporation (the “Borrower”), Kapstone Paper and Packaging Corporation, a Delaware corporation (the “Parent”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20

EXHIBIT H-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of June 1, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Kapstone Kraft Paper Corporation, a Delaware corporation (the “Borrower”), Kapstone Paper and Packaging Corporation, a Delaware corporation (the “Parent”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20

EXHIBIT H-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of June 1, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Kapstone Kraft Paper Corporation, a Delaware corporation (the “Borrower”), Kapstone Paper and Packaging Corporation, a Delaware corporation (the “Parent”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20

EXHIBIT I

FORM OF

PERMITTED LOAN PURCHASE ASSIGNMENT AND ACCEPTANCE

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of June 1, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Kapstone Kraft Paper Corporation, a Delaware corporation (the “Borrower”), Kapstone Paper and Packaging Corporation, a Delaware corporation (the “Parent”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Assignor identified on Schedule l hereto (the “Assignor”) and the [Borrower][Holdings][[        ], a subsidiary of Holdings] (the “Assignee”) agree as follows:

1.                                      The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below) and pursuant to the terms and conditions set forth in the Credit Agreement for Permitted Loan Purchases (including, without limitation, Section 11.06(i) thereof), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

2.                                      The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Permitted Loan Purchase Assignment and Acceptance and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Parent, any of its Subsidiaries or any other obligor or the performance or observance by the Parent, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (d) attaches any Notes held by it evidencing the Assigned Facilities.  [To the extent the Assignor has retained any interest in the Assigned Facility, the Assignor hereby requests that the Administrative Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).](5)

3.                                      The Assignee (a) represents and warrants that it is legally authorized to enter into this Permitted Loan Purchase Assignment and Acceptance and has taken all action necessary to execute

(5)  To be included, as necessary, if Note is requested by Assignor.

and deliver this Permitted Loan Purchase Assignment and Acceptance and to consummate the transaction contemplated hereby; (b) represents and warrants that it satisfied the requirements, if any, specified in the Credit Agreement that are required to be satisfied in order to make a Permitted Loan Purchase of the Assigned Interest (including, without limitation, that no proceeds of the Revolving Facility shall be used to finance the purchase of the Assigned Interest); and (c) agrees that it will be bound by the provisions of the Credit Agreement.

4.                                      The effective date of this Permitted Loan Purchase Assignment and Acceptance shall be the date on which this Permitted Loan Purchase Assignment and Acceptance is executed (the “Effective Date”).  Following the execution of this Permitted Loan Purchase Assignment and Acceptance, it will be delivered to the Administrative Agent for recording pursuant to the Credit Agreement, effective as of the Effective Date and the Assigned Interest shall be deemed to be automatically and immediately cancelled and extinguished.  The Administrative Agent shall update the Register, effective as of the Effective Date, to record such event as if it were a prepayment of such Assigned Interest.

5.                                      From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date.  No payments in respect of the Assigned Interest (which shall be deemed to have been cancelled and extinguished as of the Effective Date) shall be due to the Assignor or the Assignee from and after the Effective Date.

6.                                      As of the Effective Date, the Assignor shall, to the extent provided in this Permitted Loan Purchase Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7.                                      This Permitted Loan Purchase Assignment and Acceptance shall be binding upon, and inure to the benefit of the parties hereto and their respective successors and assigns.  This Permitted Loan Purchase Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Permitted Loan Purchase Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Permitted Loan Purchase Assignment and Acceptance.

8.                                      This Permitted Loan Purchase Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Permitted Loan Purchase Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1

to Permitted Loan Purchase Assignment and Acceptance

Name of Assignor:

Effective Date of Assignment:

Principal Amount Assigned of the Term Loans	Commitment Percentage Assigned

$	%

[Name of Assignor]		[Name of Assignee]

By:		By:
	Title:		Title: